    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997

                                                        REGISTRATION NO. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                            PURE ATRIA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

           DELAWARE                              7372                       94-3141575
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)


                            1309 SOUTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94087
                                (408) 720-1600
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                            W. GEOFFREY STEIN, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                            PURE ATRIA CORPORATION
                            1309 SOUTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94087
                                (408) 720-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
        MARK A. BERTELSEN, ESQ.            ROBERT V. GUNDERSON, JR., ESQ.
   WILSON SONSINI GOODRICH & ROSATI           STEVEN M. SPURLOCK, ESQ.
       PROFESSIONAL CORPORATION          GUNDERSON DETTMER STOUGH VILLENEUVE
          650 PAGE MILL ROAD                  FRANKLIN & HACHIGIAN, LLP
       PALO ALTO, CA 94304-1050                155 CONSTITUTION DRIVE
            (415) 493-9300                      MENLO PARK, CA 94025
                                                   (415) 321-2400

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein.

                               ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
                                              PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
  TITLE OF EACH CLASS OF       AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED(1)     PER SHARE(2)        PRICE(3)         FEE(3)
----------------------------------------------------------------------------------------------
 Common Stock, $0.0001
  par value.............     2,000,000 shares  Not Applicable         $ 0             $ 0
==============================================================================================

(1) Represents an estimate of the maximum number of shares of Common Stock of the Registrant issuable to the stockholders of Integrity QA Software, Inc. ("Integrity") upon consummation of the Merger (as defined herein).
(2) There is no established trading market for the shares of Integrity, which are to be converted into rights to receive shares of Common Stock of the Registrant and/or cash pursuant to the Merger.
(3) There is no established trading market for the shares of Integrity, which are to be converted into rights to receive shares of Common Stock of the Registrant and/or cash pursuant to the Merger. Therefore, estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(2) under the Securities Act, the Proposed Maximum Aggregate Offering Price (given that Integrity has an accumulated capital deficit) has been calculated on the basis of one-third of the par value of the Integrity shares. One-third of such par value was $1,580 on December 31, 1996, the most recent practicable date for determination. Additionally, it is estimated that the Registrant will pay cash in the amount of $13,357,500 in connection with the Merger. Pursuant to Rule 457(f)(3) under the Securities Act, the amount of cash paid by Registrant has been deducted from the value of the securities to be received by the Registrant. Since the Maximum Aggregate Offering Price is less than zero, there is no registration fee associated with this Registration Statement.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

===============================================================================

                          INTEGRITY QA SOFTWARE, INC.
                         1550 SOUTH BASCOM, SUITE 380
                          CAMPBELL, CALIFORNIA 95008

                                                                         , 1997

Dear Stockholder:

  You will find enclosed a written consent (the "Written Consent") of the stockholders of Integrity QA Software, Inc., a Delaware corporation ("Integrity"). The Written Consent requests your approval of the Agreement and Plan of Reorganization dated November 17, 1996 (the "Merger Agreement") by and among Integrity, Pure Atria Corporation, a Delaware corporation ("Pure Atria"), and Delaware PAI Corp., a Delaware corporation and a wholly-owned subsidiary of Pure Atria ("Merger Sub"), pursuant to which Integrity will be merged with and into Merger Sub (the "Merger").

  The Merger will become effective as soon as practicable after all necessary regulatory and stockholder approvals are obtained and certain other conditions are satisfied (the "Effective Date").

  As a result of the Merger, each outstanding share of Integrity Series A Preferred Stock will be converted into a right to receive (i) $6.50 in cash and (ii) that fraction of a share of Pure Atria Common Stock obtained by dividing $6.50 by the average of the closing prices of Pure Atria's Common Stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the Merger. Each outstanding share of Integrity Common Stock will be converted into a right to receive that fraction of a share of Pure Atria Common Stock obtained by dividing $6.3254 by the average of the closing prices of Pure Atria's Common Stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the Merger. All outstanding options and warrants to acquire Integrity capital stock will be assumed by Pure Atria, as more fully described in the accompanying Consent Solicitation Statement/Prospectus in the section entitled "Terms of the Merger--Manner and Basis of Converting Shares."

  Pure Atria is registering the issuance of the shares of Pure Atria Common Stock in the Merger under the Securities Act of 1933, as amended. The Merger is intended to be a tax-free reorganization, which will not result in recognition of any gain or loss by Integrity, Integrity stockholders or Pure Atria.

  Integrity's Board of Directors has carefully considered the terms and conditions of the proposed Merger and has determined that the Merger is fair and in the best interests of Integrity and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF INTEGRITY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In the material accompanying this letter you will find a Written Consent and a Consent Solicitation Statement/Prospectus relating to the actions to be taken by the Integrity stockholders pursuant to the Written Consent. The Consent Solicitation Statement/Prospectus more fully describes the proposed Merger and includes information about Integrity and Pure Atria. I urge you to read and consider these materials carefully. Please complete, sign, date and return your Written Consent in the enclosed envelope.

  The Merger is scheduled to be consummated on or about       , 1997. In order
to assure that your shares are voted on this important matter, you are requested to complete and sign your consent and return it in the enclosed
envelope on or before       , 1997. The consent of 60% of the outstanding
shares of Integrity Series A Preferred Stock voting separately as a single class and a majority of the outstanding shares of Integrity Common Stock and Integrity Preferred Stock voting together as a single class is required to approve the Merger.

  If the Merger is approved and consummated, you will receive detailed information on how to transmit your Integrity share certificates to obtain your shares of Pure Atria Common Stock and cash, if applicable, representing the Merger consideration.

  On behalf of your Board of Directors, thank you for your continued support.

                                             Sincerely,

                                             Integrity QA Software, Inc.

                                             Stephen J. Kahn
                                             President and Chief Executive
                                              Officer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1997

                          INTEGRITY QA SOFTWARE, INC.
                         CONSENT SOLICITATION STATEMENT

                                  -----------

                             PURE ATRIA CORPORATION
                                   PROSPECTUS

                                  -----------

  This Consent Solicitation Statement/Prospectus is being furnished to stockholders of Integrity QA Software, Inc., a Delaware corporation ("Integrity"), in connection with the solicitation of written consents concerning the proposed acquisition of Integrity by Pure Atria Corporation, a Delaware corporation ("Pure Atria"), by means of the merger (the "Merger") of Integrity with and into Delaware PAI Corp., a Delaware corporation and a wholly-owned subsidiary of Pure Atria (the "Merger Sub"), pursuant to the terms set forth in the Agreement and Plan of Reorganization, dated as of November 17, 1996 (the "Merger Agreement"), by and among Pure Atria, Merger Sub and Integrity.

  This Consent Solicitation Statement/Prospectus also constitutes the Prospectus of Pure Atria filed as part of a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,000,000 shares of common stock, $0.0001 par value per share, of Pure Atria ("Pure Atria Common Stock") to be issued to holders of (i) Series A Preferred Stock, par value $0.001 per share, of Integrity ("Integrity Preferred Stock") and (ii) common stock, par value $0.001 per share, of Integrity ("Integrity Common Stock" and, together with the Preferred Stock, "Integrity Capital Stock") upon consummation of the Merger.

  Subject to the terms and conditions of the Merger Agreement, each outstanding share of Integrity Preferred Stock will be converted into a right to receive
(i) $6.50 in cash and (ii) that fraction of a share of Pure Atria Common Stock obtained by dividing $6.50 by the average of the closing prices of Pure Atria's Common Stock as quoted on The Nasdaq Stock Market's Nasdaq National Market ("Nasdaq") for the five trading days immediately preceding the closing date of the Merger. Each outstanding share of Integrity Common Stock will be converted into a right to receive that fraction of a share of Pure Atria Common Stock obtained by dividing $6.3254 by the average of the closing prices of Pure Atria's Common Stock as quoted on Nasdaq for the five trading days immediately preceding the closing date of the Merger. Cash will be paid in lieu of any fractional shares of Pure Atria Common Stock. All outstanding options and warrants to acquire Integrity Capital Stock will be assumed by Pure Atria, as more fully described in the accompanying Consent Solicitation Statement/Prospectus in the section entitled "The Merger Agreement--Manner and Basis of Converting Shares."

  This Consent Solicitation Statement/Prospectus and the accompanying form of written consent are first being mailed to stockholders of Integrity on or about
      , 1997.

                                  -----------

 SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS
         THAT  SHOULD  BE  CONSIDERED  BY INTEGRITY  STOCKHOLDERS  IN
          EVALUATING THE PROPOSALS TO BE VOTED ON BY WRITTEN CONSENT
             AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

                                  -----------

NEITHER THIS TRANSACTION  NOR  THE  SECURITIES  OF  PURE ATRIA OFFERED HEREBY
    HAVE  BEEN  APPROVED  OR  DISAPPROVED  BY  THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE  COMMISSION  OR ANY STATE SECURITIES  COMMISSION
         PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF THIS  CONSENT
           SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The date of this Consent Solicitation Statement/Prospectus is       , 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION..................................................... iii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  Solicitation of Written Consents of Stockholders of Integrity...........   1
  The Merger..............................................................   2
  The Merger Agreement....................................................   3
  Selected Historical and Pro Forma Financial Data........................   7
RISK FACTORS..............................................................  10
  Uncertainties in Integrity Product Development, Marketing and Sales.....  10
  Uncertainties Relating to Acquisition Strategy, Integration of Integrity
   Operations and Integration of Recently Acquired Companies..............  10
  Risks Associated with Expansion into New Markets; Emerging Market for
   ASQ Tools..............................................................  11
  Potentially Dilutive Effect of Exchange Ratio...........................  11
  Costs Of Integration; Transaction Expenses..............................  12
  Effects of Merger on Customers..........................................  12
  Dependence on Unix Operating System.....................................  12
  Fluctuations in Quarterly Results; Future Operating Results Uncertain...  12
  Rapid Technological Change; New Product Delays; Risk of Product Defects.  13
  Management of Growth; Dependence on Key Personnel.......................  13
  Competition; Risks of Litigation and Potential Litigation...............  14
  International Sales; Currency Fluctuations..............................  15
  Dependence on Proprietary Technology; Risk of Third Party Claims for In-
   fringement.............................................................  15
  Volatility Of Stock Prices..............................................  16
  Effect of Antitakeover Provisions of Delaware Law and Pure Atria's Char-
   ter Documents..........................................................  16
SOLICITATION OF WRITTEN CONSENT OF INTEGRITY STOCKHOLDERS.................  17
  General.................................................................  17
  Matters to Be Approved by Written Consent...............................  17
  Record Date; Shares Entitled to Vote; Vote Required.....................  17
  Written Consents; Written Consent Solicitation..........................  17
THE MERGER................................................................  18
  Pure Atria's Reasons for the Merger.....................................  18
  Integrity's Reasons for the Merger......................................  18
  Background of the Merger................................................  18
  Recommendations of Board of Directors of Integrity......................  20
  Interests of Certain Persons in the Merger..............................  20
  Accounting Treatment....................................................  21
  Certain Federal Income Tax Considerations...............................  21
  Governmental and Regulatory Approvals...................................  24
  Appraisal and Dissenters' Rights........................................  24

                                                                            PAGE
                                                                            ----
THE MERGER AGREEMENT......................................................   27
  Effective Time..........................................................   27
  Manner and Basis of Converting Shares...................................   27
  Stock Ownership Following the Merger....................................   28
  Legal Structure of Merger...............................................   28
  Representations and Warranties..........................................   28
  Conduct of Integrity's Business Pending the Merger......................   29
  No Solicitation.........................................................   30
  Conditions to the Merger................................................   31
  Termination or Amendment of Merger Agreement............................   32
  Expenses; Fees..........................................................   32
  Non-Competition Agreements..............................................   33
  Affiliate Agreements....................................................   33
  Voting Agreements.......................................................   33
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............   35
APPLICABILITY OF CALIFORNIA LAW TO INTEGRITY..............................   39
DESCRIPTION OF CAPITAL STOCK..............................................   39
COMPARISON OF RIGHTS OF HOLDERS OF PURE ATRIA COMMON STOCK AND HOLDERS OF
 INTEGRITY CAPITAL STOCK..................................................   42
PURE ATRIA BUSINESS.......................................................   43
PURE ATRIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................   50
PURE ATRIA MANAGEMENT AND EXECUTIVE COMPENSATION..........................   57
PURE ATRIA CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................   62
PURE ATRIA SECURITY OWNERSHIP.............................................   63
STOCK PRICE AND DIVIDEND INFORMATION......................................   64
INTEGRITY BUSINESS........................................................   65
INTEGRITY MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
 AND FINANCIAL CONDITION..................................................   67
INTEGRITY MANAGEMENT AND EXECUTIVE COMPENSATION...........................   68
INTEGRITY CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................   71
INTEGRITY SECURITY OWNERSHIP..............................................   72
EXPERTS...................................................................   73
LEGAL MATTERS.............................................................   73
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1
ANNEX A--Agreement and Plan of Reorganization, dated as of November 17,
         1996, by and among Pure Atria Corporation, Delaware PAI Corp. and
         Integrity QA Software, Inc.......................................  A-1
ANNEX B--Section 262 of the Delaware General Corporation Law..............  B-1
ANNEX C--Chapter 13 of the California General Corporation Law.............  C-1

                             AVAILABLE INFORMATION

  Pure Atria is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Pure Atria Common Stock is quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  This Consent Solicitation Statement/Prospectus does not contain all the information set forth in the Form S-4, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Consent Solicitation Statement/Prospectus concerning the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Form S-4, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Form S-4. Copies of the Form S-4 and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF WRITTEN CONSENTS OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURE ATRIA OR INTEGRITY. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                               ----------------

                                  TRADEMARKS

  This Consent Solicitation Statement/Prospectus contains trademarks of Pure Atria and Integrity and may contain other trademarks.

                               ----------------

                          FORWARD-LOOKING STATEMENTS

  This Consent Solicitation Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those set forth in the risk factors set forth herein. Reference is made to the particular discussions set forth under "The Merger--Pure Atria's Reasons for the Merger," "--Integrity's Reasons for the Merger," "Pure Atria Business," "Pure Atria Management's Discussion and Analysis of Financial Condition and Results of Operations," "Integrity Business" and "Integrity Management's Discussion and Analysis of Financial Condition and Results of Operations." In connection with forward-looking statements which appear in these disclosures, stockholders should carefully review the factors set forth in this Consent Solicitation Statement/Prospectus under "Risk Factors."

                               ----------------

  All information contained in this Consent Solicitation Statement/Prospectus with respect to Pure Atria and Merger Sub has been provided by Pure Atria. All information contained in this Consent Solicitation Statement/Prospectus with respect to Integrity has been provided by Integrity.

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus. This summary is not a complete statement of all material elements of the proposals to be voted on and reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing elsewhere in this Consent Solicitation Statement/Prospectus and in the information and documents annexed hereto.

THE COMPANIES

  Pure Atria. Pure Atria develops, markets and supports a comprehensive, integrated suite of software products that are designed to improve the software development process and enable the production of reliable, high-quality software. Pure Atria's products, which include ClearCase, Purify, PureDDTS and PurePerformix, comprise a family of tools for use from initial software development through quality assurance and deployment. These products are designed to control the software development process, improve software reliability, reduce development and testing cost, shorten time-to-market and increase the predictability of software development cycles.

  Pure Atria's products are sold directly by telephone and field sales personnel in North America, Europe and Japan and through distributors in these regions and a variety of other countries. Pure Atria's products are used by information systems departments that develop software to support internal operations, engineering departments that develop software as a component of a manufactured product and independent software vendors that develop software for resale.

  In August 1996, Pure Software Inc. ("Pure") and Atria Software, Inc. ("Atria") effected a strategic combination of the two companies through the merger of a wholly-owned subsidiary of Pure with and into Atria (the "Pure Atria Combination"). In connection with the Pure Atria Combination, Pure changed its name to Pure Atria Corporation. Pure Atria was initially incorporated in California in 1991 and was reincorporated in Delaware in July 1995. Pure Atria maintains executive offices at 1309 South Mary Avenue, Sunnyvale, California 94087, and its telephone number is (408) 720-1600.

  Merger Sub. Merger Sub, which is a wholly-owned subsidiary of Pure Atria, was recently incorporated in Delaware for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 1309 South Mary Avenue, Sunnyvale, California 94087, and its telephone number is (408) 720-1600.

  Integrity. Integrity was founded to develop, market and support automated software quality ("ASQ") products for use in software development and design. Integrity is currently developing a suite of software testing applications and tools that is designed to automatically detect software defects and assist development teams in removing bugs from their products. Integrity's product suite is designed to assist software developers in ascertaining whether software programs in development will meet functional and performance specifications. Integrity believes that, upon successful completion of product development, its product suite can be used to reduce time to market, enhance software performance and lower development costs.

  Integrity was incorporated in Delaware in November 1995. Integrity's principal executive offices are located at 1550 South Bascom Avenue, Suite 380, Campbell, California 95008, and its telephone number is (408) 369-2250.

SOLICITATION OF WRITTEN CONSENTS OF STOCKHOLDERS OF INTEGRITY

  Purpose. A written consent of stockholders of Integrity (the "Written
Consent") will be mailed on or about      , 1997. The purpose of the Written
Consent is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  Record Date and Vote Required. Only Integrity stockholders of record at the close of business on November 27, 1996 (the "Record Date") are entitled to vote by Written Consent. Under the Merger Agreement, it is a condition to consummation of the Merger that the Merger Agreement and the transactions contemplated thereby be approved by the affirmative vote of holders of 60% of the outstanding shares of Integrity Preferred Stock, voting separately as a class, and the affirmative vote of a majority of the outstanding shares of Integrity Common Stock and Integrity Preferred Stock, voting together as a single class.

  As of the Record Date, there were outstanding an aggregate of 2,025,000 shares of Integrity Preferred Stock held by six holders of record and 2,250,000 shares of Integrity Common Stock held by two holders of record.

THE MERGER

  Reasons for the Merger. In the discussions that led to the signing of the Merger Agreement, Pure Atria and Integrity each identified a number of potential benefits resulting from the Merger. Pure Atria's Board of Directors believes that the addition of the product suite being developed by Integrity to the Pure Atria product line will enhance Pure Atria's opportunity to address key aspects of, and achieve greater scale and presence in, the ASQ market, as well as expand the number of products it can sell to its existing customer base. Moreover, the addition of the technical and marketing expertise of the Integrity management and product development teams with a product suite designed for the Windows and Windows NT operating systems will enhance Pure Atria's opportunity to successfully compete in markets characterized by greater usage of these operating systems and that Pure Atria considers to be strategically important. Integrity's Board of Directors identified a number of potential benefits that would accrue to Integrity and its stockholders, including the potential benefit to Integrity of direct access to Pure Atria's customer base, the increased marketing, financial and personnel resources to be made available to Integrity as a result of the Merger and the liquidity that will be available to holders of Integrity Capital Stock as a result of the Merger. See "The Merger--Pure Atria's Reasons for the Merger" and "-- Integrity's Reasons for the Merger."

  Recommendation of Integrity Board of Directors. Integrity's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Integrity and its stockholders. After careful consideration, Integrity's Board of Directors unanimously recommends a vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  Market Price Data. Pure Atria Common Stock was traded on Nasdaq under the symbol "PRSW" from Pure's initial public offering in August 1995 until August 1996, when Pure Atria's trading symbol was changed to "PASW" in connection with the Pure Atria Combination. On November 15, 1996, the last trading day before the announcement by Pure Atria and Integrity that they had signed the Merger Agreement, the closing price of Pure Atria Common Stock as reported on Nasdaq was $26.625 per share. Following the Merger, Pure Atria Common Stock will continue to be traded on Nasdaq under the symbol "PASW." On December 31, 1996, the closing price of Pure Atria Common Stock as reported on Nasdaq was $24.75. There can be no assurance as to the actual price of Pure Atria Common Stock prior to, at or at any time following the Effective Time of the Merger. See "Risk Factors" and "Stock Price and Dividend Information."

  Accounting Treatment. The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Integrity (including direct costs of the Merger) will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values at the Effective Time (as defined herein), with the excess of the purchase price over the fair value of the net identifiable assets allocated to goodwill. After the Merger, the results of operations of Integrity will be included in the consolidated financial statements of Pure Atria.

  Certain Income Tax Considerations. The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger does so qualify (i) none of Pure Atria, Integrity or Merger Sub will recognize gain or loss as a result of the Merger and (ii) holders of Integrity Capital Stock that exchange their shares for Pure Atria Common Stock and cash will recognize gain, if any, in the Merger but not in excess of the amount of cash received. However, it is possible that the Internal Revenue Service (the "IRS") may assert that the Merger does not qualify as a tax-free reorganization, and all Integrity stockholders should consult their own tax advisors. See "The Merger--Certain Federal Income Tax Considerations."

  Appraisal and Dissenters' Rights. Stockholders of Integrity who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the Delaware General Corporation Law (the "DGCL"), exercise appraisal rights and receive cash for their shares of Integrity Capital Stock. Alternatively, although Integrity is a Delaware corporation and is therefore subject to Delaware law, the California General Corporation Law (the "CGCL") provides that Integrity may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Integrity who do not vote in favor of the Merger and who comply with the other requirements of the CGCL will have a right to demand payment for, and appraisal of the "fair value" of, their shares. Although a dissenting stockholder may choose to proceed under either state's statute, a dissenting stockholder of Integrity must follow the appropriate procedures under either Delaware or California law or suffer the termination or waiver of such rights. See "The Merger--Appraisal and Dissenters' Rights" and "Applicability of California Law to Integrity."

  Regulatory Matters. Other than compliance with the federal securities laws and applicable securities and "blue sky" laws of various states, Pure Atria and Integrity are aware of no other governmental or regulatory approvals required for consummation of the Merger.

THE MERGER AGREEMENT

  Effective Time. The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time"). It is anticipated that if the Merger Agreement is approved by written consent and all other conditions of the Merger have been fulfilled or waived,
the Effective Time will occur on or about      , 1997, or on a date as soon as
practicable thereafter.

  At the Effective Time, Integrity will be merged with and into Merger Sub.

  Manner and Basis of Converting Shares. The aggregate purchase price to be paid by Pure Atria (i) in exchange for the acquisition of all shares of Integrity Capital Stock outstanding as of the Effective Time and (ii) in consideration for the assumption of all Integrity options and warrants outstanding will be determined as described below:

    Conversion of Integrity Preferred Stock. Each share of Integrity Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has exercised and perfected appraisal or dissenters' rights for such shares, as the case may be, in accordance with the applicable provisions of the DGCL or CGCL and who has not withdrawn or lost such rights ("Dissenting Shares")) will be canceled and extinguished and converted automatically into the right to receive (i) $6.50 in cash and (ii) that fraction of a share of Pure Atria Common Stock obtained by dividing $6.50 by the average of the closing prices of Pure Atria's Common Stock as quoted on Nasdaq for the five trading days immediately preceding the closing date of the Merger (the "Preferred Exchange Ratio") upon surrender of the certificate representing such share of Integrity Preferred Stock in the manner provided in a letter of transmittal to be sent to each record holder of Integrity Capital Stock promptly following the Effective Time (the "Letter of Transmittal").

    Conversion of Integrity Common Stock. Each share of Integrity Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and converted automatically into the right to receive that fraction of a share of Pure Atria Common Stock obtained by dividing $6.3254 by the average of the closing prices of Pure Atria's Common Stock as quoted on Nasdaq for the five trading days immediately preceding the closing date of the Merger (the "Common Exchange Ratio") upon surrender of the certificate representing such share of Integrity Common Stock in the manner provided in the Letter of Transmittal. Except as otherwise provided by the Waiver and Amendment Agreements, shares of Integrity Common Stock which are subject to a repurchase option by Integrity prior to the Merger will be subject to a repurchase option by Pure Atria, on the same terms, after the Merger.

    Exchange of Integrity Stock Certificates. At or promptly after the Effective Time, Pure Atria, acting through U.S. Stock Transfer Corp. as its exchange agent (the "Exchange Agent"), will deliver to each Integrity stockholder of record a Letter of Transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of Integrity Capital Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF INTEGRITY CAPITAL STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. At the Effective Time, each then outstanding option to purchase Integrity Common Stock, whether vested or unvested, and warrant to purchase Integrity Preferred Stock will be assumed by Pure Atria without any action on the part of the holder thereof. OPTION AND WARRANT AGREEMENTS NEED NOT BE SURRENDERED. See "The Merger Agreement--Manner and Basis of Converting Shares."

    No Fractional Shares. No fractional shares of Pure Atria Common Stock will be issued in the Merger. Holders of Integrity Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pure Atria Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash in the amount equal to such fraction multiplied by the average closing price of Pure Atria Common Stock for the five trading days immediately preceding the closing date of the Merger, as reported on Nasdaq.

    Stock Options. At the Effective Time, each outstanding option to purchase shares of Integrity Common Stock (each an "Integrity Option") under Integrity's 1995 Stock Option Plan (the "Integrity Option Plan"), whether vested or unvested, will be assumed by Pure Atria, in connection with the Merger. Each Integrity Option so assumed by Pure Atria under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Integrity Option Plan and/or as provided in the respective option agreements governing such Integrity Option immediately prior to the Effective Time, except that (i) such Integrity Option will be exercisable for that number of whole shares of Pure Atria Common Stock equal to the product of the number of shares of Integrity Common Stock that were issuable upon exercise of such Integrity Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Pure Atria Common Stock and (ii) the per share exercise price for the shares of Pure Atria Common Stock issuable upon exercise of such assumed Integrity Option will be equal to the quotient determined by dividing the exercise price per share of Integrity Common Stock at which such Integrity Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Pure Atria and Integrity that the Integrity Options assumed by Pure Atria qualify following the Effective Time as incentive stock options under the Code, to the extent the Integrity Options qualified as incentive stock options immediately prior to the Effective Time.

    Warrants. Each warrant to purchase shares of Integrity Preferred Stock outstanding at the Effective Time will be, in connection with the Merger, assumed by Pure Atria. Each warrant so assumed by Pure Atria under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for cash and shares of Pure

  Atria Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

  Form S-8 Registration Statement. Promptly after the closing date of the Merger, Pure Atria will file a registration on Form S-8 under the Securities Act covering the shares of Pure Atria Common Stock issuable upon exercise of Integrity Options assumed by Pure Atria at the Effective Time. See "The Merger Agreement--Manner and Basis of Converting Shares--Stock Options."

  Stock Ownership Following the Merger. As of December 31, 1996, 2,025,000 shares of Integrity Preferred Stock and 2,250,000 shares of Integrity Common Stock were issued and outstanding, and 30,000 shares of Integrity Preferred Stock were subject to outstanding warrants and 435,350 shares of Integrity Common Stock were subject to outstanding options. Based upon (i) the capitalization of Integrity on December 31, 1996, (ii) the assumption that no holder of Integrity Capital Stock exercises appraisal or dissenters' rights and
(iii) a Preferred Exchange Ratio and a Common Exchange Ratio based on the closing price of Pure Atria Common Stock on December 31, 1996 (the "Exchange Ratio Assumptions"), an aggregate of 1,106,854 shares of Pure Atria Common Stock will be issued to Integrity stockholders in the Merger, and Pure Atria will assume warrants to purchase an additional 7,878 shares of Pure Atria Common Stock and options to purchase an additional 111,263 shares of Pure Atria Common Stock. Based upon the number of shares of Pure Atria Common Stock issued and outstanding as of December 31, 1996 and after giving effect to the issuance of Pure Atria Common Stock following the Merger as described above, the former holders of Integrity Capital Stock would hold, and have voting power with respect to, approximately 2.7% of Pure Atria's total issued and outstanding shares.

  Conditions to the Merger. Consummation of the Merger is subject to the satisfaction of various conditions, including the approval of the Merger by the requisite vote of the stockholders of Integrity. Consummation of the Merger is also subject to the satisfaction of the following conditions: no injunction, court order or other legal restraint preventing the consummation of the Merger shall be in effect; Pure Atria and Integrity shall have received opinions from their respective counsel to the effect that the Merger will constitute a "reorganization" within the meaning of the Code; the Form S-4 filed with the Commission relating to the shares of Pure Atria Common Stock to be issued in connection with the Merger shall be effective and such shares shall have been authorized for listing on Nasdaq; and the Commission shall not have issued any stop order preventing the sale or issuance of Pure Atria Common Stock. In addition, the obligations of Integrity to consummate the Merger are subject to certain conditions, including the following: the representations and warranties of Pure Atria and Merger Sub contained in the Merger Agreement shall be true and correct, except for such breaches, inaccuracies or omissions which do not have a material adverse effect on Pure Atria; Pure Atria and Merger Sub shall have performed in all material respects with all agreements and covenants required by the Merger Agreement; and Integrity shall have received a legal opinion from counsel to Pure Atria. The obligations of Pure Atria to consummate the Merger are subject to certain conditions, including the following: the representations and warranties of Integrity contained in the Merger Agreement shall be true and correct, except for such breaches, inaccuracies or omissions which do not have a material adverse effect on Integrity; Integrity shall have performed in all material respects with all agreements and covenants required by the Merger Agreement; and Pure Atria shall have received a legal opinion from legal counsel to Integrity. See "The Merger Agreement--Conditions to the Merger."

  Termination; Fees. The Merger Agreement may be terminated under certain circumstances, including, without limitation, by mutual written consent of Pure Atria and Integrity and by either Pure Atria or Integrity if the other party commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement or if the Merger is not consummated on or before February 28, 1997. If the Merger Agreement is terminated by Pure Atria for any reason other than those described in the section herein entitled "The Merger Agreement--Termination or Amendment of Merger Agreement," Pure Atria has agreed to pay Integrity the sum of $5 million as liquidated damages for the breach giving rise to such termination. See "The Merger Agreement--Termination or Amendment of Merger Agreement" and "--Expenses; Fees."

  Affiliate Agreements. The persons identified by Integrity as "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities
Act) of Integrity (the "Integrity Affiliates") have entered into agreements (the "Affiliate Agreements") with Pure Atria providing that such person will not offer to sell or otherwise dispose of any Pure Atria Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations thereunder. In order to help ensure that the Merger will qualify as a "reorganization" under Section 368(a) of the Code, the Affiliate Agreements contain a covenant that such affiliate will make reasonable representations to Integrity and Pure Atria that will allow their respective legal counsel to deliver opinions that the Merger will constitute a "reorganization" under Section 368(a) of the Code. See "The Merger Agreement-- Affiliate Agreements."

  Voting Agreements. Each Integrity Affiliate has entered into a voting agreement (the "Voting Agreements") with Pure Atria. Pursuant to the Voting Agreements, which are irrevocable, each of the Affiliates has agreed, among other things, to vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. The vote in accordance with the Voting Agreements of the shares of Integrity Common Stock and Integrity Preferred Stock subject to the Voting Agreements will be adequate to approve the Merger Agreement and the Merger by Integrity stockholders. See "The Merger Agreement--Voting Agreements."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following selected historical financial information of Pure Atria and Integrity has been derived from their respective historical financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, included elsewhere in this Consent Solicitation Statement/Prospectus. The selected pro forma financial information is derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a purchase and should be read in conjunction with such unaudited pro forma statements and the notes thereto included in this Consent Solicitation Statement/Prospectus. For purposes of the pro forma operating data, Pure Atria's consolidated financial statements for the nine months ended September 30, 1996 have been combined with the Integrity financial statements for the period from inception (November 1, 1995) through September 30, 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.

              PURE ATRIA SELECTED HISTORICAL FINANCIAL INFORMATION

                                                                    NINE MONTHS
                                                                       ENDED
                                 YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                          --------------------------------------  -----------------
                           1991    1992   1993    1994    1995     1995      1996
                          ------  ------ ------- ------- -------  -------  --------
HISTORICAL CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $2,255  $8,413 $21,187 $42,758 $84,185  $58,689  $ 94,714
Gross margin............   1,719   7,444  19,338  38,776  76,320   53,213    84,995
In-process research and
 development............     --      --      --      --   11,600   11,600       --
Merger and integration..     --      --      --      --    2,961      --     35,255
Income (loss) from
 operations.............    (804)    456   1,590   5,927    (563)  (2,098)  (17,003)
Net income (loss).......    (713)    223   1,646   5,427  (3,522)  (3,016)  (13,244)
Pro forma net income
 (loss)(1)..............                           5,132  (4,246)  (3,740)
Net income (loss) per
 share..................                                                   $  (0.33)
Pro forma net income
 (loss) per share(1)....                         $  0.14 $ (0.11) $ (0.10)
Shares used in per share
 computations...........                          36,394  37,600   38,852    39,706

                                    AS OF DECEMBER 31,                   AS OF
                         ------------------------------------------- SEPTEMBER 30,
                          1991     1992     1993     1994     1995       1996
                         -------  -------  -------  ------- -------- -------------
HISTORICAL CONSOLIDATED
 BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............ $ 1,967  $ 7,123  $ 8,253  $42,532 $ 78,534   $ 93,790
Working capital.........   1,793    7,172    7,251   35,869   65,024     60,563
Total assets............   2,292    9,912   15,234   54,716  110,074    136,892
Redeemable convertible
 preferred stock........   2,372    8,553    8,564    6,467      --         --
Total stockholders'
 equity.................  (1,240)  (1,602)     (87)  32,980   75,855     72,880

              INTEGRITY SELECTED HISTORICAL FINANCIAL INFORMATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                                         PERIOD FROM INCEPTION
                                                          (NOVEMBER 1, 1995)
                                                                THROUGH
                                                          SEPTEMBER 30, 1996
                                                         ---------------------
HISTORICAL STATEMENT OF OPERATIONS DATA:
Operating expenses......................................       $  1,191
Net loss................................................         (1,164)
Accretion on Series A Preferred Stock and warrants......           (411)
Net loss attributable to common stock...................         (1,575)
Net loss attributable to common stock per share.........          (0.70)
Shares used in per share computation....................          2,250
                                                                 AS OF
                                                          SEPTEMBER 30, 1996
                                                         ---------------------
HISTORICAL BALANCE SHEET DATA:
Cash....................................................       $    917
Working capital.........................................            830
Total assets............................................          1,114
Long-term obligations...................................            148
Redeemable securities...................................          2,424
Total common stockholders' deficit......................         (1,573)

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

                                                           NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1996
                                                         ---------------------
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
 DATA(2):
Revenues................................................       $ 94,714
Merger and integration..................................         35,255
Loss from operations....................................        (18,194)
Net loss................................................        (14,408)
Net loss per share......................................          (0.35)
Shares used in per share computation....................         40,813
Integrity equivalent loss per share(3)..................          (0.09)
                                                                 AS OF
                                                          SEPTEMBER 30, 1996
                                                         ---------------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......       $ 81,349
Working capital.........................................         43,035
Total assets............................................        124,648
Stockholders' equity....................................         55,373

                                                                    AS OF
                                                              SEPTEMBER 30, 1996
                                                              ------------------
PRO FORMA BOOK VALUE (DEFICIT) PER SHARE:
  Historical Pure Atria(3)...................................       $1.81
  Historical Integrity(3)....................................       (0.70)
  Combined Pro Forma Per Pure Atria Share(4).................        1.34
  Equivalent Combined Pro Forma(5) Per Integrity Share.......        0.34

--------
(1) On November 21, 1995, Pure Atria acquired Performix, Inc. ("Performix"). The acquisition was accounted for as a pooling of interests. Pro forma net income (loss) includes a provision for income taxes as if Performix had been a C Corporation, fully subject to federal and state income taxes. Prior to its acquisition by Pure Atria, Performix had elected S Corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes.
(2) The pro forma combined condensed statement of operations includes Pure Atria's results of operations for the nine month period ended September 30, 1996 and Integrity's results of operations for the period from inception (November 1, 1995) through September 30, 1996. Such results of operations exclude the nonrecurring charges for in-process research and development associated with this transaction.
(3) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock, outstanding at the end of the period.
(4) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of September 30, 1996.
(5) The Integrity equivalent per share amounts are calculated by multiplying the related combined pro forma per share amounts by the Common Exchange Ratio of 0.25557 shares of Pure Atria common stock for each share of Integrity common stock.

  See Unaudited "Pro-Forma Combined Condensed Financial Information" and accompanying notes thereto.

                                 RISK FACTORS

  The following risk factors should be considered carefully in evaluating the proposals to be acted on by written consent by Integrity stockholders and the acquisition of the securities offered hereby. Sections in this Consent Solicitation Statement/Prospectus contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors, including those set forth below and elsewhere herein.

UNCERTAINTIES IN INTEGRITY PRODUCT DEVELOPMENT, MARKETING AND SALES

  In order for Pure Atria to successfully derive value from the Merger, the product suite currently being developed by Integrity must be developed in a timely manner, with the features, functions, performance and other key characteristics that will adequately meet the requirements of the marketplace. Integrity was founded in November 1995 and has been primarily engaged in research and development since inception. Accordingly, Integrity has only a limited operating history upon which an evaluation of Integrity, its products and its prospects can be based. All of Integrity's products are at an early stage of development, and Integrity has not generated any product revenue. As a result, there can be no assurance that the product suite will be successfully developed in accordance with the planned schedule and in accordance with anticipated technical specifications. Furthermore, there can be no assurance that Integrity's product suite can be successfully marketed and sold by Pure Atria.

UNCERTAINTIES RELATING TO ACQUISITION STRATEGY, INTEGRATION OF INTEGRITY OPERATIONS AND INTEGRATION OF RECENTLY ACQUIRED COMPANIES

  As part of its efforts to enhance its market position and grow its business in an increasingly competitive environment, Pure Atria has addressed, and expects to continue to address, the need to develop new products through the acquisition of other companies. Acquisitions, such as the Merger, involve numerous risks including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which Pure Atria has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of an acquired company's business is accomplished in an efficient and effective manner, and there can be no assurance that this will be able to occur. Moreover, the successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. Combining an acquired company with Pure Atria requires, among other things, integration of such a company's respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration can be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following an acquisition, including the Merger, will require the dedication of management resources that may distract attention from the day-to-day business of Pure Atria. The inability of management to successfully integrate the operations of any company that Pure Atria may acquire could have a material adverse effect on the business, operating results and financial condition of Pure Atria. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives.

  Integrity and Pure Atria have entered into the Merger Agreement with the expectation that the proposed Merger will result in long-term strategic benefits. Achieving these anticipated benefits will depend in part on whether the two companies' operations can be integrated in an efficient, effective and timely manner. There can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of the companies' sales, marketing and research and development efforts. The difficulties of integration are exacerbated by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. The retention of Integrity employees is critical to ensure continued advancement, development and support of

Integrity's technology and product development and marketing efforts. The difficulties of such integration may also be increased by the complexity of the technologies being integrated. These integration activities may have an adverse impact on Integrity's product development, commercialization and marketing efforts at crucial stages in the process. There is no assurance that the foregoing will be accomplished smoothly or successfully. The integration of operations following the Merger will require the dedication of management resources, which may distract attention from the day-to-day operations of Pure Atria. The inability of management to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of Pure Atria.

  In addition, Pure Atria has recently completed the Pure Atria Combination (August 1996) and the acquisitions of Performix (November 1995) and QualTrak Corporation ("QualTrak") (March 1995), and Pure Atria may acquire other companies, products or technologies in the future. As discussed above, there can be no assurance that these transactions and the acquisition of Integrity can be effectively integrated, that such transactions will not result in costs or liabilities that could materially and adversely affect Pure Atria's business, operating results and financial condition, or that Pure Atria will obtain the anticipated or desired benefits of such transactions.

RISKS ASSOCIATED WITH EXPANSION INTO NEW MARKETS; EMERGING MARKET FOR ASQ
TOOLS

  Pure Atria expects to introduce new products and expand its product offerings in the client/server development environments. Broad market acceptance of Pure Atria's existing and yet to be released products in new markets, including acceptance in markets characterized by greater usage of the Windows and Windows NT operating systems, is critical to Pure Atria's future success. Although Pure Atria has adapted certain of its products to the Windows and Windows NT operating systems, Pure Atria's products have historically been licensed for use principally on certain versions of the Unix operating system. There can be no assurance that Pure Atria will be successful in marketing and selling products developed by Integrity, particularly in markets in which Pure Atria has not traditionally promoted or sold its products.

  Each of Integrity and Pure Atria believes that factors affecting the ability of Pure Atria's products to achieve broad market acceptance include: product performance, price, ease of adoption, displacement of existing approaches and adaptation to rapid technological change and competitive product offerings. There can be no assurance that Pure Atria will be able to respond promptly and effectively to the challenges of technological change and its competitors' innovations in these new markets, or that Pure Atria will be able to achieve the necessary market acceptance, or compete effectively, in these new markets.

  Although demand for Pure Atria's products has grown in recent years, the market for ASQ tools is still emerging and any future growth depends upon continued market acceptance of such tools. Historically, Pure Atria has been required to establish new product markets by educating prospective customers as to the advantages of its products. Pure Atria expects that new product markets will need to be established for its future products, which will require significant sales and marketing resources. There can be no assurance that Pure Atria will be successful in establishing markets for its products, that the market for such products will continue to grow, or that developers will adopt such products for the development and testing of their software. If the market for ASQ tools fails to grow or grows more slowly than Pure Atria and Integrity currently anticipate, or if Pure Atria is unable to establish product markets for its new products, Pure Atria's business, operating results and financial condition would be materially adversely affected.

POTENTIALLY DILUTIVE EFFECT OF EXCHANGE RATIO

  Under the terms of the Merger Agreement, the shares of Integrity Preferred Stock issued and outstanding at the Effective Time will be converted into the right to receive, in part, shares of Pure Atria Common Stock, and the shares of Integrity Common Stock issued and outstanding at the Effective Time will be converted into the right to receive shares of Pure Atria Common Stock. The ratios are based upon the average closing price of a share of Pure Atria Common Stock on Nasdaq over the five trading days prior to the closing date of the Merger. The number of shares of Pure Atria Common Stock that will be issued in the Merger will fluctuate with the price of Pure Atria Common Stock over this measurement period. The issuance of Pure Atria Common Stock in connection with the Merger will have the effect of reducing Pure Atria's net income per share and could reduce the market price of Pure Atria Common Stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that the market price of Pure Atria Common Stock will not decline over the measurement period, resulting in greater dilution to holders of Pure Atria Common Stock caused by the increase in the number of shares of Pure Atria Common Stock issuable to holders of Integrity Capital Stock in the Merger. In addition, there can be no assurance that the stockholders of Integrity would not achieve greater returns on investment if Integrity were to remain an independent company.

COSTS OF INTEGRATION; TRANSACTION EXPENSES

  The Merger will be accounted for under the purchase method of accounting, and Pure Atria estimates it will record a one-time charge of approximately $48 million consisting of an in-process research and development write-off and other transaction costs associated with the Merger, which will be charged to operations in the quarter ending March 31, 1997, the quarter in which the Merger is expected to be consummated. There can be no assurance that Pure Atria will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

EFFECTS OF MERGER ON CUSTOMERS

  There can be no assurance that the present and potential customers of Pure Atria, and the potential customers of Integrity, will continue their current buying patterns without regard to the proposed Merger. Any significant delay or reduction in orders could have an adverse effect on the near-term business and results of operations of Pure Atria.

DEPENDENCE ON UNIX OPERATING SYSTEM

  Although Pure Atria has adapted certain of its products to other operating systems, Pure Atria's products have historically been licensed for use principally on certain versions of the Unix operating system. The revenues of Pure Atria have been primarily attributable to Unix related products and services. Any factor adversely affecting the demand for, or the use of, the Unix operating system that would require changes to Pure Atria's products would have a material adverse effect upon the business, operating results and financial condition of Pure Atria. In addition, any changes to the underlying components of the Unix operating system that would require changes to the products of Pure Atria would materially adversely affect Pure Atria if it were not able to successfully develop or implement such changes in a timely fashion.

FLUCTUATIONS IN QUARTERLY RESULTS; FUTURE OPERATING RESULTS UNCERTAIN

  Pure Atria's quarterly operating results have in the past and may in the future fluctuate significantly depending on factors such as demand for its products, the size and timing of orders, the number, timing and significance of new product announcements by it and its competitors, its ability to develop, introduce and market new and enhanced versions of its products on a timely basis, the level of product and price competition, changes in operating expenses, changes in average selling prices and product mix, changes in its sales incentive strategy, sales personnel changes, the mix of direct and indirect sales, product returns and general economic factors, among others. Pure Atria's products are typically shipped shortly after orders are received, and consequently, order backlog at the beginning of any quarter typically represents only a small portion of the quarter's expected revenues. Pure Atria has routinely received and may continue to routinely receive a substantial portion of its orders in the last month of a quarter, with these orders frequently concentrated in the last weeks or days of a quarter. Because product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, revenues for any future quarter are not predictable with any significant degree of accuracy. Product revenues are also difficult to forecast because the market for ASQ products is rapidly evolving and Pure Atria's sales cycle, from initial evaluation to multiple license purchases and the provision of support services, may vary substantially from customer to customer. Because Pure Atria's operating expenses are based on anticipated revenue levels and a high percentage of expenses are relatively fixed in the short run, variations in the timing of revenue recognition can cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings, shortfalls or losses. Operating results may be disproportionately affected by an unanticipated decline in revenue for a particular quarter because a relatively small amount of Pure Atria's expenses will vary with its revenue in the short run. As a result, Pure Atria believes that period-to-period comparisons of Pure Atria's results of operations are not and will not necessarily be meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter Pure Atria's operating results will be below the expectations of public market analysts and investors. In such event, the price of Pure Atria's Common Stock would likely be materially adversely affected. Although Pure Atria has experienced growth in revenues in recent years, there can be no assurance that, in the future, Pure Atria will sustain revenue growth or remain profitable on a quarterly or annual basis.

RAPID TECHNOLOGICAL CHANGE; NEW PRODUCT DELAYS; RISK OF PRODUCT DEFECTS

  The software market is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards and practices can render existing products obsolete and unmarketable. Pure Atria's future business, operating results and financial condition will depend on its ability to enhance its existing products, develop new products that address the increasingly sophisticated needs of its customers, develop products for additional platforms and respond to technological advances and emerging industry standards and practices. In addition, Pure Atria expects that it will, in the future, introduce enhanced versions of current products, as well as versions of current products that are ported to different Unix platforms or developed for use on platforms other than Unix. Products that are ported to additional platforms or developed for use on platforms other than Unix entail significant technical risks. Relative to other software products, a number of Pure Atria's products are difficult to port across different Unix platforms and Pure Atria's products may require significant development efforts for use on platforms other than Unix. There can be no assurance that Pure Atria will be successful in developing, introducing and marketing product enhancements, new products, or versions of existing products for other Unix platforms or platforms other than Unix on a timely basis, if at all, or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these products, or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the commencement of commercial shipments of new products or enhancements may result in customer dissatisfaction and delay or loss of product revenues, and the announcement of new products may cause customers to defer purchases of existing products. If Pure Atria is unable, for technological or other reasons, to develop and introduce new products (including the product suite currently under development by Integrity), or enhancements of existing products, in a timely manner in response to changing market conditions or customer requirements, or if new versions of existing products do not achieve market acceptance, Pure Atria's business, operating results and financial condition will be materially adversely affected. Software products as complex as those offered by Pure Atria and under development by Integrity may contain undetected errors or failures when first introduced or as new versions are released. Although neither Pure Atria nor Integrity has experienced material adverse effects resulting from any software errors in any recent years, there can be no assurance that, despite testing internally or by current or potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon Pure Atria's business, operating results and financial condition. Further, because Pure Atria relies on its own products to detect errors in its software, any such errors could make it more difficult to sell Pure Atria's products in the future.

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

  Pure Atria has recently experienced a period of significant growth that has placed strain upon its management systems and resources. In the future, Pure Atria will be required to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that Pure Atria will be able to effectively manage such growth. Its failure to do so would have a material adverse effect upon its business, operating results and financial condition. Competition for qualified sales, technical and other qualified personnel is intense, and there can be no assurance that Pure Atria will be able to attract, assimilate or retain additional highly qualified employees in the future. If Pure Atria is unable to hire and retain such personnel, particularly those in key positions, its business, operating results and financial condition would be materially adversely affected. Pure Atria's future success also depends in significant part upon the continued service of its key technical, sales and senior management personnel. The loss of the services of one or more of these key employees could have a material adverse effect on its business, operating results and financial condition. Additions of new and departures of existing personnel, particularly in key positions, can be disruptive and can result in departures of existing personnel, which could have a material adverse effect upon Pure Atria's business, operating results and financial condition. In particular, Integrity's development efforts, and the successful introduction, marketing and selling of its new product, will be substantially dependent on the efforts of its technical and managerial staff. Loss of any of these key personnel could limit the ability of Pure Atria to successfully bring Integrity's new product suite to market, and thereby have a materially adverse effect on Pure Atria.

COMPETITION; RISKS OF LITIGATION AND POTENTIAL LITIGATION

  The market for ASQ tools is intensely competitive and subject to rapid technological change. Many of Pure Atria's and Integrity's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Pure Atria or Integrity have. In addition, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Pure Atria or Integrity. In particular, certain competitors of Pure Atria are currently selling products in markets in which Pure Atria desires to sell the product suite being developed by Integrity, and these competitive products have a substantial installed base and market presence.

  Given the relatively low barriers to entry in the software industry, Pure Atria and Integrity expect additional competition from other established and emerging companies that may choose to enter the market by developing products that compete with those offered by Pure Atria or by acquiring companies, businesses, products or product lines that compete with Pure Atria. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. For example, Microsoft Corporation ("Microsoft") and Rational Software Corporation ("Rational") recently announced the formation of a business alliance involving the transfer of certain technology, technology cross licensing, joint development projects and joint marketing programs involving products that could address the same or similar markets as those addressed by Pure Atria's existing products, and by the product suite under development by Integrity. Pure Atria and Integrity also believe that competition will increase as a result of software industry consolidation.

  There can be no assurance that Pure Atria's current or potential competitors will not develop or acquire products comparable or superior to those developed by Pure Atria, combine or merge to form significant competitors, or adapt more quickly than Pure Atria to new technologies, evolving industry trends and changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect Pure Atria's business, operating results and financial condition. There can be no assurance that Pure Atria will be able to compete successfully against current and future competitors or that competitive pressures faced by Pure Atria will not have a material adverse effect on its business, operating results and financial condition. If Pure Atria is unable to compete successfully against current and future competitors, Pure Atria's business, operating results and financial condition will be materially and adversely affected.

  In addition, competitors and potential competitors may resort to litigation as a means of competition. In the past, Pure Atria has instituted litigation against several competitors. Such litigation may be costly and expose Pure Atria to new claims that it may not have anticipated. Although patent and intellectual property disputes in the software area have often been settled through licensing, cross-licensing or similar arrangements, costs associated with such arrangements may be substantial. Any litigation involving Pure Atria, whether as plaintiff or defendant, regardless of the outcome, may result in substantial costs and expenses to Pure Atria and significant diversion of effort by Pure Atria's technical and management personnel. In addition, there can be no assurance that litigation, either instituted by or against Pure Atria, will not be necessary to resolve issues that may arise from time to time in the future with other competitors. Any such litigation could have a material adverse effect upon Pure Atria's business, operating results and financial condition. See "Pure Atria Business--Competition."

INTERNATIONAL SALES; CURRENCY FLUCTUATIONS

  International sales represented approximately 30%, 26%, 19% and 18% of Pure Atria's total revenues for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. Pure Atria believes that continued profitability will require additional expansion of sales in foreign markets. This expansion has required and will continue to require significant management attention and financial resources and could adversely affect Pure Atria's operating margins. In order to increase international sales in subsequent periods, Pure Atria must establish additional foreign operations, hire additional personnel and recruit additional international resellers. To the extent that Pure Atria is unable to expand international sales in a timely and cost-effective manner, its business, operating results and financial condition could be materially adversely affected. In addition, there can be no assurance that Pure Atria will be able to maintain or increase international market demand for its products. Pure Atria's international sales are currently denominated in either U.S. or local currency and it currently does not engage in any hedging activities. Although exposure to currency fluctuations to date has not been significant, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse impact on Pure Atria's business, operating results and financial condition. Additional risks inherent in Pure Atria's international business activities include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in collecting payment, difficulties in managing international operations, potentially adverse tax consequences including repatriation of earnings, reduced protection for intellectual property, the burdens of complying with a wide variety of foreign laws, and the effects of high local wage scales and other expenses. There can be no assurance that such factors will not have a material adverse effect on Pure Atria's future international sales and, consequently, Pure Atria's business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS FOR
INFRINGEMENT

  Pure Atria and Integrity rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect their respective proprietary rights. Despite such efforts to protect their proprietary rights, unauthorized parties may attempt to copy aspects of Pure Atria's or Integrity's products or to obtain and use information that Pure Atria or Integrity regards as proprietary. Policing unauthorized use of Pure Atria's or Integrity's products is difficult, time-consuming and costly. Although neither Pure Atria nor Integrity is able to determine the extent to which piracy of its software products exists or may exist in the future, software piracy can be expected to be a persistent problem. In selling its products, Pure Atria has relied on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that Pure Atria's means of protecting its proprietary rights will be adequate or that its competitors will not independently develop similar technology. Pure Atria and Integrity expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in their industry segments grows and the functionality of products in different industry segments overlaps. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against Pure Atria or Integrity or that any such assertions will not materially adversely affect Pure Atria's business, operating results and financial condition. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays or require Pure

Atria or Integrity to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Pure Atria or at all. In the event of a successful claim of product infringement against Pure Atria or Integrity and failure or inability of Pure Atria or Integrity to license the infringed or similar technology, Pure Atria's business, operating results and financial condition could be materially adversely affected.

  Pure Atria and Integrity also rely on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to Pure Atria on commercially reasonable terms, or that the software will be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to, or inability to support, maintain and enhance, any of such software, could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated, which would materially adversely affect Pure Atria's business, operating results and financial condition.

VOLATILITY OF STOCK PRICES

  The market for Pure Atria's Common Stock is highly volatile, and could be subject to wide fluctuations in response to quarterly variations in operating and financial results, announcements of technological innovations or new products by Pure Atria or its competitors, changes in prices of Pure Atria's or its competitors' products and services, changes in product mix, changes in revenue and revenue growth rates for Pure Atria as a whole or for individual geographic areas, product units, products or product categories, as well as other events or factors. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which Pure Atria does business or relating to Pure Atria or Integrity specifically have resulted, and could in the future result, in an immediate and adverse effect on the market price of Pure Atria's Common Stock. Statements by financial or industry analysts regarding the extent of the dilution in Pure Atria's net income per share resulting from the Merger and the extent to which such analysts expect potential business synergies to offset such dilution can be expected to contribute to volatility in the market price of Pure Atria's Common Stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many high-technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Pure Atria's Common Stock.

EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND PURE ATRIA'S CHARTER DOCUMENTS

  Upon consummation of the Merger, the stockholders of Integrity will become stockholders of Pure Atria, a corporation governed by the laws of Delaware. Pure Atria is subject to the provisions of Section 203 of the Delaware General Corporation Law, which has the effect of restricting changes in control of a company. In addition, Pure Atria's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by the stockholders. These and other provisions of Delaware law applicable to Pure Atria, along with Pure Atria's charter documents, may have the effect of delaying, deterring or preventing changes in control or management of Pure Atria.

           SOLICITATION OF WRITTEN CONSENT OF INTEGRITY STOCKHOLDERS

GENERAL

  This Consent Solicitation Statement/Prospectus is furnished to holders of Integrity Capital Stock in connection with the solicitation of the Written Consents by the Integrity Board of Directors. This Consent Solicitation Statement/Prospectus and the accompanying Written Consent is first being
mailed to stockholders of Integrity on or about     , 1997.

  This Consent Solicitation Statement/Prospectus is also furnished by Pure Atria to Integrity stockholders as the Prospectus in connection with the issuance of Pure Atria Common Stock in connection with the Merger described herein.

  The information set forth herein concerning Integrity has been furnished by Integrity. The information set forth herein concerning Pure Atria and Merger Sub has been furnished by Pure Atria.

  This Consent Solicitation Statement/Prospectus contains certain information set forth more fully in the Merger Agreement attached hereto as Annex A and is qualified in its entirety by reference to the Merger Agreement which is hereby incorporated herein by reference. The Merger Agreement should be read carefully by each Integrity stockholder in formulating a voting decision with respect to the proposed Merger and other transactions contemplated by the Merger Agreement.

MATTERS TO BE APPROVED BY WRITTEN CONSENT

  Stockholders of record of Integrity as of the close of business on November 27, 1996 are being asked to sign and return the Written Consent approving a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. See "The Merger" and "The Merger Agreement."

  THE INTEGRITY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT INTEGRITY STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

  The close of business on November 27, 1996 has been fixed as the record date for determining the holders of Integrity Capital Stock who are entitled to vote by Written Consent (the "Record Date"). As of the Record Date, there were 2,025,000 shares of Integrity Preferred Stock outstanding and 2,250,000 shares of Integrity Common Stock outstanding that are entitled to vote. The holders of record of shares of Integrity Capital Stock on the Record Date are entitled to one vote per share of Integrity Capital Stock. Under the DGCL and the Certificate of Incorporation of Integrity, approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of (i) holders of at least 60% of the outstanding shares of Integrity Preferred Stock, voting separately as a single class, and (ii) holders of a majority of the outstanding shares of Integrity Common Stock and Integrity Preferred Stock, voting together as a single class. Integrity Affiliates holding an aggregate of 2,000,000 shares of Integrity Preferred Stock and 2,250,000 shares of Integrity Common Stock have agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby. See "The Merger Agreement--Conditions to the Merger."

WRITTEN CONSENTS; WRITTEN CONSENT SOLICITATION

  Integrity stockholders are requested to complete, sign, date and return promptly the enclosed Written Consent in the postage-prepaid envelope. Integrity will bear the cost of soliciting Written Consents from its stockholders. In addition to solicitation by mail, directors, officers and employees of Integrity may solicit Written Consents by telephone, facsimile or otherwise. Such directors, officers and employees of Integrity will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                                  THE MERGER

PURE ATRIA'S REASONS FOR THE MERGER

  Pure Atria's Board of Directors believes that the addition of the product suite being developed by Integrity to the Pure Atria product line will enhance Pure Atria's opportunity to address key aspects of, and achieve greater scale and presence in, the ASQ market, as well as expand the number of products it can sell to its existing customer base. Moreover, the addition of the technical and marketing expertise of the Integrity management and product development teams with a product suite designed for the Windows and Windows NT operating systems will enhance Pure Atria's opportunity to successfully compete in markets characterized by greater usage of these operating systems, which Pure Atria considers to be strategically important.

INTEGRITY'S REASONS FOR THE MERGER

  The Board of Directors of Integrity believes that the Merger will provide the following benefits to Integrity and its stockholders:

  . Access to Pure Atria's Customer Base. The Merger will permit Integrity's product suite to access the worldwide installed base of customers of Pure Atria's existing products. Integrity believes that access to a larger customer base is increasingly critical in the competitive market for ASQ software products.

  . Availability of Pure Atria's Sales Channels. The Merger also will provide Integrity with access to Pure Atria's worldwide sales channels. The combined companies can thereby leverage Pure Atria's market position to bring Integrity's product suite to a greater number of customers more quickly than would have been possible prior to the Merger.

  . Increased Resources to Compete in ASQ Market. The ASQ market is intensely competitive, and Integrity's primary competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than Integrity. Integrity believes that an alliance with a leading company in the ASQ market will significantly assist the penetration of Integrity's product suite into this market.

  . Integrated Suite of ASQ Products. Integrity is developing a product suite that it believes is complementary to those offered by Pure Atria and, through the Merger, Integrity expects that the combined companies will be able to offer customers a more complete suite of software testing products. Integrity believes that the ability to offer a more complete solution to software developers is and increasingly will be essential to be competitive in this market.

  . Provide Liquidity to Integrity's Stockholders. The Merger will be a means by which Integrity's stockholders and optionholders will be able to obtain liquidity for their equity interests. The Merger was considered in view of available alternatives, and the Board of Directors of Integrity concluded that no other company had the strategic fit or could offer benefits similar to those available from Pure Atria. In addition, the Merger is expected to be accomplished as a tax-free exchange under Section 368 of the Code.

BACKGROUND OF THE MERGER

  The market for automated software development and quality tools is becoming increasingly competitive. In its efforts to enhance its market position and grow its business in an increasingly competitive environment, Pure Atria has continually evaluated strategic relationships of various forms, such as potential original equipment manufacturer ("OEM") arrangements, joint marketing relationships and potential acquisitions of technologies and companies.

  In October 1996, based on past informal product reviews, representatives of senior management of Pure Atria and Integrity entered into preliminary discussions with respect to exploring a formal business relationship between the two companies. These discussions were carried out for Integrity primarily by Stephen J. Kahn

(Integrity's President and Chief Executive Officer) and Robert W. Warfield (Integrity's Vice President and Chief Technical Officer) and for Pure Atria primarily by Reed Hastings (Pure Atria's President and Chief Executive Officer), Robert Dickerson (Pure Atria's Vice President for Pure Atria's Developer Product Group) and Chuck Bay (Pure Atria's Vice President, Finance and Administration and Chief Financial Officer). In addition, technical teams from the two companies met to review the product suite being developed by Integrity. To facilitate these discussions, on October 25, the parties entered into a mutual non-disclosure agreement under which each agreed to maintain the confidentiality of the other party's confidential information.

  On November 1, 1996, at a special meeting of Pure Atria's Board of Directors conducted by telephone conference call, Messrs. Hastings, Dickerson and Bay presented the potential strategic acquisition or other business combination with Integrity to the Board of Directors of Pure Atria. Mr. Hastings reviewed the discussions with Integrity to date, and the primary terms that were being negotiated. Mr. Dickerson reviewed the technical and marketing aspects of the product suite under development, and how it might fit into Pure Atria's current product offering, and possible sales channels and strategies. Mr. Dickerson also discussed Integrity's management team. Mr. Bay discussed some potential financial aspects of the proposed transaction. The Pure Atria Board directed management to begin to discuss with Integrity the potential financial and other terms upon which a merger with Integrity might be structured.

  As a result of discussions regarding a possible business relationship between Pure Atria and Integrity, Mr. Kahn introduced the possibility of an acquisition of Integrity by Pure Atria to Integrity's Board of Directors. Throughout November 1996, a possible merger transaction with Pure Atria was discussed by Integrity's Board of Directors.

  In the first and second weeks of November, there continued to be various meetings between representatives of senior management of Integrity and Pure Atria, and their respective advisors, to explore the feasibility of a possible strategic business combination, conduct due diligence reviews and discuss the principal terms of a merger. Senior management of the two companies communicated individually with the members of their respective Boards of Directors over this period as well.

  On November 11, 1996, the two companies agreed upon an outline of fundamental terms by which a merger of the companies could be accomplished, subject to completion of a comprehensive investigation by Pure Atria of the technology and operations of Integrity, the negotiation and preparation of a definitive agreement, and final approval by the Board of Directors of Pure Atria and the Board of Directors of Integrity of such an agreement.

  Beginning on November 15 and continuing through November 17, representatives of senior management of the two companies and their respective legal counsel and executive officers met to review and negotiate drafts of the Merger Agreement and related documents. During this period, representatives of Pure Atria continued their investigation of Integrity's technology and operations. Pure Atria's financial advisor had further discussions with the senior management of Pure Atria regarding valuation issues relevant to negotiation of a mutually acceptable exchange ratio and other terms and conditions of a potential business combination.

  On November 17, a special telephone meeting of the Board of Directors of Pure Atria was held, with various members of Pure Atria management and Pure Atria financial and legal advisors. At the meeting management presented its proposal regarding the exchange ratio and other principal terms of the Merger Agreement and related documents. Senior management and legal and financial advisors of Pure Atria discussed, among other things, the status of the discussions, the results of the due diligence evaluation of Integrity, the benefits and potential risks of the Merger, the state of Integrity's product development efforts, the possible impact of the Merger on the financial condition and business of Pure Atria, the potential dilutive effect of the Merger, and the potential market reaction to the proposed Merger. Pure Atria's financial advisor then reviewed, among other things, the strategic rationale for, and certain financial analyses relating to, the proposed Merger. The Board of Directors then unanimously approved the Merger Agreement and related documents.

  On November 17, 1996, a special telephonic meeting of Integrity's Board of Directors was held, with Integrity's legal advisors. At the meeting, the Board of Directors and Integrity's legal advisors discussed Pure Atria's proposal, and the Board of Directors then unanimously approved the merger and the related documents.

  On November 17, following final approval by the Pure Atria Board and the Integrity Board, the Merger Agreement and related documents were executed by both companies, and certain officers and principal stockholders of Integrity. On the morning of November 18, Pure Atria and Integrity issued a joint press release announcing the Merger.

RECOMMENDATIONS OF BOARD OF DIRECTORS OF INTEGRITY

  Integrity's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Integrity and its stockholders. After careful consideration, Integrity's Board of Directors unanimously recommends a vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of Integrity's Board of Directors with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of Integrity should be aware that certain members of the management of Integrity and Integrity's Board of Directors have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of Integrity generally.

  Officers of Combined Company; Employment. Following the Effective Time, Pure Atria has advised Integrity that it will appoint Stephen J. Kahn (President, Chief Executive Officer and Chairman of the Board of Directors of Integrity), Robert W. Warfield (Vice President of Engineering, Chief Technical Officer and a member of the Board of Directors of Integrity) and Marc B. Randolph (Vice President of Marketing of Integrity) as officers of Pure Atria. Pursuant to an offer letter from Pure Atria dated November 17, 1996 that was accepted by Mr. Kahn on such date, Mr. Kahn will, after the Effective Date, (i) hold the position of Vice President, Integrity Product Group, (ii) have a target annualized compensation of $200,000 and (iii) receive, subject to final approval by the Board of Directors of Pure Atria, an option to purchase 100,000 shares of Pure Atria Common Stock with an exercise price equal to the fair market value on the date of such option grant and subject to the provisions of the Pure Atria 1995 Stock Option Plan (the "Pure Atria Option Plan"). Pursuant to an offer letter from Pure Atria dated November 17, 1996 that was accepted by Mr. Warfield on such date, Mr. Warfield will, after the Effective Date, (i) hold the position of Vice President, Engineering for the Integrity Product Group, (ii) have a target annualized compensation of $200,000 and (iii) receive, subject to final approval by the Board of Directors of Pure Atria, an option to purchase 100,000 shares of Pure Atria Common Stock with an exercise price equal to the fair market value on the date of such option grant and subject to the provisions of the Pure Atria Option Plan. Pursuant to an offer letter from Pure Atria dated November 17, 1996 that was accepted by Mr. Randolph on such date, Mr. Randolph will, after the Effective Date, (i) hold the position of Vice President, Corporate Marketing and (ii) have a target annualized compensation of $200,000. On December 31, 1996, Mr. Randolph was hired by Pure Atria on a part-time basis to work in Pure Atria's marketing group. In connection with such employment, Mr. Randolph was granted an option to purchase 70,000 shares of Pure Atria Common Stock at $24.75 per share (the fair market value of Pure Atria Common Stock on the date of grant), which option is subject to the standard provisions of the Pure Atria Option Plan. The employment of each of Messrs. Kahn, Warfield and Randolph will be on an "at will" basis at the discretion of Pure Atria and the respective employees. In addition, Pure Atria has indicated that it presently intends to offer employment to all of the employees of Integrity following the Effective Time. Such employment is expected to be on an "at will" basis at the discretion of Pure Atria and the employee.

  Waiver and Amendment Agreements. Each of Stephen J. Kahn and Robert W. Warfield have entered into an agreement (the "Waiver and Amendment Agreement") with Pure Atria to waive and amend certain of their rights received in connection with the purchase of their shares of Integrity Common Stock pursuant to certain Restricted Stock Purchase Agreements. Pursuant to their respective Waiver and Amendment Agreements, each of Mr. Kahn and Mr. Warfield have agreed to waive their rights to acceleration of vesting under their respective Restricted Stock Purchase Agreements in connection with the consummation of the Merger in return for new rights of acceleration that are triggered in the event either is terminated for cause. See "Integrity Management and Executive Compensation--Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

  Indemnification. Under the Merger Agreement, Pure Atria has agreed to indemnify the officers and directors of Integrity for acts or omissions occurring on or prior to the Effective Time to the extent provided under Integrity's Certificate of Incorporation and Bylaws and indemnification agreements in effect on the date of the Merger Agreement; however, such indemnification is subject to any limitation imposed from time to time under applicable law.

  Stock Options. The Merger Agreement provides that, at the Effective Time, each outstanding Integrity Option, whether vested or unvested, will be, in connection with the Merger, assumed by Pure Atria. Each Integrity Option so assumed by Pure Atria under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Integrity Option Plan and/or as provided in the respective option agreements governing such Integrity Option immediately prior to the Effective Time, except that (i) such Integrity Option will be exercisable for that number of whole shares of Pure Atria Common Stock equal to the product of the number of shares of Integrity Common Stock that were issuable upon exercise of such Integrity Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Pure Atria Common Stock and (ii) the per share exercise price for the shares of Pure Atria Common Stock issuable upon exercise of such assumed Integrity Option will be equal to the quotient determined by dividing the exercise price per share of Integrity Common Stock at which such Integrity Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Pure Atria and Integrity that the Integrity Options assumed by Pure Atria qualify following the Effective Time as incentive stock options under the Code, to the extent the Integrity Options qualified as incentive stock options immediately prior to the Effective Time.

  Certain Benefit Plans. As soon as practicable after the Effective Time, Pure Atria has agreed to take such reasonable actions as are necessary to allow eligible employees of Integrity to participate in the benefit programs of Pure Atria, or alternative benefits programs substantially comparable to those applicable to employees of Pure Atria on similar terms. For purposes of satisfying the terms and conditions of such programs, Pure Atria has agreed to give full credit for eligibility, vesting or benefit accrual for each participant's period of service with Integrity, provided that, with respect to benefit programs and plans provided by third parties, the terms of such plans and programs permit Pure Atria to so credit the participants.

  Voting Agreements. Integrity Affiliates have entered into Voting Agreements with Pure Atria. See "The Merger Agreement--Voting Agreements."

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Integrity (including direct costs of the Merger) will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values at the Effective Time, with the excess of the purchase price over the fair value of the net identifiable assets allocated to goodwill. After the Merger, the results of operations of Integrity will be included in the consolidated financial statements of Pure Atria.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes certain of the principal federal income tax considerations of the Merger that are generally applicable to holders of Integrity Capital Stock. This discussion does not deal with all income tax considerations that may be relevant to particular Integrity stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, stockholders who acquired their shares in connection with previous mergers involving Integrity or an affiliate, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Integrity Capital Stock were or are acquired or shares of Pure Atria Common Stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, INTEGRITY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  The Merger is intended to constitute a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code with the result that, as discussed more fully below, (i) none of Pure Atria, Integrity or Merger Sub should recognize gain or loss as a result of the Merger and (ii) holders of Integrity Capital Stock that exchange their shares for Pure Atria Common Stock and cash should recognize gain (but not loss) in the Merger but not in excess of the amount of cash received.

  Assuming that the Merger qualifies as a reorganization, that Integrity is not treated as a "collapsible corporation" within the meaning of Section 341 of the Code (in general, a "collapsible organization" is a corporation formed or availed of principally to hold assets which would generate ordinary income on their disposition with a view to the disposition of the corporation's stock at capital gain rates prior to the generation of ordinary income from the corporation's assets) and that the Integrity Capital Stock exchanged and the Pure Atria Common Stock received by each Integrity stockholder are held as capital assets within the meaning of Section 1221 of the Code, the following tax consequences should result:

  General. An Integrity stockholder will not recognize any loss upon the receipt of Pure Atria Common Stock and cash. An Integrity stockholder receiving both Pure Atria Common Stock and cash in exchange for Integrity Capital Stock will recognize gain (measured by the sum of the fair market value of the Pure Atria Common Stock received plus the amount of any cash received minus the tax basis of the shares of Integrity Capital Stock exchanged), if any, but only to the extent of the amount of any cash received. Under applicable U.S. Supreme Court precedent, such gain should generally be capital gain, subject to recharacterization as a dividend as described more fully below, and should generally be long-term capital gain if the shares of Integrity Capital Stock exchanged for cash have been held for more than one year. (If, on the other hand, Integrity is determined to be a collapsible corporation, then such gain would be taxable at ordinary income tax rates.)

  The tax basis of the Pure Atria Common Stock received will be the same as the tax basis of the Integrity Capital Stock exchanged, decreased by (i) the basis of any fractional share interest for which cash is received in the Merger and (ii) the amount of cash received at the Effective Time (other than cash received for a fractional share interest) and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received for a fractional share interest).

  In certain circumstances, an Integrity stockholder that actually or constructively owns shares of Integrity Capital Stock that are exchanged for Pure Atria Common Stock in the Merger or that actually or constructively owns Pure Atria Common Stock after the Merger will be required to treat any gain recognized as dividend income (rather than capital gain, if any) up to the amount of cash received in the Merger if the receipt of cash by such stockholder has the effect of a distribution of a dividend. Whether the receipt of cash has the effect of the distribution of a dividend would depend upon the stockholder's particular circumstances.

  In general, the determination of whether a stockholder who exchanges Integrity Capital Stock and receives Pure Atria Common Stock and cash recognizes capital gain or dividend income is made under Sections 356(a)(2) and 302 of the Code. Under Section 356(a)(2) of the Code, each stockholder of Integrity Capital Stock will be treated for tax purposes as if such stockholder had received only Pure Atria Common Stock in the Merger, and immediately thereafter Pure Atria had redeemed appropriate portions of such Pure Atria Common Stock in exchange for the cash actually distributed to such stockholder in the Merger. Under Section 302 of the Code, the gain recognized by a stockholder on the exchange will be taxed as capital gain if the deemed redemption from such stockholder (i) is a "substantially disproportionate redemption" of stock with respect to such stockholder, or (ii) is "not essentially equivalent to a dividend" with respect to such stockholder. In making this determination, stockholders should be aware that, under Section 318 of the Code, a stockholder may be considered to own, after the Merger, Pure Atria Common Stock owned (and in some cases constructively owned) by certain related individuals and entities and Pure Atria Common Stock which the stockholder (or such related individuals or entities) has the right to acquire upon the exercise or conversion of options.

  The deemed redemption of an Integrity stockholder's Pure Atria Common Stock will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, the ratio determined by dividing the number of shares of Pure Atria Common Stock owned by such stockholder immediately after the Merger by the total number of outstanding shares of Pure Atria Common Stock is less than 80% of the same ratio calculated as if only Pure Atria Common Stock, and not cash, were issued to the Integrity stockholder in the Merger.

  The deemed redemption of a stockholder's Pure Atria Common Stock will be "not essentially equivalent to a dividend" if the stockholder experiences a "meaningful reduction" in his or her proportionate equity interest in Pure Atria by reason of the deemed redemption. Although there are no fixed rules for determining when a meaningful reduction has occurred, the IRS has indicated in a published ruling that the receipt of cash in the Merger would not be characterized as a dividend if the stockholder's percentage ownership interest in Pure Atria and Integrity prior to the Merger was minimal, the stockholder exercises no control over the affairs of Pure Atria or Integrity, and the stockholder's percentage ownership interest in Pure Atria is reduced in the deemed redemption by any extent. If neither of the redemption tests set forth above are satisfied, the stockholder will be treated as having received a dividend equal to the amount of such stockholder's recognized gain, assuming that such stockholder's ratable share of the earnings and profits of Integrity (and, possibly, Pure Atria) equals or exceeds such recognized gain.

  Dissenting Stockholders. An Integrity stockholder that exercises such stockholder's right to seek an appraisal of such stockholder's shares of Integrity Capital Stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of Integrity Capital Stock exchanged therefor. Such capital gain or loss will be long-term capital gain or loss if the shares of Integrity Capital Stock exchanged by such dissenting stockholder have been held for more than one year. In addition, the amount of cash received may be treated as dividend income if the dissenting stockholder actually or constructively owns Pure Atria Common Stock after the Merger as discussed above.

  Fractional Shares. If a holder of shares of Integrity Capital Stock receives cash in lieu of a fractional share of Pure Atria Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share of Pure Atria Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Pure Atria Common Stock reduced by the proportion of the holder's tax basis in shares of Integrity Capital Stock exchanged and allocable to the fractional share of Pure Atria Common Stock. Such gain or loss will be long-term capital gain or loss if the shares of Integrity Capital Stock exchanged therefor have been held for more than one year.

  The parties are not requesting a ruling from the IRS in connection with the Merger. As a condition to the obligations of Integrity and Pure Atria to consummate the Merger, Integrity and Pure Atria will receive opinions from their respective legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions are based upon (i) representations made by Pure Atria, Merger Sub, Integrity and certain stockholders of Integrity and (ii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied. In general, the continuity of interest requirement will be satisfied if (i) the Pure Atria Common Stock received in the Merger, in the aggregate, represents a substantial portion of the entire consideration received by the Integrity stockholders in the Merger and (ii) the Integrity stockholders do not pursuant to a plan or intent existing at the time of the Merger dispose of so much of the Pure Atria Common Stock received in the Merger that the Integrity stockholders no longer have a substantial proprietary interest in the Integrity business being conducted by Pure Atria after the Merger.

  A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would generally result in an Integrity stockholder recognizing the full amount of his or her gain or loss with respect to each share of Integrity Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time of the Merger, of the Pure Atria Common Stock received in exchange therefor plus the cash received.

  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash to Integrity stockholders, each Integrity stockholder must, unless an exception applies, provide the payor of such cash with the stockholder's correct taxpayer identification number ("TIN") on Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. A Form W-9 is attached to this proxy statement. If a stockholder fails to provide the correct TIN or certification, the cash received in the Merger may be subject to backup withholding at a 31% rate.

  THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, INTEGRITY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

GOVERNMENTAL AND REGULATORY APPROVALS

  Other than compliance with the federal securities laws and applicable securities and "blue sky" laws of various states, Pure Atria and Integrity are aware of no other governmental or regulatory approvals required for consummation of the Merger.

APPRAISAL AND DISSENTERS' RIGHTS

  Stockholders of Integrity who do not vote in favor of the Merger may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of Integrity Capital Stock. Alternatively, although Integrity is a Delaware corporation and is therefore subject to the DGCL, the CGCL provides that Integrity may be subject to California law with respect to dissenters' rights. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of Integrity who do not vote in favor of the Merger and who comply with the requirements of the CGCL will have a right to demand payment for, and appraisal of the "fair value" of, their shares. Although a dissenting stockholder may choose to proceed under one or both of the states' statutes, a dissenting stockholder must follow the appropriate procedures under either the DGCL or the CGCL or suffer the termination or waiver of such rights. See "Applicability of California Law to Integrity."

  Delaware Appraisal Rights. If a holder of Integrity Capital Stock exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any shares of Integrity Capital Stock with respect to which such rights have been exercised and perfected will not be converted into Pure Atria Common Stock but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware. This Consent Solicitation Statement/Prospectus is being sent by personal delivery or by mail to all holders of record of shares of
Integrity Capital Stock on or about      , 1997 and constitutes notice of the
appraisal rights available to such holders under Section 262.

  The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Consent Solicitation Statement/Prospectus as Annex B and incorporated herein by reference.

  Holders of shares of Integrity Capital Stock who object to the Merger and who follow the procedures in Section 262 will be entitled to have their shares of Integrity Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time of the Merger.

  In the event that the Integrity stockholders approve the Merger Agreement by written consent in accordance with the DGCL, either before the Effective Time or within ten days thereafter, Pure Atria must notify each Integrity stockholder who did not so consent in writing of such Effective Time and that appraisal rights are available for any or all of the shares of Integrity Capital Stock held by such stockholder. A stockholder of Integrity electing to exercise appraisal rights must, within 20 days of the date of mailing of such notice, perfect his, her or its appraisal rights by demanding in writing from Integrity the appraisal of his, her or its shares of Integrity Capital Stock. A vote against the Merger will not constitute a demand for appraisal. A stockholder electing to take such action must do so by a separate written demand as provided in Section 262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Integrity at 1550 South Bascom, Suite 380, Campbell, California 95008. The demand should specify the holder's name and mailing address, the number of shares of Integrity Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of shares of Integrity Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

  Within 120 days after the Effective Time of the Merger, any stockholder who has made a valid written demand and who has not voted in favor of approval and adoption of the Merger Agreement may (i) file a petition in the Court demanding a determination of the value of shares of Integrity Capital Stock and (ii) upon written request, receive from Integrity a statement setting forth the aggregate number of shares of Integrity Capital Stock not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Integrity.

  If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value," the Court is required to take into account all relevant factors, including the market value of Integrity Capital Stock and the net asset and earnings value of Integrity, and in determining the fair value of interest, the Court may consider the rate of interest which Integrity would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Integrity Capital Stock entitled to appraisal.

  Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the Merger).

  If any holder of shares of Integrity Capital Stock who demands appraisal under Section 262 effectively withdraws or loses, his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of Pure Atria Common Stock and/or cash as is determined in accordance with the Merger Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement and approval of the Merger, or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the holder delivers to Integrity a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of Integrity. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

  California Dissenters' Rights. By virtue of Section 2115 of the CGCL, if holders of Integrity Capital Stock exercise dissenters' rights in connection with the Merger under Sections 1300-1312 of the CGCL ("Section 1300"), any shares of Integrity Capital Stock as to which such dissenters' rights are exercised will not be converted into the right to receive shares of Pure Atria Common Stock and/or cash by virtue of the Merger but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. The following summary of the provisions of Section 1300 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 1300, a copy of which is attached hereto as Annex C and is incorporated herein by reference. See "Applicability of California Law to Integrity."

  If the Merger is approved by the required vote of Integrity's stockholders, each holder of shares of Integrity Capital Stock who does not vote in favor of the Merger and who follows the procedures set forth in Section 1300 will be entitled to have shares of Integrity Capital Stock purchased by Integrity for cash at their fair market value. The fair market value of shares of Integrity Capital Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger and therefore valuing the shares of Integrity Capital Stock as if the Merger had not occurred.

  Within ten days after approval of the Merger by Integrity's stockholders, Integrity must mail a notice of such approval (the "Approval Notice") to all stockholders who have not voted in favor of the Merger, together with a statement of the price determined by Integrity to represent the fair market value of the applicable Dissenting Shares, a brief description of the procedures to be followed in order for the stockholder to pursue dissenters' rights, and a copy of Sections 1300-1304 of the CGCL. The statement of price by Integrity constitutes an offer by Integrity to purchase all Dissenting Shares at the stated amount.

  A stockholder of Integrity electing to exercise dissenters' rights must, within thirty days after the date in which the Approval Notice is mailed to such stockholder, mail or deliver the written demand to Integrity stating that such holder is demanding purchase of his or her shares of Integrity Capital Stock, stating the number of shares which Integrity must purchase, what the stockholder claims to be the fair market value of such shares and enclosing the share certificates for endorsement by Integrity.

  If Integrity and the stockholder agree that the shares are Dissenting Shares and agree upon the price of the shares, Integrity must pay the stockholder the agreed upon price plus interest thereon at the legal rate from the date of the agreement on Dissenting Shares within thirty days from the later of (i) the date of the agreement on Dissenting Shares or (ii) the date all contractual conditions to the Merger are satisfied.

  If Integrity denies that the shares are Dissenting Shares, or if Integrity and the stockholder fail to agree upon the fair market value of shares of Integrity Capital Stock, then within six months after the date the Approval Notice was mailed to stockholders, any stockholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Merger may file a complaint in California superior court requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of Integrity Capital Stock, or both.

                             THE MERGER AGREEMENT

  The following discussion briefly summarizes material provisions of the Merger Agreement; however, such discussion is not complete and is qualified in its entirety by reference to the Merger Agreement, a conformed copy of which is attached hereto as Annex A and incorporated herein by reference.

EFFECTIVE TIME

  The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time"). It is anticipated that if the Merger Agreement is approved by written consent and all other conditions of the Merger have been fulfilled or waived, the Effective Time
will occur on or about      , 1997, or on a date as soon as practicable
thereafter.

  At the Effective Time, Integrity will be merged with and into Merger Sub.

MANNER AND BASIS OF CONVERTING SHARES

  The aggregate purchase price to be paid by Pure Atria (i) in exchange for the acquisition of all shares of Integrity Capital Stock outstanding as of the Effective Time and (ii) in consideration for the assumption of all Integrity Options and warrants outstanding will be determined as described below.

  Conversion of Integrity Preferred Stock. Each share of Integrity Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and converted automatically into the right to receive (i) $6.50 in cash and (ii) that fraction of a share of Pure Atria Common Stock obtained by dividing $6.50 by the average of the closing prices of Pure Atria's Common Stock as quoted on Nasdaq for the five trading days immediately preceding the closing date of the Merger (the "Preferred Exchange Ratio") upon surrender of the certificate representing such share of Integrity Preferred Stock in the Letter of Transmittal.

  Conversion of Integrity Common Stock. Each share of Integrity Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and converted automatically into the right to receive that fraction of a share of Pure Atria Common Stock obtained by dividing $6.3254 by the average of the closing prices of Pure Atria's Common Stock as quoted on Nasdaq for the five trading days immediately preceding the closing date of the Merger (the "Common Exchange Ratio") upon surrender of the certificate representing such share of Integrity Common Stock in the manner provided in the Letter of Transmittal. Except as otherwise provided by the Waiver and Amendment Agreements, shares of Integrity Common Stock which are subject to a repurchase option by Integrity prior to the Merger will be subject to a repurchase option by Pure Atria, on the same terms, after the Merger.

  No Fractional Shares. No fractional shares of Pure Atria Common Stock will be issued in the Merger. Holders of Integrity Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Pure Atria Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash in the amount equal to such fraction multiplied by the average closing price of Pure Atria Common Stock for the five trading days immediately preceding the closing date of the Merger, as reported on Nasdaq.

  Stock Options. At the Effective Time, each outstanding Integrity Option, whether vested or unvested, will be assumed by Pure Atria, in connection with the Merger. Each Integrity Option so assumed by Pure Atria under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Integrity Option Plan and/or as provided in the respective option agreements governing such Integrity Option immediately prior to the Effective Time, except that (i) such Integrity Option will be exercisable for that number of whole shares of Pure Atria Common Stock equal to the product of the number of shares of Integrity Common

Stock that were issuable upon exercise of such Integrity Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Pure Atria Common Stock and (ii) the per share exercise price for the shares of Pure Atria Common Stock issuable upon exercise of such assumed Integrity Option will be equal to the quotient determined by dividing the exercise price per share of Integrity Common Stock at which such Integrity Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of Pure Atria and Integrity that the Integrity Options assumed by Pure Atria qualify following the Effective Time as incentive stock options under the Code, to the extent the Integrity Options qualified as incentive stock options immediately prior to the Effective Time.

  In connection with the Merger, the Integrity Common Stock subject to an early exercise stock purchase agreement under the Integrity Option Plan will be exchanged for Pure Atria Common Stock at the Common Exchange Ratio, and the shares of Pure Atria Common Stock so received shall continue to be subject to the same repurchase right in favor of Pure Atria. The number of shares of Pure Atria Common Stock subject to repurchase from time to time after the Merger and the repurchase price per share shall be appropriately adjusted to reflect the exchange of Integrity Common Stock for Pure Atria Common Stock.

  Promptly after the closing date of the Merger, Pure Atria will file a registration statement on Form S-8 under the Securities Act covering the shares of Pure Atria Common Stock issuable upon exercise of Integrity Options assumed by Pure Atria at the Effective Time.

  Warrants. Each warrant to purchase shares of Integrity Preferred Stock outstanding at the Effective Time will be, in connection with the Merger, assumed by Pure Atria. Each warrant so assumed by Pure Atria under the Merger Agreement will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant will, following the Effective Time, be exercisable only for cash and shares of Pure Atria Common Stock, in such number, and at such exercise price as is determined by applying the appropriate exchange ratio in accordance with the terms of the applicable warrant agreement.

STOCK OWNERSHIP FOLLOWING THE MERGER

  Based on the capitalization of Integrity as of December 31, 1996 and the Exchange Ratio Assumptions, an aggregate of 1,106,854 shares of Pure Atria Common Stock will be issued to Integrity stockholders in the Merger, and Pure Atria will assume warrants to purchase an additional 7,878 shares of Pure Atria Common Stock and options to purchase an additional 111,263 shares of Pure Atria Common Stock. Based upon the number of shares of Pure Atria Common Stock issued and outstanding as of December 31, 1996 and after giving effect to the issuance of Pure Atria Common Stock following the Merger as described above, the former holders of Integrity Capital Stock would hold, and have voting power with respect to, approximately 2.7% of Pure Atria's total issued and outstanding shares.

LEGAL STRUCTURE OF MERGER

  Under the Merger Agreement, Integrity will merge with and into Merger Sub with Merger Sub being the surviving corporation of the Merger (the "Surviving Corporation"). The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation, the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation, the members of the Board of Directors of Merger Sub shall be the initial members of the Board of Directors of the Surviving Corporation and the officers of Merger Sub shall be the initial officers of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended to change the name of the Surviving Corporation to "Integrity QA Software, Inc."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement includes various customary representations and warranties of the parties thereto.

  The Merger Agreement includes representations and warranties of Integrity as to: (1) the organization, standing and corporate power of Integrity, (2) Integrity's capital structure, (3) Integrity's corporate structure, (4) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated in the Merger Agreement, and the absence of conflicts under Integrity's charter and bylaws, contracts and applicable law, (5) the accuracy of Integrity's financial statements and their compliance with generally accepted accounting principles, (6) the absence of undisclosed liabilities since October 31, 1996, (7) the absence of material changes since October 31, 1996, (8) compliance with laws relating to tax and other returns and reports, (9) restrictions on business activities, (10) title to properties and the absence of liens and encumbrances, (11) intellectual property, (12) agreements, contracts and commitments, (13) interested party transactions, (14) compliance with laws, (15) litigation, (16) insurance, (17) minute books, (18) environmental matters, (19) brokers' and finders' fees and third-party expenses, (20) employee matters and benefit plans, (21) employees,
(22) governmental authorization, (23) third party consents and (24) the accuracy and completeness of representations.

  The Merger Agreement also includes representations and warranties of Pure Atria and Merger Sub as to (1) organization, standing and corporate power, (2) authority, noncontravention and approvals, (3) capital structure, (4) SEC filings and financial statements, (5) litigation, (6) restrictions on business activities, (7) changes to Pure Atria's charter documents and (8) the accuracy and completeness of the representations.

CONDUCT OF INTEGRITY'S BUSINESS PENDING THE MERGER

  Under the Merger Agreement, Integrity has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time (except to the extent that Pure Atria otherwise consents in writing): (a) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; (b) to pay its debts and taxes when due; (c) to pay or perform other obligations when due; (d) to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and (e) to promptly notify Pure Atria of any materially negative event related to Integrity or its business.

  Under the Merger Agreement, Integrity has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, not to: (a) enter into any commitment or transaction not in the ordinary course of business; (b) transfer to any person or entity any rights to intellectual property rights owned by Integrity; (c) enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of Integrity; (d) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the schedules attached to the Merger Agreement; (e) commence any litigation; (f) declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Integrity, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable thereof); (g) except for the issuance of shares of Integrity Capital Stock upon exercise or conversion of presently outstanding Integrity stock options or warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; (h) cause or permit any amendments to its Certificate of Incorporation or Bylaws; (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Integrity, (j) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice; (k) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (l) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date of the Merger Agreement; (m) adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees; (n) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (o) take any action to accelerate the vesting of any restricted stock or any options, warrants or other rights to acquire shares of Integrity Capital Stock; (p) except as contemplated by the Merger Agreement, pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in its financial statements dated October 31, 1996; (q) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; (r) enter into any strategic alliance, joint development or joint marketing arrangement or agreement; (s) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith; (t) waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $25,000, in the aggregate; (u) cancel, materially amend or renew any insurance policy other than in the ordinary course of business; (v) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which Integrity directly or indirectly holds any interest on the date hereof; or (w) take, or agree in writing or otherwise to take, any of the actions described in (a) through (v) above, or any other action that would prevent Integrity from performing or cause Integrity not to perform its covenants hereunder.

NO SOLICITATION

  Until the earlier of the Effective Time or the date of the termination of the Merger Agreement, Integrity has agreed that it will not (nor will Integrity permit any of Integrity's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Pure Atria and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Integrity or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries; (b) provide information with respect to it to any person, other than Pure Atria, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Integrity (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries; (c) enter into an agreement with any person, other than Pure Atria, providing for the acquisition of Integrity (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries; or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Integrity or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries by any person, other than by Pure Atria. In addition to the foregoing, Integrity has agreed that if it receives prior to the Effective Time or the termination of the Merger Agreement any offer or proposal relating to any of the above, it shall promptly notify Pure Atria thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Pure Atria may reasonably request.

CONDITIONS TO THE MERGER

  The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of Integrity; (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; (c) Pure Atria and Integrity shall each have received substantially identical written opinions from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code; (d) all approvals of governments and governmental agencies necessary to consummate the transactions under the Merger Agreement, including the S-4 Registration Statement being declared effective by the Commission; (e) the shares of Pure Atria Common Stock issuable to stockholders of Integrity pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq; and (f) the Commission shall not have issued any stop order preventing the sale or issuance of Pure Atria Common Stock.

  In addition, the obligations of Integrity to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (a) the representations and warranties of Pure Atria and Merger Sub contained in the Merger Agreement shall be true and correct on and as of the Closing Date, except for changes contemplated by Merger Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which do not have a Material Adverse Effect (as defined in the Merger Agreement) on Pure Atria; (b) Pure Atria and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (c) Integrity shall have received a legal opinion from counsel to Pure Atria, in substantially the form attached as Exhibit B to the Merger Agreement; and (d) Pure Atria shall have obtained all consents required to consummate the transactions contemplated by the Merger Agreement and all other consents in connection with the transactions contemplated hereby.

  The obligations of Pure Atria and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of Integrity contained in the Merger Agreement shall be true and correct on and as of the Closing Date, except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which do not have a Material Adverse Effect on Integrity; (b) Integrity shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (c) Pure Atria shall have been furnished with evidence satisfactory to it that Integrity has obtained the consents, approvals and waivers set forth in Schedule 6.3(c) to the Merger Agreement; (d) Pure Atria shall have received a legal opinion from legal counsel to Integrity, in substantially the form attached as Exhibit C to the Merger Agreement; (e) each of the Integrity Affiliates shall have delivered an executed Affiliate Agreement which shall be in full force and effect; (f) no holders of outstanding shares of Integrity Capital Stock as of the date of the Merger Agreement shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger; (g) each person listed on Schedule 6.3(g) of the Merger Agreement shall have executed and delivered to Pure Atria a Non-Competition Agreement in substantially the form of Exhibit D to the Merger Agreement and all of the Non-Competition Agreements shall be in full force and effect; (h) Integrity shall have made no cash distributions or compensation adjustments since the date of the Merger Agreement other than such as are approved by Pure Atria in writing; (i) each of the Integrity Affiliates shall, contemporaneously with the execution of the Merger Agreement, have delivered an executed Voting Agreement in the form attached to the Merger Agreement as Exhibit E covering all of the Integrity Capital Stock owned by them, (j) each of the employees of Integrity listed as Part A of Schedule 6.3(j) shall have accepted offers of employment from Pure Atria having substantially the form attached to the Merger Agreement as Exhibit F, and Integrity shall use its best efforts to have the employees of Integrity listed on Part B of Schedule 6.3(j) accept such offers and (k) each of Stephen
J. Kahn and Robert W. Warfield shall have executed and delivered a Waiver and Amendment Agreement in substantially the form attached to the Merger Agreement as Exhibit G.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

  The Merger Agreement provides that it may be terminated at any time prior to the Effective Time: (a) by mutual written consent of Integrity and Pure Atria;
(b) by Pure Atria or Integrity if: (i) the Effective Time has not occurred by February 28, 1997; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; (c) by Pure Atria if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Pure Atria's or Integrity's ownership or operation of any portion of the business of Integrity or (ii) compel Pure Atria or Integrity to dispose of or hold separate, as a result of the Merger, all or a portion of the business or assets of Integrity or Pure Atria; (d) by Pure Atria if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Integrity or contained in the Voting Agreements on the part of the Integrity stockholders that are parties to such agreements and (i) such breach has not been cured within twenty (20) business days after written notice to Integrity (provided that, a five-business-day cure period shall be required for a breach of any Voting Agreement and no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions Integrity would not be able to satisfy its obligations at closing as described above would not then be satisfied; and (e) by Integrity if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Pure Atria and (i) such breach has not been cured within twenty (20) business days after written notice to Pure Atria and (ii) as a result of such breach Pure Atria, would not be able to satisfy its obligations at closing as described above.

  In the event of termination of the Merger Agreement as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Pure Atria or Integrity, or their respective officers, directors or stockholders under the Merger Agreement, provided that each party shall remain liable for any breaches of the Merger Agreement prior to its termination. Notwithstanding the foregoing, the provisions of the Merger Agreement relating to the confidentiality obligations of the parties to the Merger Agreement shall remain in full force and effect and survive any termination of the Merger Agreement.

EXPENSES; FEES

  If the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") shall be borne by the party that incurred such Third Party Expenses. If the Merger is consummated, all reasonable Third Party Expenses incurred by Integrity in connection with the negotiation and effectuation of the terms and conditions of the Merger Agreement and the transactions contemplated thereby, and all Third Party Expenses incurred by Pure Atria in connection with the negotiation and effectuation of the terms and conditions of the Merger and the transactions contemplated thereby shall be paid by Pure Atria.

  If the Merger Agreement is terminated by Pure Atria for any reason other than those described above in "Termination or Amendment of Merger Agreement," Pure Atria has agreed to pay Integrity the sum of $5 million as liquidated damages for the breach giving rise to such termination.

NON-COMPETITION AGREEMENTS

  Stephen J. Kahn and Robert W. Warfield have entered into non-competition agreements with Pure Atria and Merger Sub. The non-competition agreements contain provisions restricting such persons for a period of 18 months following the closing of the Merger from participating or engaging in the design, development, manufacture, production, marketing, sale or servicing of any product or the provision of any service, that directly or indirectly competes with Integrity's or Pure Atria's products or services. These restrictions cease if the restricted party's employment is terminated by Pure Atria or Merger Sub other than for cause (as defined in the non-competition agreements) and other than as a result of a voluntary resignation.

AFFILIATE AGREEMENTS

  The Pure Atria Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any person who is an "affiliate" of Pure Atria or Integrity within the meaning of Rules 144 and 145 under the Securities Act. Rules 144 and 145 impose restrictions on the manner in which such affiliates may resell securities and also on the quantity of securities that such affiliates and others with whom they might act in concert may resell within any three- month period.

  As a condition to the Merger, prior to the Effective Time, each Integrity Affiliate is required to have entered into an Affiliate Agreement with Pure Atria providing that such person will not offer to sell or otherwise dispose of any Pure Atria Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Pure Atria stockholder who owns less than one percent of the outstanding Pure Atria Common stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder and together they exceed the one percent threshold.

  In order to help ensure that the Merger will qualify as a "reorganization" under Section 368(a) of the Code, the Affiliate Agreements contain a covenant that such Integrity Affiliate will make reasonable representations to Integrity and Pure Atria that will allow their respective legal counsel to deliver opinions that the Merger will constitute a "reorganization" under
Section 368(a) of the Code.

VOTING AGREEMENTS

  Each Integrity Affiliate has entered into a Voting Agreement with Pure Atria. Pursuant to such Voting Agreements, which are irrevocable, each of the Integrity Affiliates has agreed to vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. The vote in accordance with the Voting Agreements of the shares of Integrity Common Stock and Integrity Preferred Stock subject to the Voting Agreements will be adequate to approve the Merger Agreement and the Merger by Integrity stockholders. Pursuant to the Voting Agreements, each of the Integrity Affiliates has also agreed that it will not (nor will they permit any of their officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Pure Atria and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Integrity or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries; (b) provide information with respect to Integrity to any person, other than Pure Atria, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Integrity (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries; (c) enter into an agreement with any person, other than Pure Atria, providing for the acquisition of Integrity (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries; or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Integrity or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in Integrity or any of its subsidiaries by any person, other than by Pure Atria. In addition to the foregoing, the Integrity Affiliate has agreed that if it receives prior to the Effective Time or the termination of the Merger Agreement any offer or proposal relating to any of the above, it shall promptly notify Pure Atria thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Pure Atria may reasonably request.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the purchase method of accounting.

  The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the proposed Merger (e.g., that share information used in the unaudited pro forma information approximates actual share information at the closing date of the merger). No adjustments to the unaudited pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of the varying outcomes, individually or in the aggregate, would not be materially different.

  The unaudited pro forma combined condensed balance sheet as of September 30, 1996 gives effect to the Merger as if it had occurred on September 30, 1996, and combines the unaudited condensed consolidated balance sheet of Pure Atria and the audited balance sheet of Integrity as of September 30, 1996.

  The unaudited pro forma combined condensed statement of operations combines the unaudited consolidated statement of operations of Pure Atria for the nine months ended September 30, 1996, and the audited statement of operations of Integrity for the period from inception (November 1, 1995) through September 30, 1996, as if the Merger had occurred at the beginning of the respective period. The operating results of Integrity for the period from inception (November 1, 1995) through December 31, 1996 were immaterial.

  If the Merger is consummated under the proposed terms thereof, management of Pure Atria anticipate that approximately $47.8 million of the aggregate purchase price will be allocated to in-process research and development, which will result in a charge to operations of this amount in the period in which the Merger is consummated.

  Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical financial statements of Pure Atria and Integrity and should be read in conjunction with the respective historical financial statements and notes thereto of Pure Atria and Integrity included elsewhere in this Consent Solicitation Statement/Prospectus, and do not incorporate any benefits from cost savings or synergies of operations of the companies as a combined entity.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                 (IN THOUSANDS)

                                           INTEGRITY
                                          (A COMPANY
                                            IN THE        PRO          PRO
                                  PURE    DEVELOPMENT    FORMA        FORMA
            ASSETS               ATRIA      STAGE)    ADJUSTMENTS    COMBINED
            ------               -----    ----------- -----------    --------
Current assets:
 Cash and cash equivalents....  $ 38,450    $   917    $(13,358)(a)  $ 26,009
 Short-term investments.......    55,340        --                     55,340
 Accounts receivables, net....    21,706        --                     21,706
 Prepaid expenses and other
  current assets..............     3,198         28                     3,226
 Deferred tax assets..........     5,881        --                      5,881
                                --------    -------    --------      --------
   Total current assets.......   124,575        945     (13,358)      112,162
 Property and equipment, net..    10,566        160                    10,726
 Other assets, net............     1,751          9                     1,760
                                --------    -------    --------      --------
   Total assets...............  $136,892    $ 1,114    $(13,358)     $124,648
                                ========    =======    ========      ========
   LIABILITIES, REDEEMABLE
 SECURITIES AND STOCKHOLDERS'
       EQUITY (DEFICIT)
 -----------------------------
Current liabilities:
 Current portion of bank
  borrowings and capital lease
  obligations.................  $     --    $    73    $             $     73
 Accounts payable.............     2,928        --                      2,928
 Accrued payroll and related
  expenses....................     8,338        --                      8,338
 Accrued integration and
  merger costs................    18,969        --        5,000 (a)    23,969
 Other accrued expenses.......    11,031         42                    11,073
 Deferred revenue.............    21,081        --                     21,081
 Income taxes.................     1,665        --                      1,665
                                --------    -------    --------      --------
   Total current liabilities..    64,012        115       5,000        69,127
Long-term bank borrowings and
 capital lease obligations....       --         148                       148
Redeemable Series A preferred
 stock........................       --       2,405      (2,405)(a)       --
Redeemable warrants on Series
 A preferred stock............       --          19         (19)(a)       --
Stockholders' equity:
 Common stock.................         4          2          (2)(a)         4
 Additional paid-in capital...    88,802        --       30,299 (a)   119,101
 Cumulative translation
  adjustments.................      (517)       --                       (517)
 Accumulated deficit..........   (15,409)    (1,575)    (46,231)(a)   (63,215)
                                --------    -------    --------      --------
   Total stockholders' equity
    (deficit).................    72,880     (1,573)    (18,358)       55,373
                                --------    -------    --------      --------
   Total liabilities,
    redeemable securities and
    stockholders' equity......  $136,892    $ 1,114    $(13,358)     $124,648
                                ========    =======    ========      ========

  See accompanying notes to pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               INTEGRITY
                                              (A COMPANY
                                                IN THE
                                      PURE    DEVELOPMENT  PRO FORMA  PRO FORMA
                                     ATRIA      STAGE)    ADJUSTMENTS COMBINED
                                    --------  ----------- ----------- ---------
Revenues........................... $ 94,714    $   --       $        $ 94,714
Cost of revenues...................    9,719        --                   9,719
                                    --------    -------      -----    --------
   Gross margin....................   84,995        --                  84,995
                                    --------    -------      -----    --------
Operating expenses:
 Sales and marketing...............   42,596        --                  42,596
 Research and development..........   16,528        642                 17,170
 General and administrative........    7,619        549                  8,168
 Merger and integration............   35,255        --                  35,255
                                    --------    -------      -----    --------
   Total operating expenses........  101,998      1,191                103,189
                                    --------    -------      -----    --------
Loss from operations...............  (17,003)    (1,191)               (18,194)
Other income.......................    2,476         27                  2,503
                                    --------    -------      -----    --------
   Loss before income taxes........  (14,527)    (1,164)               (15,691)
Income taxes.......................   (1,283)       --                  (1,283)
                                    --------    -------      -----    --------
   Net loss........................ $(13,244)   $(1,164)     $ --     $(14,408)
                                    ========    =======      =====    ========
Net loss per share................. $  (0.33)                         $  (0.35)
                                    ========                          ========
Shares used in per share
 computation.......................   39,706                 1,107      40,813
                                    ========                 =====    ========



  See accompanying notes to pro forma combined condensed financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

(1) DESCRIPTION OF TRANSACTION

  On November 17, 1996, Pure Atria, Merger Sub and Integrity entered into an Agreement and Plan of Reorganization. Under the terms of the Agreement, each outstanding share of Integrity Series A preferred stock will be converted into a right to receive (i) $6.50 in cash and (ii) that fraction of a share of the Company's common stock obtained by dividing $6.50 by the average of the closing prices of the Company's common stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the Merger. Each outstanding share of Integrity common stock will be converted into a right to receive that fraction of a share of the Company's common stock obtained by dividing $6.3254 by the average of the closing prices of the Company's common stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the Merger. Each outstanding warrant to purchase shares of Integrity Preferred Stock and each outstanding option to purchase Integrity Common Stock will be assumed using ratios based on the exchange ratios described above. Consummation of the merger contemplated by the Agreement is conditioned upon the affirmative vote of both companies' stockholders, among other conditions. Using the closing price of Pure Atria common stock on December 31, 1996, Pure Atria would have issued 1,106,855 shares of Pure Atria common stock pursuant to the Agreement. The actual number of shares of Pure Atria common stock to be issued will be determined on the effective date of the Merger based on the average closing prices of Pure Atria's common stock five trading days immediately preceding the closing date and the number of shares of Integrity preferred and common stock actually outstanding on such date.

  As a result of the merger, Merger Sub will merge with and into Integrity, resulting in Integrity becoming a wholly-owned subsidiary of Pure Atria. Based on the terms of the Agreement and other direct costs and cost of integration of approximately $5,000,000, the aggregate purchase price will be approximately $48,657,000. The transaction will be accounted for as a purchase. For purposes of the Pro Forma Combined Condensed Financial Statements, the carrying value of the assets and liabilities of Integrity approximate their preliminary estimated fair values based upon available information and are subject to revision.

(2) PRO FORMA ADJUSTMENTS

  BALANCE SHEET

   (a)Record fair value of Pure Atria common stock issued and warrants and options assumed to complete the merger.......... $ 30,299
     Cash paid to acquire preferred shares and warrants..............   13,358
     Eliminate Integrity preferred stock.............................   (2,405)
     Eliminate warrants on preferred stock...........................      (19)
     Eliminate Integrity common stockholders' deficit................    1,573
     Accrue for direct costs and costs of integration................    5,000
     Charge related to write-off of in process research and
      development....................................................  (47,806)

  STATEMENT OF OPERATIONS

  The combined pro forma statements of operations exclude the anticipated nonrecurring charge of approximately $47.8 million for in-process research and development expected to result from the acquisition of Integrity by Pure Atria. Using the closing price of Pure Atria common stock on December 31, 1996, Pure Atria would have issued 1,106,855 shares of Pure Atria common stock pursuant to the Agreement. The actual number of shares of Pure Atria common stock to be issued will be determined on the effective date of the Merger based on the average closing prices of Pure Atria's common stock five trading days immediately preceding the closing date and the number of shares of Integrity preferred and common stock actually outstanding on such date.

                 APPLICABILITY OF CALIFORNIA LAW TO INTEGRITY

  Section 2115 of the CGCL makes substantial portions of the CGCL applicable, with limited exceptions, to a foreign corporation with more than half of its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on a corporation's levels of property, payroll and sales determined for California franchise tax purposes), irrespective of the corporation's state of incorporation. Although Integrity is incorporated in Delaware, it is subject to Section 2115. The statutory provisions of the CGCL to which Integrity is subject include, but are not limited to, provisions governing a director's standard of care in performing the duties of a director, a stockholder's right to vote cumulatively in any election of directors, a director's or stockholder's right to inspect corporate records, indemnification requirements concerning directors, officers and others and the corporate requirements to effectuate corporate reorganizations (including mergers and acquisitions).
Section 2115 also invokes the application of Chapter 13 of the CGCL to the Merger with respect to Integrity stockholders who elect to exercise dissenters' rights. Under Section 2115, the provisions of the CGCL made applicable pursuant to such section apply to the exclusion of the law of the jurisdiction in which the foreign corporation is incorporated.

  Upon completion of the Merger, the statutory protections available to Integrity stockholders pursuant to Section 2115 will cease to exist.

                         DESCRIPTION OF CAPITAL STOCK

PURE ATRIA CAPITAL STOCK

  The authorized capital stock of Pure Atria consists of 80,000,000 shares of Common Stock, $0.0001 par value per share, and 2,000,000 shares of Preferred Stock, $0.0001 par value per share.

 Pure Atria Common Stock

  As of December 31, 1996, there were approximately 40,821,800 shares of Pure Atria Common Stock outstanding held of record by approximately 407 stockholders. Pure Atria Common Stock is listed on Nasdaq under the symbol "PASW." Holders of Pure Atria Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of the Board of Directors. The holders of Pure Atria Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Pure Atria, the holders of Pure Atria Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Pure Atria Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Pure Atria Common Stock. All outstanding shares of Pure Atria Common Stock are fully paid and non-assessable, and the shares of Pure Atria Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

 Preferred Stock

  As of December 31, 1996, no shares of Preferred Stock were outstanding. The Board of Directors has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Pure Atria Common Stock, and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Pure Atria.

 Transfer Agent and Registrar

  The Transfer Agent and Registrar for the Pure Atria Common Stock is U.S. Stock Transfer Corp., 1745 Gardena Ave., Glendale, CA 91204, and its telephone number is (818) 502-1404.

INTEGRITY CAPITAL STOCK

  The authorized capital stock of Integrity consists of 10,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value, 2,055,000 shares of which are designated as Series A Preferred.

  Common Stock. As of the Record Date, there were 2,250,000 shares of Integrity Common Stock outstanding and held of record by two stockholders. Holders of Integrity Common Stock have no preemptive rights and no right to convert Integrity Common Stock into any other securities. All outstanding shares of the Integrity Common Stock are validly issued, fully paid and nonassessable.

  Preferred Stock. As of the Record Date, there were 2,025,000 shares of Series A Preferred Stock issued and outstanding and held of record by six stockholders. The principal rights, privileges and preferences of the issued and outstanding shares of Integrity Preferred Stock are as set forth below.

    Dividends. Holders of Integrity Series A Preferred Stock are entitled to dividend preferences, when, as and if declared by the Integrity Board, at annual rates of $.08 per share. All dividends are non-cumulative. Integrity may not pay cash dividends on Integrity Common Stock while there are any declared but unpaid cash dividends on any shares of Series A Preferred outstanding.

    Liquidation. In the event of any liquidation, dissolution or winding up of Integrity (which, as defined in Integrity's Certificate of Incorporation, would include the Merger, unless otherwise agreed upon by holders of at least 67% of the Series A Preferred), holders of the Series A Preferred are entitled to receive, prior and in preference to any distribution of any assets of Integrity to the holders of Integrity Common Stock, $1.00 per share plus all declared but unpaid dividends. After the holders of Integrity Series A Preferred Stock have received such amount, the holders of Integrity Common Stock are entitled to share pro rata in the remaining assets of Integrity with the holders of Series A Preferred until the holders of the Series A Preferred have received an aggregate of $4.00 per share. Thereafter, the holders of Integrity Common Stock are entitled to the remaining assets of Integrity until such holders have received an aggregate of $4.00 per share, and thereafter, if assets remain in Integrity, the holders of Integrity Common Stock are entitled to share pro rata in the remaining assets of Integrity with the holders of Series A Preferred.

    Redemption. Beginning after January 1, 2003, holders of not less than 67% of the Series A Preferred have certain limited rights to require Integrity to purchase their shares at the greater of (i) $1.00 per share of Series A Preferred or (ii) the fair market value of the Series A Preferred as determined by an independent appraiser mutually agreed upon by Integrity and the holders of not less than 67% of the Series A Preferred.

    Conversion. Each share of Series A Preferred is presently convertible into one share of Integrity Common Stock, subject to anti-dilution adjustment provisions. Such shares are voluntarily convertible at any time at the election of their holder and will convert automatically (i) in the event of the consummation of an initial public offering meeting certain criteria, (ii) upon Integrity obtaining the written consent to such conversion from holders of a majority of the Series A Preferred or (iii) as to a particular holder of Series A Preferred, in the event of consummation by Integrity of a financing meeting certain criteria in which such holder of Series A Preferred does not purchase its requisite share of the securities issued in such financing.

    Certain Protective Provisions Applicable to Series A Preferred. In addition to any other rights provided by law or agreement, so long as at least 500,000 shares of Series A Preferred shall be outstanding, Integrity may not, without first obtaining the affirmative vote or written consent of the holders of at least 60% of the then outstanding shares of the Series A
  Preferred: (i) create any new series or class of stock having any preference or priority as to voting, conversion rights, dividends or liquidation rights on parity with or superior to any such preference or priority of the Series A Preferred; (ii) alter or change the rights, preferences, privileges or restrictions of the Series A Preferred in a different manner than any other series of Preferred Stock; (iii) amend the Certificate of Incorporation to increase or decrease the number of authorized shares of Series A Preferred; (iv) sell or otherwise dispose of substantially all its assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary); (v) declare or pay any dividends on the Common Stock; (vi) other than as set forth elsewhere in the Certificate of Incorporation, redeem, purchase or acquire any shares of Preferred Stock or Common Stock, subject to limited exceptions relating to repurchase of shares from employees and officers of the corporation; (vii) make loans or advances to its employees or members of their immediate families, with certain limited exceptions; (viii) unless unanimously approved by the Board of Directors, guarantee any indebtedness or obligation of any party other than in the ordinary course of business; (ix) unless unanimously approved by the Board of Directors, create or suffer to be imposed any lien, mortgage, security interest or other charge on or against all or substantially all of the assets of corporation; (x) unless unanimously approved by the Board of Directors, acquire or permit any subsidiary to acquire any stock or other securities of any corporation, partnership or entity unless immediately following such acquisition such corporation, partnership or entity would be wholly-owned by the corporation or its subsidiary.

  Voting Rights. Subject to the protective provisions described above and except as otherwise required by law, the holders of Series A Preferred and Integrity Common Stock are entitled to notice of any stockholders' meeting and to vote together as one class upon any matter submitted to the stockholders for a vote on the following basis:

    (a) Common Vote. Each share of Integrity Common Stock issued and outstanding has one vote.

    (b) Preferred Vote. Each holder of Series A Preferred has a number of votes equal to the number of full shares of Integrity Common Stock into which such Preferred Stock is then convertible.

                 COMPARISON OF RIGHTS OF HOLDERS OF PURE ATRIA
              COMMON STOCK AND HOLDERS OF INTEGRITY CAPITAL STOCK

  Upon consummation of the Merger, the holders of Integrity Common Stock and the holders of Integrity Preferred Stock will become holders of Pure Atria Common Stock. As of the Effective Time, holders of Integrity Preferred Stock will no longer be entitled to certain rights and privileges previously provided for in Integrity's Certificate of Incorporation. Such rights include
(i) a dividend preference in the amounts described above, (ii) a liquidation preference in the amounts described above, (iii) certain redemption rights as described above, (iv) certain anti-dilution adjustments upon dilutive issuances of Integrity Capital Stock and (v) the right to vote as a separate class (with 60% approval requirement) concerning certain corporate transactions, including the Merger. Appraisal and dissenters' rights are available to stockholders of Integrity with respect to the Merger. See "The Merger--Appraisal and Dissenters' Rights."

  In addition, certain other rights and privileges of Integrity stockholders will change as a result of the Merger. Upon completion of the Merger, the percentage ownership of Pure Atria by each former Integrity stockholder will be substantially less than his, her or its current percentage ownership of Integrity. Accordingly, former Integrity stockholders will have a significantly smaller voting influence over the affairs of Pure Atria than they currently have over the affairs of Integrity. Moreover, certain contractual rights presently possessed by holders of Integrity Preferred Stock will cease to exist after the Merger. Specifically, certain information rights, registration rights, rights to attendance at meetings of the Integrity Board, rights to participate in future financings and other rights unique to the organization and financing of Integrity will terminate at the Effective Time. In addition, stockholders of Pure Atria cannot take action by written consent; any such actions must be taken at a duly called annual or special meeting. Finally, the statutory protections available to Integrity stockholders under Section 2115 of the CGCL will no longer exist. See "Applicability of California Law to Integrity."

                              PURE ATRIA BUSINESS

  This Business section and other parts of this Consent Solicitation Statement/Prospectus contain forward-looking statements that involve risk and uncertainties. Pure Atria's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and separately in "Risk Factors" and "Pure Atria Management's Discussion and Analysis of Financial Condition and Results of Operations."

BACKGROUND

  Pure Atria develops, markets and supports a comprehensive, integrated suite of software products that are designed to improve the software development process and enable the production of reliable, high-quality software. Pure Atria's products, which include ClearCase, Purify, PureDDTS and PurePerformix, comprise a family of tools for use from initial software development through quality assurance and deployment. These products are designed to control the software development process, improve software reliability, reduce development and testing cost, shorten time-to-market and increase the predictability of software development cycles.

  Pure Atria's products are sold directly by telephone and field sales personnel in North America, Europe and Japan and through distributors in these regions and a variety of other countries. Pure Atria's products are used by information systems departments that develop software to support internal operations, engineering departments that develop software as a component of a manufactured product and independent software vendors that develop software for resale.

RECENT DEVELOPMENTS

  In August 1996, Pure and Atria effected a strategic combination of the two companies through the merger of a wholly-owned subsidiary of Pure with and into Atria, after which the combined company changed its name to Pure Atria Corporation. In connection with the Pure Atria Combination, Pure issued
1.544615 shares of common stock for each outstanding share of Atria common stock in a transaction accounted for as a pooling of interests. The combined company also assumed all outstanding options to purchase Atria common stock.

  Effective as of December 31, 1996, Pure Atria entered into an Asset Purchase Agreement and related Stockholders Agreement with Silicon Valley Networks, Inc. ("SVN"). The Asset Purchase Agreement provides for the sale of certain technology and assets relating to the PureTestExpert product ("PTE") from Pure Atria to SVN. In exchange, SVN will issue 1,800,000 shares of its Common Stock (approximately 9% of its capital stock on a fully diluted basis) to Pure Atria and make certain payments to Pure Atria based on net revenues recognized by SVN from sales of PTE.

PRODUCTS

  Competitive pressures on organizations to deliver more sophisticated products and services and to operate more efficiently have increased demand for large, complex, technology-based solutions. Software has become an increasingly critical component of technology-driven products and services, and the functional requirements of software have increased significantly. The complex and unpredictable nature of software development drives the requirements for ASQ tools. These tools must facilitate the efficient management of complex software development, provide early detection of problems in software, track and coordinate software changes and related information across multiple groups and automate complex test suites. Pure Atria's products are designed to address the needs of developers, quality assurance professionals and managers at each stage of the software development process. Pure Atria's products include the following:

  CLEARCASE PRODUCT FAMILY
  (ClearCase, ClearCase MultiSite, ClearCase Attache and ClearGuide)

  Provides comprehensive software configuration management, including version control, workspace management, build management and process control.

  PURIFY

  Locates a broad range of software errors related to memory usage, enabling developers to identify errors earlier in the development process.

  PUREPERFORMIX

  Load-tests client/server applications to assess multi-user quality, performance and scalability.

  PUREDDTS

  Provides change request management to track and record defect and enhancement request information.

  QUANTIFY

  Locates performance bottlenecks, allowing developers to remove software instructions that slow overall operation.

  PURECOVERAGE

  Identifies which lines of code have been tested, verifying that each software application is fully tested before release.

  PURELINK

  Accelerates the software build process by reducing link time by relinking only the portions of a software program that have changed since the last link.

SALES AND MARKETING

  Pure Atria sells its products to software development and quality assurance professionals within a variety of organizations, such as telecommunications, aerospace, financial services and transportation companies, independent software vendors and consultants.

  Pure Atria markets and distributes its products worldwide through a direct sales force, which is a combination of telesales, field sales and sales engineers, and, to a lesser extent, through indirect channels such as Value Added Resellers ("VARs"), System Integrators ("SIs"), OEMs and distributors. As of September 30, 1996, Pure Atria had 256 sales people worldwide, of which 150 were located in North America and 106 were located overseas. To support its worldwide sales force, Pure Atria conducts a variety of programs intended to market and position its suite of software quality products. These programs include advertising, direct mail, telemarketing, public relations, product seminars, electronic newsletters, web pages and training sessions for sales personnel. Promotional offers and bundles are designed to convert individual sales into multi-product sales. Due to the technical complexity of Pure Atria's products, Pure Atria also maintains a staff of pre-sales support engineers to assist Pure Atria's direct sales force.

  In North America, Pure Atria currently markets and distributes its products primarily through its direct sales force with offices throughout the United States and in Canada. Pure Atria also has operations in both Europe and Japan. Pure Atria's European headquarters is in The Netherlands, with additional sales offices located in France, Germany and the United Kingdom. Pure Atria has a Japanese subsidiary, which is based in Tokyo, and sells product both directly and through business partners throughout Japan. Pure Atria has also recently established subsidiaries in Australia and Sweden.

  In addition, Pure Atria's sales and marketing organization is complemented by international distributors in Europe and the Pacific Rim and by its relationships with VARs, SIs and OEMs in North America. These distributors and OEMs license certain of Pure Atria's products at a discount for relicensing, and may provide training, support, and consulting services to their end-users. Pure Atria receives a fee for the support and maintenance Pure Atria provides these distributors, SIs, VARs and OEMs.

CUSTOMER SUPPORT

  Because many of Pure Atria's customers depend on Pure Atria's products to support development of complex, large-scale applications on which the success of their organizations may depend, a high level of customer service and technical support is critical. A majority of Pure Atria's customers currently have maintenance agreements that entitle them to product upgrades, as well as technical support and training. Pure Atria's customer support operations in Sunnyvale, California, Lexington, Massachusetts and Hoofddorp, The Netherlands, provide telephone support coverage for a total of 18 hours a day among these sites, in addition to 24-hour e-mail, facsimile, bulletin board and World Wide Web access. Pure Atria also provides customer support from its office in Tokyo, Japan. Distributors and OEMs generally offer first-level customer support to their end-user customers and rely on Pure Atria for any additional support as needed.

  Pure Atria also offers comprehensive training programs to customers. Training is offered at in-house facilities at Pure Atria's headquarters and at various of its other offices. Other training, usually provided at the customer site, is available on request. Pure Atria also provides consulting services to assist customers in the customization, integration and implementation of Pure Atria's products.

RESEARCH AND DEVELOPMENT

  Pure Atria believes that its future success will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an expanding range of customer requirements. Pure Atria's research and development organization is divided into product development teams consisting of development engineers, quality assurance professionals and technical writers. In addition to product development, Pure Atria's research and development organization is responsible for exploring new directions and applications of the core technologies, migrating new technologies into the existing product lines and maintaining strong relationships outside Pure Atria both within industry and in academia. Pure Atria uses all of its own products to improve software quality and to improve its software development process. In addition, Pure Atria has an internal tools group that develops new tools for improving software quality and process automation for internal use.

  Since inception, Pure Atria has made substantial investments in product development and related activities. Currently, over one-third of research and development resources are dedicated to development of new products or the porting of existing products into new platforms. Pure Atria maintains its products on a number of Unix platforms. Further, Pure Atria recognizes that substantial development activity occurs on platforms other than Unix, particularly Windows 95 and Windows NT, and is dedicating significant engineering resources to address the needs of developers on those platforms.

  Software products as complex as Pure Atria's are subject to delay and there can be no assurance that Pure Atria will not encounter difficulties that could delay or prevent the successful and timely development, introduction and marketing of these products. In addition, because the market for these tools is an emerging market, there can be no assurance that these products will achieve any significant degree of market acceptance. Failure to release these products in a timely manner and on a cost-effective basis, or failure of these products to achieve any significant degree of market acceptance, could have a material adverse effect upon Pure Atria's business, operating results and financial condition.

  Pure Atria expects to continue to enhance its existing products, develop new products and augment its product base through acquisitions. As of September 30, 1996, Pure Atria's research and development organization consisted of 173 full-time employees. During 1995, 1994 and 1993, research and development expenses were $15.5 million, $9.5 million and $5.1 million, or 18%, 22% and 24% of total revenues, respectively. During the first three quarters of 1996, research and development expenses were $16.5 million or 17% of total revenues. Historically, Pure Atria has expensed its product costs as incurred. Pure Atria anticipates that it will continue to commit substantial resources to research and development in the future.

COMPETITION

  The market for automated software quality tools is intensely competitive and subject to rapid technological change, and Pure Atria faces a variety of competition with respect to its products.

  Pure Atria faces indirect competition from its existing and potential customers, many of which internally design and develop their own software quality tools for their particular needs and may therefore be reluctant to purchase products offered by independent vendors such as Pure Atria. As a result, Pure Atria must educate prospective customers as to the advantages of Pure Atria's products versus internally developed software quality systems.

  Pure Atria also experiences direct competition with respect to a number of its products, both from utilities commonly bundled with versions of operating systems and from stand-alone product offerings. For example, versions of Unix are commonly bundled with utilities (such as SCCS and RCS) that provide version control, which is part of the functionality provided by ClearCase. Some system vendors, such as Sun Microsystems, Inc. ("Sun") already have products, such as Workshop, that provide features that could compete with Purify or other of Pure Atria's products if offered on a stand-alone basis.

  CenterLine's TestCenter product competes with Purify and PureCoverage, and Platinum Technology, Inc.'s ("Platinum") Memory Advisor product also competes with Purify. With the acquisition of Performix, Pure Atria competes directly with GUI testing vendors, including Mercury Interactive Corporation and SQA, Inc. (which was recently acquired by Rational), in the area of load testing.

  Companies offering products competitive with ClearCase in the Unix marketplace, include Sun, which offers TeamWare, IBM, which offers Configuration Management/Version Control ("CMVC"), Computer Associates ("CA") through its acquisition of LEGENT Corporation, which offers its Endeavor WSX product, and Platinum through its acquisition of Softool Corp., which markets CCC Harvest. In addition, there are several smaller, privately-held companies that market competitive products, including Continuous Software Corporation, which markets Continuous/CM. Those companies that are publicly-held generally have significantly greater financial, technological and marketing resources than Pure Atria.

  Other companies have offered version control or configuration management products outside the Unix market. The primary companies in this category are CA, Intersolv and Microsoft. CA has a large installed base of its configuration management product on IBM mainframes. Intersolv has a large installed base of DOS and Windows software developers. In 1994, Microsoft acquired OneTree Software which offers a version control product. These companies have significantly greater financial, technological and marketing resources than Pure Atria. There can be no assurance that Pure Atria will be able to compete effectively.

  Pure Atria expects additional competition from other established and emerging companies. There can be no assurance that Sun, which has a license to Pure Atria's patents, will not introduce products that compete with Pure Atria. Many of Pure Atria's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Pure Atria. In addition, any of these established competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Pure Atria. Furthermore, because there are relatively low barriers to entry in the software industry, Pure Atria expects additional competition from other established and emerging companies that may choose to enter the market by developing products that compete with those offered by Pure Atria or by acquiring companies, businesses, products or product lines that compete with Pure Atria. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. For example, Microsoft and Rational recently announced the formation of a business alliance involving the transfer of certain technology, technology cross licensing, joint development projects and joint marketing programs involving products that could address the same or similar markets as those addressed by Pure Atria's existing products, and by the product suite under development by Integrity. Pure Atria and Integrity also believe that competition will increase as a result of software industry consolidation.

  There can be no assurance that Pure Atria's current or potential competitors will not develop or acquire products comparable or superior to those developed by Pure Atria, combine or merge to form significant competitors or adapt more quickly than Pure Atria to new technologies, evolving industry trends and changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect Pure Atria's business, operating results and financial condition. There can be no assurance that Pure Atria will be able to compete successfully against current and future competitors or that competitive pressures faced by Pure Atria will not have a material adverse effect on its business, operating results and financial condition. If Pure Atria is unable to compete successfully against current and future competitors, Pure Atria's business, operating results and financial condition will be materially and adversely affected.

  Pure Atria competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use and customer support. Pure Atria believes that it currently competes favorably overall with respect to these factors, particularly product quality and customer support.

PATENTS AND PROPRIETARY RIGHTS

  Pure Atria relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its technology. Pure Atria also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

  Pure Atria currently holds four U.S. patents and has additional pending patent applications on file at the U.S. Patent and Trademark Office. Pure Atria also has corresponding foreign patent applications pending. Pure Atria's issued patents begin expiring in the year 2010. There can be no assurance that any patent owned by Pure Atria will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to Pure Atria or that any of Pure Atria's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by Pure Atria, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to Pure Atria's technology or design around the patents owned by Pure Atria.

  The source code for Pure Atria's proprietary software is protected both as a trade secret and as an unpublished copyrighted work. Despite these precautions, it may be possible for a third party to otherwise obtain and use Pure Atria's products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Pure Atria generally enters into confidentiality or license agreements with its employees, distributors and customers and limits access to and distribution of its software, documentation and other proprietary information. Nevertheless, there can be no assurance that the steps taken by Pure Atria will prevent misappropriation of its technology.

  Despite Pure Atria's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Pure Atria's products or to obtain and use information that Pure Atria regards as proprietary. Policing unauthorized use of Pure Atria's products is difficult, and while Pure Atria is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, Pure Atria relies on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect Pure Atria's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that Pure Atria's means of protecting its proprietary rights will be adequate or that Pure Atria's competitors will not independently develop similar technology or design around patents owned by Pure Atria.

  Pure Atria expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in Pure Atria's industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against Pure Atria or that any such assertions will not materially adversely affect Pure Atria's business, operating results and financial condition. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays or require Pure Atria to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Pure Atria or at all. In the event of a successful claim of product infringement against Pure Atria and failure or inability of Pure Atria to license the infringed or similar technology, Pure Atria's business, operating results and financial condition could be materially adversely affected.

  Pure Atria also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in Pure Atria's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to Pure Atria on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated, which would adversely affect Pure Atria's business, operating results and financial condition.

EMPLOYEES

  As of September 30, 1996, Pure Atria had a total of 629 employees, of which 523 were based in the United States and 106 were based overseas. Of the total, 297 were engaged in sales and marketing, 93 were in customer support, 173 were in research and development and 66 were in administration and finance. Pure Atria's success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense and there can be no assurance that Pure Atria will be able to retain its key technical, sales and managerial employees or that it will be able to attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. None of Pure Atria's employees is represented by a labor union. Pure Atria has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

  Pure Atria's principal administrative, sales, marketing, support and research and development facility is located in a building providing approximately 54,000 square feet of available space in Sunnyvale, California. The leases on the office space in Sunnyvale expire in 1997, 1999 and 2002. Pure Atria has recently entered into a lease for approximately 101,000 square feet of office space in Cupertino, California, which will expire in 2006. Pure Atria leases approximately 87,000 square feet of office space in Lexington, Massachusetts, pursuant to leases expiring in 2000 and 2001. Pure Atria leases approximately 7,000 square feet of office space in McLean, Virginia; approximately 7,000 square feet of office space in Hoofddorp, The Netherlands; and approximately 2,000 square feet of office space in Tokyo, Japan. These leases expire between 1997 and 2002. Pure Atria believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

  Litigation has been necessary in the past, and may be necessary in the future, to enforce Pure Atria's patents and other intellectual property rights, protect Pure Atria's trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. In March 1995, Pure Atria brought suit against AIB Software Inc. ("AIB") in the U.S. District Court for the Northern District of California, asserting that AIB's Sentinel II product infringes one of Pure Atria's patents and seeking injunctive relief and damages; the complaint has since been amended to also assert that AIB's Sentinel II product infringes another of

Pure Atria's patents. AIB responded by filing suit against Pure Atria in the U.S. District Court for the Eastern District of Virginia for Declaratory Judgment of noninfringement, invalidity and unenforceability of Pure Atria's U.S. Pat. Nos. 5,193,180 and 5,335,344 and seeking $1,000,000 in compensatory and $10,000,000 in punitive damages under U.S. copyright law and various Virginia trade secret and computer laws. These claims were later transferred to the Northern District of California. On September 29, 1995, a motion by Pure Atria for summary judgment, or dismissal in the alternative, on AIB's copyright law and various Virginia trade secret and computer law claims was granted in Pure Atria's favor.

  On September 25, 1996, Pure Atria also brought suit against Platinum, the parent company of AIB, in the U.S. District Court for the Northern District of California, asserting that Platinum's selling of Memory Advisor (another name for AIB's Sentinel II product), and Platinum's use of the Memory Advisor product to make other products, infringes Pure Atria's patents, and seeking damages and an injunction against further sales of the Memory Advisor product and other products Platinum has made through the use of the Memory Advisor Product. Platinum has also sought counterclaims against Pure Atria along substantially the same lines as those currently sought by AIB, and both Platinum and AIB have entered counterclaims against Pure Atria alleging antitrust violations. Pure Atria is vigorously defending these claims, as well as continuing to pursue Pure Atria's claims against Platinum and AIB.

  Pure Atria has incurred and may continue to incur significant costs with respect to the prosecution and defense of these claims, which costs if material or not offset by payments received from adverse parties could have a material adverse effect on Pure Atria's business, operating results and financial condition. In the event of an adverse ruling in any intellectual property litigation that now exists or might arise in the future, Pure Atria might be required to discontinue the use of certain technology, cease the sale and support of infringing products, expend significant resources to develop non-infringing technology or license the infringed technology or similar technology. There can be no assurance, however, that under such circumstances, a license would be available under commercially reasonable terms or at all. In the event of a successful claim against Pure Atria, Pure Atria's business, operating results and financial condition could be adversely affected.

                PURE ATRIA MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains trend analysis and other forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1994, as amended. Pure Atria operates in a rapidly changing environment that involves a number of risks and uncertainties, including those set forth in this discussion under "Factors That May Affect Future Results," as well as the risk factors associated with the merger and successful integration of Integrity as set forth in this Consent Solicitation Statement/Prospectus, and other risks detailed from time to time in other SEC Reports filed by Pure Atria.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of total revenues, consolidated statement of operations data for the periods indicated. These operating results are not necessarily indicative of the results for any future period.

                                                                    NINE MONTHS
                                                                       ENDED
                                     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                     ---------------------------   ---------------
                                      1993      1994      1995      1995     1996
                                     -------   -------   -------   ------   ------
Revenue:
  Product...........................      79%       75%       74%      74%      71%
  Maintenance and other.............      21        25        26       26       29
                                     -------   -------   -------   ------   ------
    Total revenues..................     100       100       100      100      100
                                     -------   -------   -------   ------   ------
Cost of revenues:
  Product...........................       3         2         2        2        2
  Maintenance and other.............       6         7         7        7        8
                                     -------   -------   -------   ------   ------
    Total cost of revenues..........       9         9         9        9       10
                                     -------   -------   -------   ------   ------
  Gross margin......................      91        91        91       91       90
                                     -------   -------   -------   ------   ------
Operating expenses
  Sales and marketing...............      49        44        46       46       45
  Research and development..........      24        22        18       18       18
  General and administrative........      11        10         9       10        8
    Merger and integration..........      --        --         4       --       37
  In-process research and
   development......................      --        --        14       20       --
                                     -------   -------   -------   ------   ------
    Total operating expenses........      84        77        91       94      108
                                     -------   -------   -------   ------   ------
  Income (loss) from operations.....       7        14        --       (3)     (18)
  Other income......................       1         2         2        2        3
                                     -------   -------   -------   ------   ------
    Income (loss) before income
     taxes..........................       8        16         2       (1)     (15)
  Income taxes (benefit)............      --         3         6        4       (1)
                                     -------   -------   -------   ------   ------
  Net income (loss).................       8        13        (4)      (5)     (14)
                                     =======   =======   =======   ======   ======

 Revenues

  Pure Atria's revenues are derived from license fees for its software products, from software maintenance fees and from other sources. Product revenues are derived from product licensing fees. Maintenance and other revenues are derived from software maintenance fees, from training fees, from consulting fees and from royalties for technology licenses. Fees for maintenance, training and consulting are generally billed separately from licenses for Pure Atria's products. Pure Atria recognizes revenue in accordance with the provisions of American

Institute of Certified Public Accountants Statement of Position No. 91-1, Software Revenue Recognition. Product revenues from software licenses are recognized upon shipment to an end-user if collection is probable and remaining vendor obligations are insignificant. Product returns and sales allowances are estimated and provided for at the time of sale. Maintenance revenues from ongoing customer support and product upgrades are recognized ratably over the term of the maintenance agreement. Payments for maintenance fees are generally received in advance and are nonrefundable. Revenues for training and consulting are recognized when the services are performed. Revenues from royalties for technology licenses are recognized when earned and when collection is probable.

  Total revenues increased 61% to $94.7 million for the nine months ended September 30, 1996 from $58.7 million for the prior year's comparable nine months. Total revenues were $84.2 million, $42.8 million and $21.2 million in 1995, 1994 and 1993, respectively, representing increases of 97% from 1994 to 1995 and 102% from 1993 to 1994.

  Total revenues increased primarily due to increased unit sales of software licenses, an expanded product line, and increased maintenance, training and consulting fees resulting from a larger installed base. Pure Atria distributes its products primarily through its direct sales force and continues to expand its international operations, particularly in Europe.

  Product Revenues. Revenues from product licenses increased 54% to $66.8 million for the nine months ended September 30, 1996 from $43.4 million for the prior year's comparable nine months. Revenues from product licenses were $62.1 million, $32.1 million and $16.7 million in 1995, 1994 and 1993, respectively. This represents increases of 94% from 1994 to 1995 and 92% from 1993 to 1994. For the nine months ended September 30, 1996 and the years 1995, 1994 and 1993, product revenues as a percentage of total revenues was 71%, 74%, 75% and 79%, respectively.

  Substantially all of the period-to-period growth in product revenues was due to higher unit sales of software licenses and an expanded product line. The higher unit sales resulted from an increase in the number of direct sales personnel worldwide, the addition of two new products, PureDDTS and PureTestExpert, in connection with the acquisition of QualTrak, the release of ClearCase for Microsoft Windows NT and ClearCase Attache in the first and second quarters of 1995, the release of Purify for Microsoft Windows NT in the second quarter of 1996, releases of new versions of existing products, and expansion of the platforms supported for Unix based products.

  Maintenance and Other Revenues. Maintenance and other revenues increased 82% to $27.9 million for the nine months ended September 30, 1996 from $15.3 million for the prior year's comparable nine months. Maintenance and other revenues were $22.1 million, $10.7 million and $4.5 million in 1995, 1994 and 1993, respectively, representing increases of 106% from 1994 to 1995 and 140% from 1993 to 1994. For the nine months ended September 30, 1996 and the years 1995, 1994 and 1993, maintenance and other revenues as a percentage of total revenues was 29%, 26%, 25% and 21%, respectively. The growth in maintenance and other revenues was primarily attributable to a larger installed base requiring incrementally more maintenance, training and consulting support.

  International Revenues. International revenues as a percentage of total revenues increased to 30% or $28.3 million for the nine months ended September 30, 1996 as compared to 27% and $15.8 million, respectively, for the prior year's comparable nine month period. International revenues accounted for approximately 26%, 19% and 18% of total revenues in 1995, 1994 and 1993, respectively.

  The increases in international revenues as a percentage of total revenues were primarily due to the increase in the number of direct sales and marketing personnel and the expansion of operations in the international market. The majority of international sales were made within Europe. Pure Atria intends to continue increasing the number of direct sales and marketing personnel, particularly within Europe and Asia.

  Pure Atria expects that international revenues will increase as a percentage of total revenues to the extent that Pure Atria continues its penetration of international markets, and Pure Atria believes that continued growth and profitability will require further expansion of sales in these markets. However, future growth in international sales and operations are subject to risks and uncertainties. Some of the factors that could adversely affect such growth are: the imposition of government controls, export license requirements and restrictions, political and economic conditions and instability, trade restrictions, changes in tariffs and taxes, risks of acceptance of non-localized products and costs of localizing products for foreign countries, reduced protection for intellectual property rights, difficulties in staffing and managing international operations, high local wage scales and other operating costs and expenses. A significant portion of Pure Atria's international sales are denominated in foreign currencies and accordingly, Pure Atria is subject to foreign currency exchange risk. To the extent that international sales denominated in foreign currencies increase, Pure Atria's operating results could be adversely affected. Pure Atria has not engaged in foreign currency hedging activities, but is considering a hedging strategy for the future. See "Risk Factors--International Sales; Currency Fluctuations."

 Cost of Revenues

  Cost of Product Revenues. Cost of product revenues consists primarily of product media and duplication, manuals, packaging materials and shipping expenses. For the nine month periods ended September 30, 1996 and 1995, the cost of product revenues was $1,762,000 and $1,426,000, respectively, representing 3% of product revenues for each of the periods. The increase in the dollar amount was primarily due to the higher volume of products shipped.

  Cost of product revenues was $1.9 million, $841,000 and $560,000 in 1995, 1994 and 1993, respectively, representing 3% of the related product revenues. Cost of product revenues in absolute dollars increased 127% from 1994 to 1995 and 50% from 1993 to 1994. The increase in dollar amount was primarily due to the higher volume of products shipped and the amortization of certain intangible assets capitalized in connection with the 1995 acquisition of QualTrak.

  Cost of Maintenance and Other Revenues. Cost of maintenance and other revenues consists primarily of costs incurred in providing telephone support, product upgrades, and training and consulting to customers. Cost of maintenance and other revenues increased 96% to $8.0 million for the nine months ended September 30, 1996 from $4.1 million for the comparable prior year period, representing 28% and 26% of the related revenues for each nine month period, respectively.

  Cost of maintenance and other revenues was $6.0 million, $3.1 million and $1.3 million in 1995, 1994 and 1993, respectively, representing 27%, 29% and 29% of the related maintenance and other revenues for each respective year. Cost of maintenance and other revenues increased 90% from 1994 to 1995 and 144% from 1993 to 1994. The increase in dollar amount was primarily due to the increase in the number of customer support, training and consulting personnel and related overhead costs necessary to support a larger installed product base and expanded product line. Pure Atria believes that the cost of maintenance and other revenues will increase in dollar amount in the future.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses of sales and marketing personnel and promotional expenses. For the nine month period ended September 30, 1996, sales and marketing expense increased 57% to $42.6 million from $27.1 million for the prior year comparable period, representing 45% and 46%, respectively, of total revenues for each nine month period.

  Sales and marketing expenses were $39.1 million, $18.9 million and $10.3 million, or 46%, 44% and 49% as a percentage of total revenues, in 1995, 1994 and 1993, respectively. The dollar increase in sales and marketing expenses for all periods is primarily attributable to the domestic and international expansion of Pure Atria's sales force and related travel expenses and increased marketing activities, including trade shows, seminars and promotional expenses. Pure Atria believes that sales and marketing expenses will increase in dollar amounts in the future as Pure Atria continues to expand its sales and marketing staff.

  Research and Development. For the nine month period ended September 30, 1996, research and development expenses increased 53% to $16.5 million from $10.8 million for the prior year's comparable period, representing 17% and 18% of total revenues, respectively.

  Research and development expenses were $15.5 million, $9.5 million and $5.1 million, or 18%, 22% and 24% as a percentage of total revenues, in 1995, 1994 and 1993, respectively. This represents an increase of 63% from 1994 to 1995 and 86% from 1993 to 1994. The dollar increase in research and development expense was primarily due to increased staffing and associated support for software engineers required to expand and enhance Pure Atria's product line. Pure Atria believes that research and development expenses will continue to increase in dollar amounts in the future.

  General and Administrative. For the nine month period ended September 30, 1996, general and administrative expenses increased 32% to $7.6 million from $5.8 million for the prior year's comparable period, representing 8% and 10% of total revenues, respectively.

  General and administrative expenses were $7.8 million, $4.5 million and $2.3 million, or 9%, 10% and 11% as a percentage of total revenues, in 1995, 1994 and 1993, respectively. The dollar increase in general and administrative expenses for all periods was primarily due to increased staffing and associated expenses necessary to manage and support Pure Atria's growth. General and administrative expenses as a percentage of revenues have decreased for all periods as the result of increased revenue growth and economies of scale.

  In-Process Research and Development. In March 1995, Pure Atria acquired QualTrak for a purchase price of $11.9 million, of which $10.1 million was allocated to in-process research and development and expensed at the time of acquisition. Additionally, in the third quarter of 1995, Pure Atria recorded a $1.5 million dollar charge related to the acquisition of technology that was incorporated into the release of a client/server change request management product.

  Merger and Integration. In the third quarter 1996, Pure Atria recorded a charge of $35.3 million related to the Pure Atria Combination. This charge included direct transaction costs of $8.3 million and $27.0 million associated with integrating the operations of both companies. Included in integration charges were severance costs and other compensation expenses, redundant facility costs, computer and other equipment write-offs, contract termination costs, and other related costs. There can be no assurance that Pure Atria will not incur additional charges associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies. Merger-related expenses of $3.0 million were also recorded during the year ended December 31, 1995 in connection with the acquisition of Performix.

 Other Income

  Other income consists of the net effect of interest income, interest expense and miscellaneous income and expense items. Other income was $2.5 million for the nine months ended September 30, 1996 as compared to $1.6 million for the nine months ended September 30, 1995. Other income was $2.4 million, $835,000 and $139,000, or 2%, 2% and 1% as a percentage of total revenues, for 1995, 1994 and 1993, respectively. The increase in other income for each period primarily resulted from interest income generated from higher average cash balances.

 Income Taxes

  The income tax benefit for the nine months ended September 30, 1996 was $1.3 million. Pure Atria incurred income tax expense of $2.5 million for the nine months ended September 30, 1995, despite its operating loss for the nine months ended September 30, 1995 because the in-process research and development expense incurred in connection with the acquisition of QualTrak was not deductible for tax purposes.

  Pure Atria incurred income tax expenses of $5.4 million, $1.3 million and $83,000 in the years ended 1995, 1994, and 1993, respectively. The actual tax rates differ from the statutory rate primarily due to certain nonrecurring charges incurred in connection with acquisitions in both 1995 and 1996 which are not fully deductible for tax purposes, state income taxes, tax exempt interest and research credits. See Note 9 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, Pure Atria has financed its operations primarily through the sale of stock and cash generated from operations. In August 1995, Pure completed its initial public offering and received net proceeds of approximately $30.4 million. Additionally, Atria completed its initial public offering (collectively, with Pure's initial public offering, the "IPOs") in May 1994 and received proceeds of approximately $21.4 million. Pure Atria expects to use the remaining proceeds from these offerings for general corporate purposes, including working capital. A portion of these proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of Pure Atria. Pending such uses, these proceeds are invested in short term investments as discussed below. Prior to these IPOs, Pure Atria was funded by cash provided by operations.

  Cash and cash equivalents totaled $38.5 million at September 30, 1996 compared to $24.3 million at December 31, 1995 and compared to $20.5 million at December 31, 1994. The increase in cash and cash equivalents was primarily due to operating results, excluding merger and integration charges, and cash proceeds from the issuance of common stock, partially offset by capital additions related to the expansion of operations. As of September 30, 1996 and December 31, 1995, Pure Atria had short-term investments of $55.3 million and $54.2 million, respectively, with a maturity date of greater than three months from the date of purchase.

  For the nine month periods ended September 30, 1996 and 1995, Pure Atria incurred a net loss of $13.2 million and $3.0 million, respectively, which included non-recurring charges of $35.3 million and $11.6 million for the nine months ended September 30, 1996 and 1995, respectively, related to merger and integration expenses and in-process research and development expenses. For the nine months ended September 30, 1996, net cash was provided by operations primarily as a result of deferred revenues generated during the period, accruals required for merger and integration expenses, and other noncash expenses. For the nine months ended September 30, 1995, net cash was provided by operations primarily because the net loss of $3.0 million included a non-cash charge of $11.6 million related to in-process research and development.

  For the year ended December 31, 1995, Pure Atria incurred a net loss of $3.5 million which included non-recurring charges of $14.6 million. Net cash was provided by operations for the year ended December 31, 1995, primarily as the result of operations, as adjusted for non-recurring charges and depreciation, and deferred revenues generated during the period, accruals for payroll, merger and integration and other items, partially offset by growth in accounts receivable and increases in deferred taxes and other assets. The increase in accounts receivable reflects an increase in Days Sales Outstanding ("DSO"), as well as increased revenue levels. Pure Atria expect that DSO will increase as international revenues increase as Pure Atria expands into new markets and the customer base expands. For the year ended December 31, 1994, net cash was provided by operations as adjusted for depreciation, deferred revenues and accrued expenses, offset by an increase in accounts receivable.

  In the nine month periods ended September 30, 1996 and 1995, Pure Atria utilized $8.0 million and $5.6 million, respectively, of cash to purchase property and equipment. The purchases of property and equipment were primarily for computer hardware and software to support Pure Atria's growing employee base. In the nine months ended September 30, 1995, Pure Atria also used cash of $1.4 million in connection with the acquisition of QualTrak. In the year ended December 31, 1995, Pure Atria used cash of $8.2 million for the purchase of property and equipment and $1.6 million in connection with the acquisition of QualTrak. In 1994 and 1993, Pure Atria's investing activities consisted primarily of purchases of property and equipment. Pure Atria expects that the rate of purchases of property and equipment will remain constant or increase.

  Net cash provided by financing activities in the nine months ended September 30, 1996 consisted primarily of $5.1 million from the issuance of common stock through the employee stock purchase plan and exercise of stock options. In the nine months ended September 30, 1995, net cash was provided by the common stock issued in connection with the initial public offering of Pure which was partially offset by a distribution to stockholders of Performix.

  In the year ended December 31, 1995, net cash of $29.4 million was provided by financing activities, primarily from the sale of common stock in connection with Pure's initial public offering, partially offset by S corporation distributions to Performix shareholders. Net cash provided by financing activities in the year ended December 31, 1994 was $25.5 million and consisted primarily of sale of common stock in connection with a stock offering and proceeds for the issuance of redeemable convertible preferred stock. Net cash from financing activities in 1993 consisted primarily of bank borrowings, offset by S Corporation distributions to stockholders of Performix.

  As of September 30, 1996, Pure Atria had working capital of $60.6 million, compared to $65.0 million at December 31, 1995. Pure Atria does not have a bank line of credit. Pure Atria believes that its current cash balances, short-term investments, and anticipated cash flow from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months.

  From time to time, Pure Atria evaluates acquisitions of businesses, products or technologies that complement Pure Atria's business. Pure Atria has no present understandings, commitments or agreements with respect to any material acquisitions of other businesses, products or technologies. Any such transactions, if consummated, may use a portion of Pure Atria's working capital or require the issuance of additional debt or equity instruments.

FACTORS THAT MAY AFFECT FUTURE RESULTS

  Pure Atria operates in a rapidly changing environment that involves a number of risks, some of which are beyond the company's control. The following discussion highlights some of these risks. In addition, the following discussion should be read in conjunction with the section entitled "Risk Factors" included elsewhere in this Consent Solicitation Statement/Prospectus.

  Pure Atria's future results are subject to substantial risks and uncertainties. Although demand for Pure Atria's products has grown in recent years, the market for software tools is still emerging and any future growth depends upon continued market acceptance of software quality tools. Broad market acceptance of Pure Atria's products, including acceptance in markets characterized by greater usage of the Windows and Windows NT operating systems, is critical to Pure Atria's future success. Pure Atria believes that factors affecting the ability of Pure Atria's products to achieve broad market acceptance include: product performance, price, ease of adoption and the ability to displace existing approaches. The application development software industry is extremely competitive and is subject to rapid technological change, frequent new product introductions and evolving domestic and international industry standards that may render existing products and services obsolete. To be successful in the future, Pure Atria must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its current products and developing new products on a timely basis. In addition, Pure Atria expects that new product markets will need to be established for its future products, which will require significant sales and marketing resources. Pure Atria expects to confront new competitors as it introduces new products and expands into new markets. Certain current and potential competitors of Pure Atria are more established, benefit from greater market recognition and have substantially greater financial, development and marketing resources than Pure Atria. Competitive pressures or other factors, including entry into new markets, may result in significant price erosion that could have a material adverse effect on Pure Atria's results of operations. If the market for software tools fails to grow, or grows more slowly than Pure Atria anticipates, or if Pure Atria is unable to establish product markets for its new products, Pure Atria's business, operating results and financial condition would be materially affected. See "Risk Factors--Risks Associated with Expansion into New Markets; Emerging Market for ASQ Tools" and "--Competition; Risks of Litigation and Potential Litigation."

  Pure Atria's quarterly operating results have in the past and may in the future fluctuate significantly depending on factors such as demand for Pure Atria's products, the size and timing of orders, the number, timing and significance of new product announcements by Pure Atria and its competitors, the ability of Pure Atria to develop, introduce and market new and enhanced versions of Pure Atria's products on a timely basis, the level of product and price competition, changes in operating expenses, changes in average selling prices and product mix, changes in Pure Atria's sales incentive strategy, sales personnel changes, the mix of direct and indirect sales, product returns and general economic factors, among others. Pure Atria's products are typically shipped shortly after orders are received, and consequently, order backlog at the beginning of any quarter typically represents only a small portion of that quarter's expected revenues. Pure Atria has routinely received and may continue to routinely receive a substantial portion of its orders in the last month of a quarter, with these orders frequently concentrated in the last weeks or days of a quarter. Because product revenues in any quarter are substantially dependent upon orders booked and shipped during that quarter, revenues for any future quarter are not predictable with any significant degree of accuracy. Product revenues are also difficult to forecast because the markets for ASQ products is rapidly evolving and Pure Atria's sales cycle, from initial evaluation to multiple license purchases and the provision of support services, may vary substantially from customer to customer. Because Pure Atria's operating expenses are based on anticipated revenue levels and a high percentage of expenses are relatively fixed in the short term, variations in the timing of revenue recognition can cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings, shortfalls or losses. In such an event the price of Pure Atria Common Stock would likely be adversely affected. See "Risk Factors-- Fluctuations in Quarterly Results; Future Operating Results Uncertain."

               PURE ATRIA MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS AND EXECUTIVE OFFICERS

  The executive officers and directors of Pure Atria and their ages as of December 31, 1996 are as follows:

               NAME                 AGE                  POSITION
               ----                 ---                  --------
Paul Levine........................ 42  Chairman of the Board of Directors
Reed Hastings...................... 36  President and Chief Executive Officer
Chuck Bay.......................... 39  Vice President, Finance, Chief Financial
                                        Officer, and Secretary
W. Geoffrey Stein.................. 38  Vice President and General Counsel
Louis J. Volpe..................... 47  Director
David A. Litwack................... 49  Director
Thomas A. Jermoluk................. 40  Director
Larry W. Sonsini................... 55  Director
Aki Fujimura....................... 38  Director

  MR. LEVINE has been Chairman of the Board of Directors of Pure Atria since August 1996. From February 1990 through August 1996, Mr. Levine was President, Chief Executive Officer and a director of Atria Software, Inc., which he co-founded.

  MR. HASTINGS has been President and Chief Executive Officer and a director of Pure Atria since August 1996. From October 1991 through August 1996, Mr. Hastings served as President, Chief Executive Officer and as a director of Pure Software, Inc., which he founded in October 1991. From October 1990 to September 1991, Mr. Hastings was initially a full-time employee and later a part-time consultant at ADAPTIVE, Inc., a manufacturer of high speed communication switching products.

  MR. BAY has been Vice President, Finance, Chief Financial Officer and Secretary of Pure Atria since August 1996. Prior to August 1996, Mr. Bay had served as Vice President, Finance, Chief Financial Officer and General Counsel of Pure Software, Inc. since January 1995, and as Secretary since March 1995. From April 1994 to January 1995, Mr. Bay held various positions with Software Alliance Corporation, a software development and integration company, most recently as President and Chief Operating Officer. From April 1993 to April 1994, Mr. Bay held various positions with Spatial Technology, Inc., a software development company, most recently as President and Chief Financial Officer. From April 1989 to April 1993, Mr. Bay held various positions, including Treasurer, of NeXT Computer, Inc., a software development company.

  MR. STEIN has served as Vice President and General Counsel of Pure Atria since August 1996. From September 1995 to August 1996, Mr. Stein was General Counsel of Atria Software, Inc. From August 1992 to August 1995, Mr. Stein held a variety of positions in the Lotus Development Corporation legal department. From September 1988 to August 1992, Mr. Stein was an attorney at the law firm of Hutchins, Wheeler & Dittmar.

  MR. LITWACK has been a director of Pure Atria since August 1996, and was a director of Atria Software, Inc. from March 1994 through August 1996. Since July 1995, Mr. Litwack has been Senior Vice President of Sybase, Inc., a database software company. Since January 1994, Mr. Litwack has been President of the Powersoft Division of Sybase. From January 1992 to January 1994, Mr. Litwack was the President of Powersoft Corporation. From 1988 to January 1992, Mr. Litwack was the Senior Vice President, Research and Development of Powersoft Corporation.

  MR. VOLPE has been a director of Pure Atria since August 1996, and was a director of Atria Software, Inc., from March 1993 through August 1996. Since February 1996, Mr. Volpe has been Senior Vice President of Sales and Marketing of GeoTel Communications Corporation. From January 1995 to February 1996, Mr. Volpe was the Executive Assistant for Business Development with Parametric Technology Corporation, and was responsible for developing and marketing mechanical design automation software. From May 1993 to January 1995, Mr. Volpe was the Senior Vice President of Marketing and Operations of Parametric Technology Corporation. From September 1989 to May 1993, Mr. Volpe was the Vice President of Marketing and Operations of Parametric Technology Corporation. Mr. Volpe is a director of Softdesk, Inc.

  MR. JERMOLUK has been a director of Pure Atria since August 1996 and was a director of Pure Software Inc. from February 1996 to August 1996. Since August 1996, Mr. Jermoluck has been Chairman of the Board, President and Chief Executive Officer of @Home Networks. From 1994 to August 1996, Mr. Jermoluk was President and Chief Operating Officer of Silicon Graphics, Inc. ("SGI"). From 1991 to 1994, he was Executive Vice President of SGI, and from 1988 to 1991, he was Vice President and General Manager of SGI's Advanced System Division. He is a director of SGI and Forte Software, Inc.

  MR. SONSINI has been a director of Pure Atria since August 1996 and was a director of Pure Software Inc. from February 1996 to August 1996. Mr. Sonsini has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1966. He has been a member of that firm since 1970 and serves as Chairman of its Executive Committee. He is a director of Lattice Semiconductor Corporation, Novell, Inc., Pixar, Inc. and Silicon Valley Group Inc.

  MR. FUJIMURA has served as a director of Pure Atria since October 1996 and was a director of Pure Software, Inc. from April 1993 to August 1996. From December 1995 through August 1996, he served as Vice President, Systems Business Unit and Customer Satisfaction Group of Pure Software, Inc. From April 1993 until December 1995, he was Vice President, Engineering of Pure Software, Inc. From 1988 until April 1993, Mr. Fujimura held various positions at Cadence Design Systems, Inc., an electronic design automation company, most recently as Vice President, Framework Group.

  Pure Atria's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of Pure Atria. There is no family relationship between any director or executive officer of Pure Atria.

COMPENSATION OF DIRECTORS

  Directors do not receive additional monetary compensation for their services as directors of the Company. Nonemployee directors participate in the Pure Atria Option Plan. The Pure Atria Option Plan was adopted by the Board of Directors in May 1995 and approved by the stockholders in July 1995. The Pure Atria Option Plan provides for an automatic grant of a nonstatutory stock option to purchase 15,000 shares of Common Stock to a nonemployee director (an "Initial Option"). For directors holding their positions as of the date on which the underwriting agreement was signed in connection with Pure Atria's initial public offering, the Initial Option was granted on such date, and for directors who become such after such date, the Initial Option is granted on the date of the first meeting on which such individual participates as a director. An Initial Option has a term of ten years, is immediately exercisable subject to a repurchase option in favor of Pure Atria, and vests (i.e., is released from the Pure Atria's repurchase option) annually in equal fractions over four years, provided the Board member continues to serve as such on each anniversary of the Initial Option's date of grant. In addition, at each annual stockholders meeting, beginning in 1996, each nonemployee director will automatically be granted at that meeting, whether or not he or she is standing for re-election at that particular meeting, a stock option to purchase 5,000 shares of Common Stock (a "Subsequent Option"), provided such individual has served on the Board for at least six months prior to such meeting. Each Subsequent Option has a term of ten years, is immediately exercisable subject to a repurchase option in favor of Pure Atria, and vests (i.e., is released from the Pure Atria's repurchase option) in full on the first anniversary of its date of grant, provided the Board member continues to serve as such on such anniversary date. The exercise price of each option granted equals 100% of the fair market value of the Common Stock, based on the closing sales price of the Common Stock as reported on Nasdaq on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Pure Atria's Compensation Committee was formed in May 1995 and is currently composed of Messrs. Jermoluk, Litwack and Volpe. No interlocking relationship exists between any member of Pure Atria's Board of

Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Pure Atria or its subsidiaries.

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning total compensation of the Chief Executive Officer of Pure Atria and each of the five most highly compensated executive officers of Pure Atria during the last year (the "Pure Atria Named Officers"), for services rendered to the Company in all capacities during the last three fiscal years ended December 31, 1996:

                                                      LONG-TERM
                                                     COMPENSATION
                                                     ------------
                                                        AWARDS
                                                     ------------
                                ANNUAL COMPENSATION   SECURITIES
       NAME AND                 --------------------  UNDERLYING    ALL OTHER
  PRINCIPAL POSITION    YEAR      SALARY     BONUS     OPTIONS     COMPENSATION
----------------------- ----      ------   --------- ------------  ------------
Reed Hastings.......... 1996    $  160,000 $  71,288       --            --
 President, Chief
  Executive             1995       145,208    23,000       --            --
 Officer and Director   1994       125,000    42,500       --            --
Paul H. Levine(1)...... 1996       160,000   120,000    55,606(2)    $   510 (3)
 Chairman of the Board
  of Directors          1995(4)    160,000   120,000    30,892(2)        510
                        1994(4)    150,000    49,500       --            332
Chuck Bay.............. 1996       140,000   112,475    60,000           --
 Vice President,
  Finance, Chief        1995       122,167    27,094   180,000           --
 Financial Officer and
  Secretary             1994           --        --        --            --
W. Geoffrey Stein(5)... 1996       124,667    20,000    54,833(2)     75,304 (6)
 Vice President and
  General Counsel       1995           --        --        --            --
                        1994           --        --        --            --
David E. Anderson(7)... 1996       118,731    93,985    55,000       100,750(8)
 Former Vice President,
  North                 1995        83,425    53,103   200,000           --
 American Sales and
 Corporate              1994           --        --        --            --
 Marketing
Aki Fujimura(9)........ 1996       139,632    60,125   100,000       260,944 (8)
 Director and former
 Vice President,        1995       140,000    31,000       --            --
 Systems Business Unit
  and                   1994       130,000    41,000       --            --
 Customer Satisfaction
  Group

--------
(1) Mr. Levine was President and Chief Executive Officer of Atria until the Pure Atria Combination, when he became Chairman of the Board of Pure Atria.
(2) Represents the number of shares of Pure Atria Common Stock underlying an option that was originally granted by Atria for Atria capital stock. Such option was assumed by Pure Atria in connection with the Pure Atria Combination and was adjusted to reflect the exchange ratio for the Pure Atria Combination.
(3) Consists of premiums for term life insurance.
(4) The compensation information for this year represents compensation earned by Mr. Levine for services rendered to Atria in such year.
(5) Mr. Stein was General Counsel of Atria until the Pure Atria Combination, when he became Vice President and General Counsel of Pure Atria.
(6) Consists of $75,000 in reimbursement for relocation expenses and $304 in premiums for term life insurance.
(7) Mr. Anderson resigned as an executive officer of Pure Atria effective August 1996.
(8) Represents payments under agreements relating to employment. See "-- Employment Contracts."
(9) Mr. Fujimura resigned as an executive officer of Pure Atria effective August 1996. He is currently a Director of Pure Atria.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth, as to the Pure Atria Named Officers, information concerning stock options granted during the year ended December 31, 1996.



                                      INDIVIDUAL GRANTS
                         ----------------------------------------------- POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      PERCENT OF                          ASSUMED ANNUAL RATES OF
                         SECURITIES    TOTAL OPTIONS                        STOCK PRICE APPRECIATION
                         UNDERLYING     GRANTED TO                             FOR OPTION TERM(2)
                          OPTIONS      EMPLOYEES IN  EXERCISE EXPIRATION -----------------------------
          NAME            GRANTED       FISCAL YEAR   PRICE    DATE(1)         5%             10%
------------------------ ----------    ------------- -------- ---------- -------------- ---------------
Reed Hastings...........       --           --           --         --              --              --
Paul H. Levine..........    55,606(3)       1.2%     $21.69    01/30/06  $      758,506 $     1,922,203
Chuck Bay...............    60,000(4)       1.3       23.625   11/21/06         891,458       2,259,130
W. Geoffrey Stein.......     3,861(3)        .1       21.69    01/30/06          52,667         133,468
                            50,972(5)       1.1       21.69    07/25/06         695,295       1,762,014
David E. Anderson.......    55,000(4)       1.1       27.75    01/26/06         959,850       2,432,449
Aki Fujimura............   100,000(4)       2.1       27.75    01/26/06       1,745,183       4,422,635

--------
(1) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant, the optionee's death or an acquisition of Pure Atria.
(2) Under rules promulgated by the Commission, the amounts in these two columns represent the hypothetical gain that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10%. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of Pure Atria Common Stock were to increase at such rates from the price at 1996 year end ($24.75 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $40 and $64, respectively. The 5% and 10% assumed annual rates of appreciation do not represent Pure Atria's estimate or projection of future stock price growth.
(3) These options are nonstatutory, were granted under the Atria 1994 Stock Plan and have exercise prices equal to the fair market value on the date of grant. All such options have ten-year terms and vest in a series of equal quarterly installments over the next five years of employment.
(4) These options are either nonstatutory or incentive stock options, were granted under the Pure Atria Option Plan and have exercise prices equal to the fair market value on the date of grant. All such options have ten-year terms, are exercisable immediately upon grant, and are subject to Pure Atria's repurchase option which lapses as to 25% of the option shares upon completion of one year of service from the vesting commencement date and as to the balance of the option shares in a series of equal monthly installments over the next 36 months of employment thereafter, except for the options of Mr. Fujimura and Mr. Anderson, whose option vesting periods were accelerated in connection with their respective resignations as executive officers of Pure Atria. See "Employment Contracts."
(5) These options are nonstatutory, were granted under the Atria 1994 Stock Plan and have exercise prices equal to the fair market value on the date of grant. All such options have ten-year terms and vest in a series of equal monthly installments over 48 months of employment.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth, as to the Pure Atria Named Officers, certain information concerning stock options exercised during fiscal 1996 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Pure Atria's Common Stock as of December 31, 1996.

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                 OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                           SHARES                          END               FISCAL YEAR END (1)
                         ACQUIRED ON   VALUE    ------------------------- -------------------------
          NAME            EXERCISE    REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------ ----------- ---------- ----------- ------------- ----------- -------------
Reed Hastings...........       --           --        --          --             --          --
Paul H. Levine..........       --           --    139,632      24,096     $2,374,116    $130,547
Chuck Bay...............    60,000   $1,631,938   120,750      58,750      2,779,781      66,094
W. Geoffrey Stein.......     2,000       15,850    33,621      56,282        115,523     176,764
David E. Anderson.......    30,000      876,642   119,062         --       2,066,250         --
Aki Fujimura............   175,000    5,314,637   412,183      52,417      8,994,682         --

--------
(1) Market value of underlying securities based on the closing price of Pure Atria's Common Stock on December 31, 1996 on Nasdaq of $24.75 minus the exercise price.

EMPLOYMENT CONTRACTS

  In August 1996, Pure Atria entered into agreements with Mr. Fujimura and Mr. Anderson. Mr. Fujimura's agreement provided for a payment and for the acceleration of the vesting of his options in connection with the transition of his role from that of an executive officer to that of an independent Director of, and his agreement to refrain from competing in certain respects with, Pure Atria. Mr. Anderson's agreement provided for certain payments, the acceleration of the vesting of his options, and the forgiveness of a loan with an outstanding principal amount of $100,750 in connection with his agreement to refrain from competing with, and certain consulting services to be provided by him to, Pure Atria. See "Summary Compensation Table."

           PURE ATRIA CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In October 1995, Pure Atria retained Wilson Sonsini Goodrich & Rosati as its outside legal counsel. Larry W. Sonsini, who has been a member of Wilson Sonsini Goodrich & Rosati since 1970, became a director of Pure Atria in February 1996.

                         PURE ATRIA SECURITY OWNERSHIP

  The following table sets forth the beneficial ownership of Pure Atria Common Stock as of November 30, 1996 for the following: (i) each person or entity known by Pure Atria to own beneficially more than 5% of the outstanding shares of Pure Atria Common Stock; (ii) each of Pure Atria's current directors; (iii) each Pure Atria Named Officer; and (iv) all directors and executive officers of Pure Atria as a group.

                                                   SHARES
                                                BENEFICIALLY     PERCENTAGE
                     NAME                         OWNED(1)   BENEFICIALLY OWNED
                     ----                       ------------ ------------------
Amerindo Investment Advisors Inc.(2)(3)........  4,702,382          11.5%
 One Embarcadero Center, Suite 2300
 San Francisco, CA 94111
Reed Hastings(4)...............................  4,080,000          10.0
 c/o Pure Atria Corporation
 1309 South Mary Avenue
 Sunnyvale, CA 94087
Warburg, Pincus Counsellors, Inc.(2)...........  2,016,221           4.9
 466 Lexington Avenue
 New York, NY 10017
Paul H. Levine(5)..............................    504,837           1.2
Louis J. Volpe(6)..............................     62,962             *
David A. Litwack(7)............................      4,633             *
Thomas A. Jermoluk(8)..........................     15,000             *
Larry W. Sonsini(9)............................     15,000             *
Aki Fujimura(10)...............................    480,783           1.2
Chuck Bay(11)..................................    139,500             *
W. Geoffrey Stein(12)..........................     34,922             *
All directors and executive officers as a
 group:
 (9 persons)(13)...............................  5,337,398          12.8

--------
   * Represents less than 1% of the outstanding shares of Pure Atria.
 (1) The number and percentage of shares beneficially owned is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of November 30, 1996 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
 (2) This information was obtained from filings made with the Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.
 (3) These securities are owned in the aggregate by Amerindo Investment Advisors Inc., a California corporation, Amerindo Advisors (U.K.) Limited, Amerindo Investment Advisors, Inc., a Panama corporation, the Amerindo Advisors (U.K.) Limited Retirement Benefits Scheme, Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Renata Le Port; however, these stockholders expressly disclaim that they are, in fact the beneficial owner of all but 7,723 shares of such securities.
 (4) Mr. Hastings is also President, Chief Executive Officer and a director of Pure Atria.
 (5) Includes 141,176 shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996.
 (6) Includes 40,776 shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996.
 (7) Represents shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996.

 (8) Represents shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996.
 (9) Represents shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996. Mr. Sonsini is a member of Wilson Sonsini Goodrich and Rosati, Professional Corporation, counsel to Pure Atria.
(10) Includes 412,183 shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996.
(11) Includes 119,500 shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996.
(12) Includes 34,683 shares of Pure Atria Common Stock subject to options exercisable within sixty days from November 30, 1996.
(13) Includes 782,951 shares of Pure Atria Common Stock subject to options exercisable within sixty days of November 30, 1996 held by executive officers and directors of Pure Atria.

                      STOCK PRICE AND DIVIDEND INFORMATION

  Pure Atria Common Stock was traded on Nasdaq under the symbol "PRSW" from Pure's initial public offering in August 1995 until August 1996, when Pure Atria's trading symbol was changed to "PASW" in connection with the Pure Atria Combination. The following table sets forth the range of high and low closing prices for the Pure Atria Common Stock as reported on Nasdaq for the periods indicated.

                                                                  HIGH     LOW
                                                                 ------- -------
     Fiscal 1995
       Third Quarter*........................................... $43.75  $27.75
       Fourth Quarter...........................................  39.75   31.50
     Fiscal 1996
       First Quarter............................................  35.25   25.00
       Second Quarter...........................................  41.00   32.50
       Third Quarter............................................  37.875  19.875
       Fourth Quarter...........................................  37.50   23.375

--------
* Third Quarter data reflects the period from Pure's initial public offering in August through September 30, 1995.

  As of November 15, 1996, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price for the Pure Atria Common Stock as reported on Nasdaq was $26.625. As of December 31, 1996, the closing price for the Pure Atria Common Stock as reported on Nasdaq was $24.75.

  Pure Atria has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future. At December 31, 1996, there were approximately 407 Pure Atria stockholders of record.

  No established trading market exists for Integrity Capital Stock. As of December 31, 1996, there were eight holders of record of Integrity Capital Stock, 13 holders of options to purchase shares of Integrity Common Stock and one holder of warrants to purchase Integrity Preferred Stock. Integrity has never paid, and has no present intention to pay in the foreseeable future, any cash dividends on the Integrity Capital Stock.

                              INTEGRITY BUSINESS

GENERAL

  Integrity was founded to develop, market and support ASQ products for use in software development and design. Integrity is currently developing a suite of software testing applications and tools that is designed to automatically detect software defects and assist development teams in removing bugs from their products. Integrity's product suite is designed to assist software developers in ascertaining whether software programs in development will meet functional and performance specifications. Integrity believes that, upon successful completion of product development, its product suite can be used to reduce time to market, enhance software performance and lower development costs.

PRODUCTS AND TESTING PROCESS

  Integrity is developing an integrated suite of quality assurance software for the ASQ market, a major component of which is a next-generation graphical user interface tester. This software is designed to enhance the productivity of quality assurance professionals by more rapidly discovering bugs in software code written in C, C++, Visual Basic and Java running on Microsoft Windows 95 and Windows NT operating systems. Integrity's product suite uses proprietary technology and is designed to provide a repeatable quality process that allows users to find bugs in their software with a minimum of effort. Integrity began alpha testing in October 1996 and currently has beta testing planned for the first half of 1997.

SALES AND MARKETING

  Integrity plans to market its product suite to programmers and quality assurance professionals working within corporate development groups and independent software vendors. Integrity intends to implement a sales effort comprising telesales and field sales representatives teamed together with a dedicated system engineer concentrating on pre-sales support and installation, and a marketing representative to help qualify leads. Integrity also intends to implement a marketing program focused on seminar programs and the World Wide Web.

RESEARCH AND DEVELOPMENT

  Integrity believes that its future success will depend in large part on its ability to develop and release its product suite, maintain technological competitiveness and meet an expanding range of customer requirements. In addition to product development, Integrity's research and development organization is responsible for exploring new directions and applications of the core technologies, migrating new technologies into the existing product lines and maintaining strong relationships outside Integrity both within the industry and in academia. Integrity uses all of its own products to improve software quality and to improve its software development process. In addition, Integrity has an internal tools group that develops new tools for improving software quality and process automation for internal use.

  Software products as complex as Integrity's are subject to delay and there can be no assurance that Integrity will not encounter difficulties that could delay or prevent the successful and timely development, introduction and marketing of these products. In addition, because the market for these tools is an emerging market, there can be no assurance that these products will achieve any significant degree of market acceptance. Failure to release these products in a timely manner and on a cost-effective basis, or failure of these products to achieve any significant degree of market acceptance, could have a material adverse effect upon the business, operating results and financial condition of Integrity.

PROPRIETARY RIGHTS

  Integrity relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its technology. Integrity also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

  Integrity currently has one trademark application and one pending patent application on file at the U.S. Patent and Trademark Office. There can be no assurance that Integrity's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, or Integrity's pending or future trademark applications will be issued with the scope of the claims sought by Integrity, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to Integrity's technology or design around the patents that may be owned by Integrity.

  The source code for Integrity's proprietary software is protected both as a trade secret and as an unpublished copyrighted work. Despite these precautions, it may be possible for a third party to otherwise obtain and use Integrity's products or technology without authorization or to develop similar technology independently. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Integrity generally enters into confidentiality or license agreements with its employees, distributors and potential customers and limits access to and distribution of its software, documentation and other proprietary information. Nevertheless, there can be no assurance that the steps taken by Integrity will prevent misappropriation of its technology.

  Integrity expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in Integrity's industry segment grows and the functionality of products in different industry segment overlaps. There can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted against Integrity or that any such assertions will not materially adversely affect Integrity's business, operating results and financial condition. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation and diversion of resources, cause product shipment delays or require Integrity to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Integrity or at all. In the event of a successful claim of product infringement against Integrity and failure or inability of Integrity to license the infringed or similar technology, Integrity's business, operating results and financial condition could not be materially adversely affected.

  Integrity also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in Integrity's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to Integrity on commercially reasonable terms. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated, which would adversely affect Integrity's business, operating results and financial condition.

HISTORY OF INTEGRITY

  Integrity was incorporated in Delaware on November 1, 1995. In January 1996 Integrity sold 2,025,000 shares of Series A Preferred Stock to investors to cover initial operating and product development expenses. Integrity's principal administrative, sales, marketing, research and development facility occupies approximately 4,000 square feet in one building in Campbell, California. As of November 1, 1996, Integrity employed a total of 11 people.

                INTEGRITY MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The following discussion of Integrity's plan of operations should be read in conjunction with the Integrity Financial Statements and the Notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Integrity's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including, but not limited to those discussed herein and elsewhere in this Consent Solicitation Statement/Prospectus.

OVERVIEW

  Since its inception in November 1995, Integrity has been engaged in the research and development of ASQ software products for use in software development and design. Integrity's products under development comprise the components of what is intended to be a suite of ASQ software products. To date, Integrity has generated no revenues from the sale of its product suite, and it has been unprofitable since inception.

  Integrity began alpha testing its product suite in October 1996 and currently plans to release a beta version for testing during the first half of 1997. Integrity currently plans to release its product suite for initial customer shipments during the second half of 1997. Integrity expects to continue to spend considerable resources in the development of its product suite for at least the next 12 months. Integrity's plan of operations for the next 12 months does not include material expenditures for or proceeds from the purchase or sale of plant or significant equipment. However, Integrity expects to hire approximately 20 to 25 employees in the next 12 months.

RESULTS OF OPERATIONS--INCEPTION THROUGH SEPTEMBER 30, 1996

  Research and Development Expenses. Research and development expenses consist primarily of personnel costs, consulting fees and software license fees to support Integrity's software development activities. Integrity's research and development expenses were $641,800 for the period from inception through September 30, 1996.

  General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs and professional fees. Integrity's general and administrative expenses were $548,700 for the period from inception through September 30, 1996.

  Interest Income. Interest income primarily represents interest earned by Integrity on its cash and short-term investments. Interest income was approximately $35,500 for the period from inception through September 30, 1996.

  Interest Expense. Interest expense represents interest owing on Integrity's long-term debt. Interest expense was approximately $9,200 for the period from inception through September 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  To date, Integrity has financed its operations through the private sale of equity securities and the use of capitalized leases for equipment financing. Integrity sold $2.0 million of its redeemable Series A Preferred Stock in January 1995 and, as of September 30, 1996, Integrity had approximately $83,000 outstanding under Integrity's equipment lease financing line of credit. During the period from inception through September 30, 1996, net cash used in operating activities was approximately $1.1 million, net cash used in investing activities was $23,400 and net cash provided by financing activities was approximately $2.1 million. Prior to the execution of the Merger Agreement, Integrity was in discussions with certain venture capitalists with regard to another round of financing since Integrity projected that it would be required to raise additional capital in the first quarter of 1997 through the private sale of equity securities in order to finance its operations in 1997. There can be no assurance, however, that if the Merger is not consummated, additional required financing will be available through equity offerings, bank borrowings, or otherwise, or that if such financing is available, it will be available on terms favorable to Integrity or its stockholders.

                INTEGRITY MANAGEMENT AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of Integrity as of December 31, 1996.

      NAME          AGE                     POSITION
      ----          ---                     --------
Stephen J. Kahn      48 Chairman of the Board of Directors, President
                        and Chief Executive Officer
Robert W. Warfield   35 Director and Vice President of Engineering,
                        Chief Financial Officer and Chief Technical
                        Officer
Marc B. Randolph     38 Vice President of Marketing
Stephen L. Domenik   45 Director
Mark P. Gorenberg    41 Director

  MR. KAHN, a co-founder of Integrity, has served as President, Chief Executive Officer and Chairman of the Board of Directors of Integrity since its inception in 1995. Prior to founding Integrity, Mr. Kahn was a partner with Mohr, Davidow Ventures, a venture capital firm, from September 1994 to November 1995 and held various positions at Borland International ("Borland"), a software company, from August 1988 to March 1994, including Senior Vice President and General Manager, Products Division and Vice President of Marketing. Prior to joining Borland, he held senior management positions at Lotus Development Corporation, Atari Corporation, Clorox Company, and Procter & Gamble Company. Mr. Kahn holds an M.B.A. from the University of California at Berkeley and a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute.

  MR. WARFIELD, a co-founder of Integrity, has served as Vice President of Engineering, Chief Financial Officer and Chief Technical Officer, and a member of the Board of Directors of Integrity since its inception in 1995. Prior to founding Integrity, Mr. Warfield served as Vice President of Desktop Development at Oracle Corporation, a database software company, from August 1995 to November 1995, Vice President of Engineering at Planning & Logic, a software company, from November 1994 to February 1995, and Vice President of Systems and General Partner at New Media Ventures, a venture capital fund, from November 1993 to June 1994. Prior to joining New Media Ventures, Mr. Warfield held various positions at Borland from November 1988 to November 1993, including Vice President of Product Planning and Vice President of Research & Development. Mr. Warfield holds a B.A. in Computer Science from Rice University.

  MR. RANDOLPH has served as Vice President of Marketing since June 1996. Prior to joining Integrity, Mr. Randolph served as Vice President of Marketing at Visioneer Communications, a scanner systems company, from May 1995 to March 1996, and held various positions at Borland from October 1988 to April 1995, including Vice President and General Manager, Consumer Products Division and Vice President of Direct and Corporate Marketing. Mr. Randolph holds a B.A. degree in Geology from Hamilton College.

  MR. DOMENIK has been a member of Integrity's Board of Directors since January 1996. Mr. Domenik has served as a General Partner of Sevin Rosen Fund V from July 1996 to present and has been employed by Sevin Rosen since July 1995. From January 1992 to July 1995, Mr. Domenik served as the Vice President of Marketing for Cyrix Corporation, a portfolio management company. Mr. Domenik also serves on the Board of Directors of several privately held companies. Mr. Domenik received both an A.B. and a M.S.E.E. from the University of California at Berkeley.

  MR. GORENBERG has been a member of Integrity's Board of Directors since January 1996. Since July 1993, Mr. Gorenberg has been a general partner of Hummer Winblad Venture Partners II, an investment partnership, and, since July 1990, Mr. Gorenberg has been an associate of Hummer Winblad Equity Partners. Mr. Gorenberg is also a director of Scopus Technologies, and several privately held companies. Mr. Gorenberg earned a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology, an M.S. degree in Electrical Engineering from the University of Minnesota and an M.S. degree in Engineering Management from Stanford University.

COMPENSATION OF DIRECTORS

  Directors of Integrity receive no compensation for their services as directors. Directors are eligible for option grants under the Integrity Option Plan.

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning compensation of Integrity's Chief Executive Officer and two other executive officers who would have earned salary and bonus in excess of $100,000 for services rendered in all capacities to Integrity for the fiscal year ended December 31, 1996 (the "Integrity Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                              COMPENSATION
                                                                 AWARDS
                                                              ------------
                                          ANNUAL COMPENSATION  SECURITIES
                                          -------------------  UNDERLYING
     NAME & PRINCIPAL POSITION             YEAR     SALARY    OPTIONS/SARS
     -------------------------            ------------------- ------------
Stephen J. Kahn..........................    1996 $   150,000
 President and Chief Executive Officer
Robert W. Warfield.......................    1996 $   150,000
 Vice President of Engineering, Chief
  Financial
  Officer and Chief Technical Officer
Marc B. Randolph.........................    1996 $    81,250   150,000
 Vice President of Marketing

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning the stock option grants made to each of the Integrity Named Executive Officers for the year ended December 31, 1996.

                            INDIVIDUAL GRANTS
                         -----------------------
                                                                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                      PERCENT                          ANNUAL RATES OF
                         NUMBER OF    OF TOTAL                           STOCK PRICE
                         SECURITIES   OPTIONS                          APPRECIATION FOR
                         UNDERLYING  GRANTED TO                         OPTION TERM(3)
                          OPTIONS   EMPLOYEES IN EXERCISE EXPIRATION --------------------
          NAME           GRANTED(1) FISCAL YEAR  PRICE(2)    DATE       5%        10%
          ----           ---------- ------------ -------- ---------- --------- ----------
Marc B. Randolph........  150,000       34.8%     $0.10    06/16/06  $   9,433 $   23,906

--------
(1) The option listed in the table is immediately exercisable. The shares purchasable thereunder are subject to repurchase by Integrity at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the vesting commencement date and the balance in a series of equal monthly installments over the next 36 months of service thereafter.

(2) The exercise price may be paid in cash, in shares of Integrity's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Integrity may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.
(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Integrity's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officer.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

There were no option or stock appreciation right exercises by the Integrity Named Executive Officers for the year ended December 31, 1996.

                                   NUMBER OF
                             SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS
                                FISCAL YEAR-END          AT FISCAL YEAR END(1)
                          ---------------------------- -------------------------
          NAME            EXERCISABLE(2) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -------------- ------------- ----------- -------------
Marc B. Randolph.........    150,000            0       $933,810          0

--------
(1) Based on the fair market value of the Integrity's Common Stock at year-end ($6.3254 per share, as determined by the Company's Board of Directors) less the exercise price payable for such shares.
(2) The option listed in the table is immediately exercisable. The shares purchasable thereunder are subject to repurchase by Integrity at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the vesting commencement date and the balance in a series of equal monthly installments over the next 36 months of service thereafter.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Mr. Kahn and Mr. Warfield have each executed Restricted Stock Purchase Agreements with Integrity, each dated November 20, 1995, pursuant to which 50% of their respective unvested shares of Integrity Common Stock automatically vest in connection with certain changes of control of Integrity. Mr. Kahn and Mr. Warfield have executed Waiver and Amendment Agreements with Integrity and Pure Atria dated November 17, 1996, pursuant to which they each have agreed to waive their rights to acceleration of vesting under their respective Restricted Stock Purchase Agreements in connection with the consummation of the Merger. The Waiver and Amendment Agreements provide for acceleration of vesting of all of Mr. Kahn's and Mr. Warfield's respective unvested shares in the event that the purchaser's employment with Pure Atria following the Merger is terminated without cause. None of Messrs. Kahn, Warfield and Randolph have employment agreements with Integrity that restrict Integrity's ability to terminate their employment at any time.

           INTEGRITY CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In November 1996, Integrity entered into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in Integrity's Bylaws and to provide additional procedural protections.

  In January 1996, Integrity sold an aggregate of 2,025,000 shares of Series A Preferred Stock to investors, including Sevin Rosen Funds and Hummer Winblad Venture Partners, at a price of $1.00 per share. Stephen L. Domenik, a partner with the Sevin Rosen Funds, and Mark P. Gorenberg, a partner with Hummer Winblad Venture Partners, became directors of Integrity in connection with this transaction.

  Integrity believes that all of the transactions set forth above were made on terms no less favorable to Integrity than could have been otherwise obtained from unaffiliated third parties. All future transactions between Integrity and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors, and will be on terms no less favorable to Integrity than could have been obtained from unaffiliated third parties.

                         INTEGRITY SECURITY OWNERSHIP

  The following table sets forth information with respect to beneficial ownership of shares of Integrity's Common Stock as of November 30, 1996 for
(i) each person who is known by Integrity to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the Integrity Named Executive Officers and each executive officers of Integrity as of December 31, 1996,
(iii) each director of Integrity and (iv) all directors and executive officers of Integrity as a group.

                                                    SHARES
                                                 BENEFICIALLY     PERCENTAGE
                     NAME                          OWNED(1)   BENEFICIALLY OWNED
                     ----                        ------------ ------------------
Stephen J. Kahn................................   1,125,000          26.3%
Robert W. Warfield.............................   1,125,000          26.3%
Entities affiliated with Hummer Winblad Venture
 Partners (2)..................................   1,000,000          23.4%
5900 Hollis Street, Suite R
Emeryville, California 94608
Entities affiliated with Sevin Rosen Funds (3).   1,000,000          23.4%
550 Lytton Avenue, Suite 200
Palo Alto, California 94301
Mark P. Gorenberg (2)..........................   1,000,000          23.4%
Stephen L. Domenik (3).........................   1,000,000          23.4%
Marc B. Randolph (4)...........................     150,000           3.4%
All directors and executive officers as a group
 (5 persons) (5)...............................   4,400,000          99.4%

--------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 2,250,000 shares of Common Stock and 2,025,000 shares of Series A Preferred Stock outstanding as of November 30, 1996. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options that are exercisable within 60 days of November 30, 1996. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Integrity QA Software, Inc., 1550 South Bascom Avenue, Suite 380, Campbell, California 95008. Except pursuant to applicable community property laws, Integrity believes the persons named in the table have sole voting and investment power with respect to all shares.
(2) Includes 960,000 shares of Series A Preferred Stock held by Hummer Winblad Venture Partners II, L.P. and 40,000 shares of Series A Preferred Stock held by Hummer Winblad Technology Fund II, L.P. Mr. Gorenberg is a general partner of Hummer Winblad Venture Partners II, L.P. and Hummer Winblad Technology Fund II, L.P. Mr. Gorenberg disclaims beneficial ownership of shares held by such entities except for his proportional interest therein.
(3) Includes 954,205 shares of Series A Preferred Stock held by Sevin Rosen Fund V, L.P., 40,795 shares of Series A Preferred Stock held by Sevin Rosen V Affiliates Fund, L.P. and 5,000 shares of Series A Preferred Stock held by Sevin Rosen Bayless Management Company (collectively, the "Sevin Rosen Funds"). Mr. Domenik is a general partner of SRB Associates V L.P., the general partner of the Sevin Rosen Funds. Mr. Domenik disclaims beneficial ownership of shares held by the Sevin Rosen Funds except for his proportional interest therein.
(4) Consists of 150,000 shares issuable upon exercise of stock options exercisable within 60 days of November 30, 1996.
(5) Includes 150,000 shares issuable upon exercise of stock options exercisable within 60 days of November 30, 1996.

                                    EXPERTS

  The consolidated financial statements of Pure Atria Corporation, as of December 31, 1994 and 1995, and for each of the years in the three year period ended December 31, 1995, included in this Consent Solicitation Statement/Prospectus and Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing elsewhere herein, which is based in part on the report of Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, relating to the consolidated financial statements of Atria Software, Inc. (not presented separately herein). The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The financial statements of Integrity QA Software, Inc. for the period from inception through September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Pure Atria Common Stock issuable pursuant to the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for Pure Atria by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), Menlo Park, California, is acting as counsel for Integrity in connection with certain legal matters relating to the Merger and the transactions contemplated thereby. G&H Partners, an investment partnership of which certain partners of Gunderson Dettmer are partners, beneficially owns 25,000 shares of Integrity's Series A Preferred Stock.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pure Atria Corporation and Subsidiaries (formerly Pure Software, Inc.):
  Reports of Independent Auditors.........................................  F-2
  Consolidated Balance Sheets.............................................  F-4
  Consolidated Statements of Operations...................................  F-5
  Consolidated Statements of Redeemable Convertible Preferred Stock and
   Stockholders' Equity (Deficit).........................................  F-6
  Consolidated Statements of Cash Flows...................................  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Integrity QA Software, Inc. (a company in the development stage):
  Report of Independent Accountants....................................... F-20
  Balance Sheet........................................................... F-21
  Statement of Operations................................................. F-22
  Statement of Stockholders' Equity (Deficit)............................. F-23
  Statement of Cash Flows................................................. F-24
  Notes to Financial Statements........................................... F-25

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Pure Atria Corporation:

  We have audited the accompanying consolidated balance sheets of Pure Atria Corporation (formerly Pure Software, Inc.) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Atria Software, Inc., a company acquired by the Company in a business combination accounted for as a pooling of interests, as described in Note 11 to the consolidated financial statements, which statements reflect total assets constituting 68% and 47% as of December 31, 1994 and 1995, respectively, and total revenues constituting 44%, 49%, and 48% in fiscal 1993, 1994, and 1995, respectively, of the related consolidated totals. The statements of Atria Software, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Atria Software, Inc., is based solely upon the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pure Atria Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Jose, California
January 18, 1996, except as to
    Note 2, which is as
    of August 26, 1996

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
ATRIA SOFTWARE, INC.

  We have audited the consolidated balance sheets of Atria Software, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 (not presented separately herein). Our audits also included the related financial statement schedule for each of the three years in the period ended December 31, 1995 (not presented separately herein). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atria Software, Inc. at December 31, 1994 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Boston, Massachusetts
January 23, 1996

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                         (FORMERLY PURE SOFTWARE, INC.)

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   DECEMBER 31,
                                                 ----------------  SEPTEMBER 30,
                                                  1994     1995        1996
                                                 ------- --------  -------------
                                                                    (UNAUDITED)
                     ASSETS
Current assets:
  Cash and cash equivalents..................... $20,525 $ 24,294    $ 38,450
  Short-term investments........................  22,007   54,240      55,340
  Accounts receivable, net of allowances of
   $592, $838, and $2,050 in 1994, 1995, and
   1996, respectively...........................   6,817   16,613      21,706
  Prepaid expenses and other assets.............     890    1,876       3,198
  Deferred tax assets...........................     899    2,220       5,881
                                                 ------- --------    --------
    Total current assets........................  51,138   99,243     124,575
Property and equipment, net.....................   3,340    8,314      10,566
Other assets, net...............................     238    2,517       1,751
                                                 ------- --------    --------
    Total assets................................ $54,716 $110,074    $136,892
                                                 ======= ========    ========
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
                     STOCK,
            AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank borrowings and capital lease obligations. $   619 $    321    $    --
  Accounts payable..............................   1,206    1,846       2,928
  Accrued payroll and related expenses..........   1,803    5,722       8,338
  Accrued merger and integration expenses.......     --     1,887      18,969
  Other accrued expenses........................   3,046    7,139      11,031
  Deferred revenue..............................   7,531   13,945      21,081
  Income taxes..................................   1,064    3,359       1,665
                                                 ------- --------    --------
    Total current liabilities...................  15,269   34,219      64,012
                                                 ------- --------    --------
Commitments and contingencies
Redeemable convertible preferred stock; $.0001
 par value; 6,600,000 shares authorized;
 6,057,456 shares issued and outstanding in
 1994, no shares authorized, issued, or
 outstanding in 1995 and 1996 (liquidation
 preference of $6,518 in 1994).................... 6,467      --          --
                                                 ------- --------    --------
Stockholders' equity:
  Preferred stock; $.0001 par value; 2,000,000
   shares authorized; no shares issued and
   outstanding..................................     --       --          --
  Common stock; $.0001 par value; 80,000,000
   shares authorized; 29,760,373, 39,086,379,
   and 40,204,932 shares issued and outstanding
   in 1994, 1995, and 1996, respectively........       3        4           4
  Additional paid-in capital....................  28,195   78,162      88,802
  Cumulative translation adjustment.............     --      (146)       (517)
  Retained earnings (accumulated deficit).......   4,782   (2,165)    (15,409)
                                                 ------- --------    --------
    Total stockholders' equity..................  32,980   75,855      72,880
                                                 ------- --------    --------
    Total liabilities, redeemable convertible
     preferred stock, and stockholders' equity.. $54,716 $110,074    $136,892
                                                 ======= ========    ========

          See accompanying notes to consolidated financial statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                         (FORMERLY PURE SOFTWARE, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                  ------------------------  ------------------
                                   1993    1994     1995      1995      1996
                                  ------- ------- --------  --------  --------
                                                               (UNAUDITED)
Revenues:
  Product........................ $16,735 $32,077 $ 62,133  $ 43,373  $ 66,777
  Maintenance and other..........   4,452  10,681   22,052    15,316    27,937
                                  ------- ------- --------  --------  --------
    Total revenues...............  21,187  42,758   84,185    58,689    94,714
                                  ------- ------- --------  --------  --------
Cost of revenues:
  Product........................     560     841    1,909     1,426     1,762
  Maintenance and other..........   1,289   3,141    5,956     4,050     7,957
                                  ------- ------- --------  --------  --------
    Total cost of revenues.......   1,849   3,982    7,865     5,476     9,719
                                  ------- ------- --------  --------  --------
    Gross margin.................  19,338  38,776   76,320    53,213    84,995
                                  ------- ------- --------  --------  --------
Operating expenses:
  Sales and marketing............  10,298  18,934   39,063    27,133    42,596
  Research and development.......   5,101   9,465   15,468    10,826    16,528
  General and administrative.....   2,349   4,450    7,791     5,752     7,619
  In process research and devel-
   opment........................     --      --    11,600    11,600       --
  Merger and integration.........     --      --     2,961       --     35,255
                                  ------- ------- --------  --------  --------
    Total operating expenses.....  17,748  32,849   76,883    55,311   101,998
                                  ------- ------- --------  --------  --------
Income (loss) from operations....   1,590   5,927     (563)   (2,098)  (17,003)
Other income.....................     139     835    2,404     1,621     2,476
                                  ------- ------- --------  --------  --------
  Income (loss) before income
   taxes (benefit)...............   1,729   6,762    1,841      (477)  (14,527)
Income taxes (benefit)...........      83   1,335    5,363     2,539    (1,283)
                                  ------- ------- --------  --------  --------
  Net income (loss).............. $ 1,646 $ 5,427 $ (3,522) $ (3,016) $(13,244)
                                  ======= ======= ========  ========  ========
Net loss per share...............                                      $ (0.33)
                                                                      ========
Pro forma net income (loss) per
 share:
  Income (loss) before income
   taxes, as reported............         $ 6,762 $  1,841  $   (477)
  Pro forma income taxes.........           1,630    6,087     3,263
                                          ------- --------  --------
Pro forma net income (loss)......         $ 5,132 $ (4,246) $ (3,740)
                                          ======= ========  ========
Pro forma net income (loss) per
 share...........................         $  0.14  $ (0.11)  $ (0.10)
                                          ======= ========  ========
Shares used in per share
 computations....................          36,394   37,600    38,852    39,706
                                          ======= ========  ========  ========

          See accompanying notes to consolidated financial statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                         (FORMERLY PURE SOFTWARE, INC.)

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                             REDEEMABLE                                                            TOTAL
                            CONVERTIBLE                                              RETAINED     STOCK-
                          PREFERRED STOCK    COMMON STOCK   ADDITIONAL CUMULATIVE    EARNINGS    HOLDERS'
                          -----------------  --------------  PAID-IN   TRANSLATION (ACCUMULATED   EQUITY
                          SHARES    AMOUNT   SHARES  AMOUNT  CAPITAL   ADJUSTMENT    DEFICIT)    (DEFICIT)
                          -------  --------  ------  ------ ---------- ----------- ------------ ------------
Balances, December 31,
 1992...................    5,370  $  8,553  13,311   $ 1    $   138      $ --       $ (1,741)  $(1,602)
Issuance of Atria Series
 B redeemable
 convertible preferred
 stock..................        9        50     --    --         --         --            --        --
Repurchase of Pure
 Series B redeemable
 convertible preferred
 stock..................      (48)      (39)    --    --         --         --            --        --
Exercise of stock
 options................      --        --    1,458   --         142        --            --        142
Issuance of common stock
 to consultants.........      --        --        4   --         --         --            --        --
Repurchase of common
 stock..................      --        --     (419)  --         (23)       --            --        (23)
Contribution of common
 stock by founder.......      --        --     (300)  --         --         --            --        --
Distributions to
 stockholders...........      --        --      --    --         --         --           (250)     (250)
Net income..............      --        --      --    --         --         --          1,646     1,646
                          -------  --------  ------   ---    -------      -----      --------   -------
Balances, December 31,
 1993...................    5,331     8,564  14,054     1        257        --           (345)      (87)
Conversion of Atria
 preferred stock........     (809)   (6,167)  8,959     1      6,166        --            --      6,167
Issuance of Pure Series
 C redeemable
 convertible preferred
 stock..................    1,536     4,070     --    --         --         --            --        --
Atria initial public
 offering...............      --        --    6,085     1     21,401        --            --     21,402
Exercise of stock
 options................      --        --      683   --         202        --            --        202
Income tax benefit
 related to option
 plans..................      --        --      --    --         170        --            --        170
Distributions to
 stockholder............      --        --      --    --         --         --           (300)     (300)
Purchase of treasury
 stock..................      --        --      (21)  --          (1)       --            --        (1)
Net income..............      --        --      --    --         --         --          5,427     5,427
                          -------  --------  ------   ---    -------      -----      --------   -------
Balances, December 31,
 1994...................    6,058     6,467  29,760     3     28,195        --          4,782    32,980
Issuance of Pure Series
 D redeemable
 convertible preferred
 stock..................      788     9,706     --    --         --         --            --        --
Pure initial public
 offering...............      --        --    2,000   --      30,396        --            --     30,396
Conversion of Pure
 preferred stock........   (6,846)  (16,173)  6,846     1     16,172        --            --     16,173
Exercise of stock
 options................      --        --      532   --         530        --            --        530
Income tax benefit
 related to option
 plans..................      --        --      --    --         800        --            --        800
Currency translation
 adjustment.............      --        --      --    --         --        (146)          --       (146)
Distributions to
 stockholders...........      --        --      --    --         --         --         (1,800)   (1,800)
Reclassification of
 undistributed S
 corporation earnings...      --        --      --    --       1,625        --         (1,625)      --
Stock issued under stock
 purchase plan..........      --        --       44   --         453        --            --        453
Purchase of treasury
 stock..................      --        --      (96)  --          (9)       --            --        (9)
Net loss................      --        --      --    --         --         --         (3,522)   (3,522)
                          -------  --------  ------   ---    -------      -----      --------   -------
Balances, December 31,
 1995...................      --        --   39,086     4     78,162       (146)       (2,165)   75,855
Exercise of stock
 options (unaudited)....      --        --      969   --       2,713        --            --      2,713
Stock issued under stock
 purchase plan
 (unaudited)............      --        --      150   --       2,388        --            --      2,388
Income tax benefit
 related to option plans
 (unaudited)............      --        --      --    --       1,540        --            --      1,540
Stock compensation
 expense (unaudited)....      --        --      --    --       3,999        --            --      3,999
Currency translation
 adjustment (unaudited).      --        --      --    --         --        (371)          --       (371)
Net income (unaudited)..      --        --      --    --         --         --        (13,244)  (13,244)
                          -------  --------  ------   ---    -------      -----      --------   -------
Balances, September 30,
 1996 (unaudited).......      --   $    --   40,205   $ 4    $88,802      $(517)     $(15,409)  $72,880
                          =======  ========  ======   ===    =======      =====      ========   =======

          See accompanying notes to consolidated financial statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                         (FORMERLY PURE SOFTWARE, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                               ---------------------------  ------------------
                                1993      1994      1995      1995      1996
                               -------  --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)............ $ 1,646  $  5,427  $ (3,522) $ (3,016) $(13,244)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization...............     750     1,814     3,192     2,469     4,784
  Noncash merger and
   integration costs..........     --        --        331       --      6,512
  Tax benefit of stock option
   exercises..................     --        170       800       600     1,540
  In process research and
   development................     --        --     11,600    11,600       --
  Changes in operating assets
   and liabilities:
   Accounts receivable........  (2,480)   (2,625)   (9,250)   (6,088)   (5,664)
   Prepaid expenses and other
    current assets............    (376)     (307)     (766)     (349)   (1,370)
   Deferred tax assets........    (176)     (682)   (2,236)      (86)   (3,661)
   Accounts payable...........     297       615       622       992     1,082
   Accrued payroll and related
    expenses..................     577       985     3,784     2,396     2,466
   Accrued merger and
    integration expenses......     --        --      1,887       --     17,082
   Other accrued expenses.....     904     1,841     4,001     3,891     4,163
   Deferred revenue...........   1,399     4,101     6,025     3,568     7,146
   Income taxes...............     116       813     2,295       292    (1,694)
                               -------  --------  --------  --------  --------
    Net cash provided by
     operating activities.....   2,657    12,152    18,763    16,269    19,142
                               -------  --------  --------  --------  --------
Cash flows from investing
 activities:
  Purchases of property and
   equipment, net.............  (1,445)   (3,251)   (8,212)   (5,577)   (7,998)
  Other assets................    (164)     (118)     (395)     (415)      (94)
  Acquisitions, net of cash
   acquired...................     --        --     (3,137)   (2,939)      --
  Purchases of short-term
   investments, net...........     --    (22,041)  (32,367)  (32,249)   (1,240)
                               -------  --------  --------  --------  --------
    Net cash used in investing
     activities...............  (1,609)  (25,410)  (44,111)  (41,180)   (9,332)
                               -------  --------  --------  --------  --------
Cash flows from financing
 activities:
  Bank borrowings.............     200       250       --        --        --
  Repayments of bank
   borrowings and capital
   leases.....................     --        (93)     (298)      (67)     (321)
  S Corporation distributions
   to stockholders............    (250)     (300)   (1,800)   (1,297)      --
  Proceeds from issuance of
   common stock...............     120    21,603    31,370    30,719     5,089
  Proceeds from issuance of
   redeemable convertible
   preferred stock............      50     4,070       --        --        --
                               -------  --------  --------  --------  --------
    Net cash provided by
     financing activities.....     120    25,530    29,272    29,355     4,768
                               -------  --------  --------  --------  --------
Effect of foreign currency
 exchange rate changes on
 cash.........................     --        --       (155)     (119)     (422)
                               -------  --------  --------  --------  --------
Net change in cash and cash
 equivalents..................   1,168    12,272     3,769     4,325    14,156
Cash and cash equivalents at
 beginning of period..........   7,085     8,253    20,525    20,525    24,294
                               -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period................ $ 8,253  $ 20,525  $ 24,294  $ 24,850  $ 38,450
                               =======  ========  ========  ========  ========
Supplemental disclosure of
 cash flow information:
  Cash paid:
    Interest.................. $    37  $     66  $     54  $     41  $      7
    Income taxes.............. $   283  $    843  $  4,517  $  1,716  $  3,306
  Noncash investing and
   financing activities:
    Conversion of redeemable
     preferred stock.......... $   --   $  6,167  $ 16,173  $ 16,173  $    --
    Redeemable convertible
     preferred stock issued in
     connection with
     acquisition of QualTrak
     Corporation.............. $   --      $ --   $  9,706  $  9,706  $    --

          See accompanying notes to consolidated financial statements.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Pure Atria Corporation (the Company) develops, markets and supports a comprehensive, integrated suite of software products that enable the production of reliable, high-quality software and improves the software development process.

 Basis of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents and Short-Term Investments

  The Company considers all highly liquid instruments with an original maturity of 90 days or less to be cash equivalents. All of the Company's investments are classified as available-for-sale and are recorded at cost, which approximates fair value.

 Property and Equipment

  Property and equipment are stated at cost, net of accumulated depreciation and amortization and are depreciated over their estimated useful lives of three to seven years. Leasehold improvements are recorded at cost and amortized over the lesser of their useful lives or the term of the related leases.

 Revenue Recognition

  The Company's revenues are derived from license fees for its software products, from software maintenance fees, and from other sources. Product revenues are derived from product licensing and sublicensing fees. Maintenance and other revenues are derived from software maintenance fees, from training fees, and from royalties for technology licenses. The Company recognizes revenue in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 91-1, Software Revenue Recognition. Product revenues from the sale of software licenses are recognized upon shipment to an end user if collection is probable and remaining vendor obligations are insignificant. Sublicense fee revenue from sales through distributors and other resellers is recognized in the period in which the sublicense is reported to the Company. Product returns and sales allowances are estimated and provided for at the time of sale. Maintenance revenues from ongoing customer support and product upgrades are recognized ratably over the term of the maintenance agreement. Payments for maintenance fees are generally received in advance and are nonrefundable. Revenues from training are recognized when the services are performed. Revenues from royalties on technology licenses are recognized when earned and when collection is probable.

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

 Research and Development Costs

  Research and development costs are charged to operations as incurred. To date, the Company has not capitalized software development costs after technological feasibility has been established since costs incurred subsequent to the establishment of technological feasibility have not been material.

 Income Taxes

  The Company records income taxes using the asset and liability method. Deferred assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Concentrations of Credit Risk

  Financial instruments potentially exposing the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments, and accounts receivable.

  Cash and cash equivalent balances consist of deposits with major commercial banks, the maturity of which is under nine months from date of purchase. Short-term investments are placed with high quality financial, government, or corporate institutions.

  The Company sells its products to companies in the software development industry (end users) and distributors, who remarket the product to end users. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area. No single customer accounted for 10% or more of total revenues for all periods presented.

 Foreign Currency Translation

  The functional currency of the Company's foreign subsidiaries is their local currency. Accordingly, all assets and liabilities are translated at the current exchange rate at the end of the period and income and expense accounts are translated at the average rates in effect during the period. Adjustments arising from translation of these subsidiaries' financial statements are reflected as a separate component of stockholders' equity.

 Per Share Computations

  Pro forma net income (loss) per share is computed using pro forma net income
(loss) and is based on the weighted average number of shares outstanding of common stock and redeemable convertible preferred stock, on an "as if converted" basis, and dilutive common equivalent shares from stock options using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations for periods preceding the initial public offerings (IPO) include all common and common equivalent shares issued within the 12 months preceding the IPO dates as if they were outstanding for all prior periods presented using the treasury stock method and the IPO prices.

  Pro forma net income (loss) includes a provision for income taxes as if Performix had been a C corporation, fully subject to federal and state income taxes. Prior to its acquisition by the Company, Performix had elected S

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

corporation status for income tax purposes and, consequently, historical results as they relate to Performix do not include a provision for income taxes.

  Net loss per share is computed using the weighted average number of shares outstanding of common stock.

 Recent Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995, and requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 in fiscal 1996 and its provisions did not have a material effect on the Company's consolidated results of operations in the year of adoption.

 Interim Financial Information

  The consolidated financial statements for the nine months ended September 30, 1995 and 1996, are unaudited, but include all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation. The results of operations for the nine months ended September 30, 1996, are not necessarily indicative of the results to be expected for the entire year.

(2) ACQUISITIONS

 Poolings of Interests

  On November 21, 1995, the Company acquired Performix, a provider of client/server load and performance testing tools. Pursuant to the acquisition, all of the shares of outstanding common stock of Performix were exchanged for 1,591,475 shares of the Company's common stock. All options to purchase Performix common stock then outstanding were assumed by the Company. Each assumed option continues to have, and is subject to, the same terms and conditions set forth in the respective option agreement applicable to such option immediately prior to the date of acquisition, subject to adjustment of the number of shares and exercise price thereof to reflect the exchange ratio of Performix shares for the Company's shares.

  For income tax purposes, Performix was acquired in a tax free reorganization. Performix was an S corporation for federal income tax purposes prior to its acquisition. Upon acquisition, the S corporation status terminated resulting in a one-time deferred tax expense of approximately $650,000 in the fourth quarter. Also, in connection with the acquisition, the Company incurred approximately $2,200,000 of costs which are not deductible for income tax purposes.

  On August 26, 1996, the Company acquired Atria, a publicly held company that develops, markets, and supports software that facilitates the management of complex software development, enhancement, and maintenance. Pursuant to the acquisition, all of the shares of outstanding common stock of Atria were exchanged for 22,238,806 shares of the Company's common stock. In addition, each outstanding option or right to purchase Atria common stock under Atria's various stock option and purchase plans were assumed by the Company and became an option or right to purchase the Company's common stock after giving effect to the 1.544615 exchange ratio. For income tax purposes, Atria was acquired in a tax free reorganization.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)


  These acquisitions were accounted for as poolings of interests, and accordingly, the Company's consolidated financial statements and notes thereto have been restated to include the financial position and results of Atria and Performix for all periods presented.

  Separate results of operations for the period prior to the acquisitions of Atria and Performix are as follows (in thousands):

                                                         NINE MONTHS  SIX MONTHS
                               YEAR ENDED DECEMBER 31,      ENDED       ENDED
                               -----------------------  SEPTEMBER 30,  JUNE 30,
                                1993    1994    1995        1995         1996
                               ------- ------- -------  ------------- ----------
Revenues:
  Pure........................ $ 8,691 $18,186 $44,042     $25,319     $31,625
  Atria.......................   9,262  20,765  40,143      27,842      28,998
  Performix...................   3,234   3,807     --        5,528         --
                               ------- ------- -------     -------     -------
    Combined.................. $21,187 $42,758 $84,185     $58,689     $60,623
                               ======= ======= =======     =======     =======
Net income (loss):
  Pure........................ $   123 $ 1,270 $(8,695)    $(8,132)    $ 1,945
  Atria.......................     818   3,380   5,173       3,212       2,432
  Performix...................     705     777     --        1,904         --
                               ------- ------- -------     -------     -------
    Combined.................. $ 1,646 $ 5,427 $(3,522)    $(3,016)    $ 4,377
                               ======= ======= =======     =======     =======

 Purchases

  On March 17, 1995, the Company acquired QualTrak, a provider of quality assurance software tools. Pursuant to the acquisition, all of the shares of outstanding common stock of QualTrak and options therefor were exchanged for 822,363 shares of the Company's Series D redeemable convertible preferred stock or options therefor and $2,000,000 in cash or the right to receive cash.

  The acquisition was accounted for as a purchase with the results of QualTrak included from the acquisition date. The total purchase price of $11,904,000 was assigned to the fair value of the net assets acquired, including $543,000 to the net tangible assets acquired, $10,100,000 to in-process research and development, $591,000 to goodwill, $420,000 to purchased software, and $250,000 to a royalty arrangement. The value of the in-process research and development was charged to operations on the acquisition date. Goodwill, purchased software and prepaid royalties are amortized on a straight-line basis over 5 years, 18 months, and 3 years, respectively. For income tax purposes, QualTrak was acquired in a tax free reorganization.

  The following summary prepared on an unaudited pro forma basis combines the consolidated results of operations as if QualTrak had been acquired as of the beginning of the periods presented (in thousands, except per share data):

                                                                   NINE MONTHS
                                          YEAR ENDED DECEMBER 31,     ENDED
                                          ----------------------- SEPTEMBER 30,
                                             1994        1995         1995
                                          ----------- ----------- -------------
Revenues................................. $    46,000 $    84,844    $59,348
Pro forma net income before nonrecurring
 charge..................................       5,007       5,770      6,276
Pro forma net income before nonrecurring
 charge per share........................        0.13        0.14       0.15

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

  The pro forma results exclude the $10,100,000 nonrecurring charge for in process research and development resulting from the acquisition. The pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

  During the quarter ended September 30, 1995, the Company recorded a pre-tax charge of $1,500,000 for in process research and development in connection with the acquisition of technology. This technology is incorporated in a client/server change request management product that tracks defects and enhancement requests throughout the software lifecycle. The Company began shipping this product in the first quarter of 1996.

 Subsequent Events (Unaudited)

  On November 17, 1996, the Company entered into an Agreement and Plan of Reorganization (the Agreement) with Integrity QA Software, Inc. (Integrity), a provider of quality assurance software tools. Under the terms of the Agreement, each outstanding share of Integrity Series A preferred stock will be converted into a right to receive (i) $6.50 in cash and (ii) that fraction of a share of the Company's common stock obtained by dividing $6.50 by the average of the closing prices of the Company's common stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the Merger. Each outstanding share of Integrity common stock will be converted into a right to receive that fraction of a share of the Company's common stock obtained by dividing $6.3254 by the average of the closing prices of the Company's common stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the closing date of the Merger. Each outstanding warrant to purchase shares of Integrity Preferred Stock and each outstanding option to purchase Integrity Common Stock will be assumed by the Company after giving effect to the applicable exchange ratio. Consummation of the merger contemplated by the Agreement is conditioned upon the affirmative vote of both companies' stockholders, among other conditions.

(3) SHORT-TERM INVESTMENTS

  The Company's portfolio of short-term investments consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
      Debt securities (municipal obligations).................. $22,007 $37,840
      Auction rate securities..................................     --   16,400
                                                                ------- -------
                                                                $22,007 $54,240
                                                                ======= =======

  All short-term investments as of December 31, 1994 and 1995, are classified as available-for-sale and have maturities of less than one year. Such investments are recorded at cost, which as of December 31, 1994 and 1995 approximated market value. Realized gains or losses on sales of available-for-sale securities were immaterial for the years ended December 31, 1994 and 1995.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)


(4) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1994   1995
                                                                 ------ -------
      Computer equipment........................................ $5,147 $10,281
      Furniture and office equipment............................    966   2,872
      Leasehold improvements....................................     63     957
                                                                 ------ -------
                                                                  6,176  14,110
      Less accumulated depreciation and amortization............  2,836   5,796
                                                                 ------ -------
                                                                 $3,340 $ 8,314
                                                                 ====== =======

(5) ACCRUED MERGER AND INTEGRATION EXPENSES

  On August 26, 1996, the Company acquired Atria (see Note 2) and initiated a plan to combined the operations of the two companies. During the third quarter of 1996, the Company recorded a $35,255,000 million charge to operating expenses related to merger and integration costs.

  Merger costs consist principally of transaction fees for investment bankers, attorneys, accountants, financial printing, and other related charges. Integration costs include severance and other employee related charges, elimination of redundant facilities, write-off of excess property and equipment and certain intangible assets, and other professional fees.

                                     SEVERANCE ASSET WRITE-OFFS
                                     AND OTHER AND CANCELLATION
                         TRANSACTION EMPLOYEE    OF FACILITY
                            COSTS     RELATED       LEASES      OTHER    TOTAL
                         ----------- --------- ---------------- ------  -------
Provision recorded at
 acquisition............   $8,319     $16,538       $5,998      $4,400  $35,255
Noncash write-offs......      --       (3,872)      (1,987)       (640)  (6,499)
Cash payments...........   (5,943)     (2,215)         (44)     (1,585)  (9,787)
                           ------     -------       ------      ------  -------
Accrued as of September
 30, 1996...............   $2,376     $10,451       $3,967      $2,175  $18,969
                           ======     =======       ======      ======  =======

 Severance and Other Employee Related Charges

  As a result of the merger, certain technical support, customer service, distribution, sales, marketing, and administrative functions were combined and reduced. Approximately 20 employees were terminated as a result of this activity. Affected employees had received notification of their termination by September 30, 1996 and final assignments are expected to be completed by March 31, 1997. In addition, the Company committed to pay retention bonuses and commissions and these costs have been included in the accrual.

 Asset Write-offs and Lease Cancellations

  The Company has consolidated duplicate offices in Europe and will relocate the North American headquarters to a larger facility. Lease payment resulting from the planned closure of these facilities are expected to continue through the lease term or negotiated early termination date, if applicable. Certain intangibles that

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

will have no benefit to the combined operations were written off. Redundant property and equipment were either disposed of during the third quarter or written down to its estimated net realizable value.

 Other

  Other consists of costs associated with communication of the merger to the employees, exiting offices in Europe and discontinuance of both the Pure Vision product line and a relationship with a European distributor. Payments associated with these activities are expected to be expended through the first quarter of 1997.

(6) COMMITMENTS AND CONTINGENCIES

  The Company has operating leases for its corporate headquarters, field sales offices and certain office equipment that expire at various dates through 2006. Future minimum lease payments under these leases as of September 30, 1996, were $649,000 due in the three months ended December 31, 1996, with the remaining obligations for the years ended December 31, as follows (in thousands):

      1997............................................................... $4,378
      1998...............................................................  4,272
      1999...............................................................  4,085
      2000...............................................................  3,217
      2001...............................................................  2,842
      Thereafter......................................................... 10,692

  As of December 31, 1995, the Company had a letter of credit outstanding in the amount of $250,000 guaranteeing certain rental payments.

  Rent expense was $630,000, $1,148,000, and $2,010,000, for the years ended December 31, 1993, 1994, and 1995, respectively, and $1,508,000 and $2,226,000 for the nine months ended September 30, 1995 and 1996, respectively.

(7) REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Prior to July 1995, Pure was authorized to issue 6,600,000 shares of redeemable convertible preferred stock of which 6,057,456 shares were issued and outstanding. Pure had 2,000,000 shares of Series A issued and outstanding, 2,521,875 shares of Series B issued and outstanding, and 1,535,581 shares of Series C issued and outstanding. Each outstanding share of preferred stock automatically converted into one share of common stock upon the closing of Pure's IPO in August 1995.

  Atria was authorized to issue 1,608,500 shares of redeemable convertible preferred stock of which 809,242 were issued and outstanding as of December 31, 1993. Atria had 55,834 shares of Series A issued and outstanding and 753,408 shares of Series B issued and outstanding. Each outstanding share of preferred stock automatically converted at a rate of 77.070 and 6.178 shares of common stock for each share of Series A and B preferred stock, respectively, upon the closing of Atria's IPO in 1994.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                         (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)


(8) STOCKHOLDERS' EQUITY

 Reincorporation

  On July 19, 1995, the Company reincorporated as a Delaware corporation. The articles of incorporation provide for 30,000,000 authorized shares of common stock with a $.0001 par value per share and for 2,000,000 authorized shares of preferred stock with a $.0001 par value per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation.

  On May 2, 1996, the stockholders of the Company approved an amendment to the certificate of incorporation increasing the authorized number of shares of common stock to 80,000,000.

 1992 Stock Option/Stock Issuance and Purchase Plans, and 1995 Stock Option
Plan

  On October 15, 1992, the Company's Board of Directors approved the 1992 Stock Option/ Stock Issuance Plan (the Plan) which replaced the 1992 Stock Purchase Plan (the Purchase Plan). Under the Purchase Plan, the Company issued shares of stock to employees at fair market value. Stock issued under the Purchase Plan was subject to repurchase upon termination of employment. The Company's repurchase right generally lapses for 25% of the shares granted one year from the date of the grantee's date of hire and ratably over the next 36 months for the remaining shares. Options granted under the Plan may be either incentive stock options or nonstatutory stock options, as designated by the Board of Directors. The Plan expires 10 years after adoption.

  The Plan provides that (i) the exercise price of an incentive stock option will be no less than the fair market value of the Company's common stock at the date of grant; (ii) the option exercise price per share for a nonstatutory stock option shall not be less than 85% of the fair market value; and (iii) the exercise price of an incentive stock option for an optionee who possesses more than 10% of the total combined voting power of all classes of stock shall not be less than 110% of the fair market value; all as determined by the Company's Board of Directors. One year from the date of grant, 25% of the options granted vest. The remaining balance vests ratably over the next 36 months of continuous service.

  In May 1995, the Company adopted the 1995 Stock Option Plan (1995 Plan) to succeed the Plan. Under the 1995 Plan, 3,449,329 shares of common stock have been reserved for issuance. Beginning in 1996, an additional number of shares will be reserved on the first trading day of calendar years 1996, 1997, and 1998 equal to 5% of the number of shares of common stock outstanding on the last day of the preceding calendar year. Under the 1995 Plan, employees (including officers) and independent consultants may be granted nonstatutory options to purchase common stock at an exercise price of not less than 85% of the fair market value at the date of the grant and/or incentive stock options at an exercise price of no less than the fair market value at the date of grant.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a nonstatutory option under the federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

  The Company's Board of Directors may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate on May 15, 2005, unless terminated sooner by the Board of Directors.

                                                        OUTSTANDING OPTIONS
                                                     --------------------------
                                           SHARES
                                         AVAILABLE   NUMBER OF       PRICE
                                         FOR GRANT     SHARES      PER SHARE
                                         ----------  ----------  --------------
Balances, December 31, 1992.............  3,895,354   1,380,239  $ 0.06 -  2.08
Additional shares reserved..............  2,162,461         --         --
Options granted......................... (3,197,087)  3,197,087    0.08 -  2.94
Options exercised.......................        --   (1,457,937)   0.06 -  0.19
Options canceled........................    179,456    (179,456)      0.08
                                         ----------  ----------  --------------
Balances, December 31, 1993.............  3,040,184   2,939,933    0.06 -  2.94
Additional shares reserved..............  2,471,384         --         --
Atria options retired................... (1,547,164)        --         --
Options granted......................... (1,983,552)  1,983,552    0.08 -  8.90
Options exercised.......................        --     (683,383)   0.06 -  2.75
Options canceled........................    150,420    (150,420)      0.08
                                         ----------  ----------  --------------
Balances, December 31, 1994.............  2,131,272   4,089,682    0.06 -  8.90
Additional shares reserved..............  1,285,354         --         --
Atria options retired...................    (54,602)        --         --
Options granted......................... (2,170,214)  2,170,214    0.89 - 37.00
Options exercised.......................        --     (531,739)   0.06 - 17.16
Options canceled........................    406,562    (406,562)   0.08 - 37.00
                                         ----------  ----------  --------------
Balances, December 31, 1995.............  1,598,372   5,321,595    0.06 - 37.00
Additional shares reserved..............  3,340,734         --         --
Atria options retired...................   (266,473)        --         --
Options granted......................... (3,293,234)  3,293,234   21.69 - 40.25
Options exercised.......................        --     (968,992)   0.06 - 31.50
Options canceled........................    473,646    (473,646)   0.08 - 40.25
                                         ----------  ----------  --------------
Balances, September 30, 1996............  1,853,045   7,172,191    0.06 - 40.25
                                         ==========  ==========  ==============

  Of the options outstanding, 2,402,256 and 3,343,489 were exercisable as of December 31, 1995 and September 30, 1996, respectively. Of the shares sold under the Purchase Plan, 44,375 were subject to a right of repurchase by the Company as of December 31, 1995.

  Under the 1995 Plan, each individual serving as a nonemployee director received on the date of the IPO, and each individual who first joins the Board of Directors as a nonemployee director on or after the effective date of the 1995 Plan, received at that time, an automatic option grant for 15,000 shares of the Company's common stock. In addition, at each annual stockholders' meeting, beginning in 1996, each nonemployee director will automatically be granted at that meeting, a stock option to purchase 5,000 shares of common stock, provided such individual has served on the Board of Directors for at least 6 months prior to such meeting. Each option has an exercise price equal to the fair market value of the common stock on the automatic grant date and a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board of Directors service. The option is immediately exercisable for all of the shares but the shares are subject to

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)

repurchase at original cost. With respect to the 15,000 share option grant, the right lapses and the optionee vests in a series of 4 equal annual installments over the optionee's period of Board of Directors service, beginning one year from the grant date. With respect to each 5,000 share option grant, the right lapses and the option vests in full on the first anniversary of such option's date of grant. However, vesting of the shares will automatically accelerate upon (i) an acquisition of the Company by merger, consolidation or asset sale; (ii) a hostile take-over of the Company effected by tender offer for more than 50% of the outstanding voting stock or proxy contest for Board of Directors membership; or (iii) the death or disability of the optionee while serving as a Board of Directors member.

  In the event that more than 50% of the Company's outstanding voting stock were to be acquired pursuant to a hostile tender offer, each grant to nonemployee directors, which has been outstanding for at least six months, may be surrendered to the Company in return for a cash distribution from the Company based upon the tender offer price per share of common stock at the time subject to the surrendered option.

Employee Stock Purchase Plan

  The Company's Employee Stock Purchase Plan (the 1995 Purchase Plan) was adopted by the Company's Board of Directors on May 16, 1995, and approved by the stockholders on July 17, 1995. The Company has reserved 300,000 shares of common stock for issuance under the 1995 Purchase Plan. The 1995 Purchase Plan provides for 24-month offerings with purchases occurring at six-month intervals, commencing on the effective date of the Company's IPO. The 1995 Purchase Plan is administered by the Compensation Committee of the Board of Directors. The price of stock purchased under the 1995 Purchase Plan is 85% of the lower of the fair market value of the common stock at the earlier of the 6-month purchase period in which the participant first joined the plan or on the applicable semiannual purchase date. The 1995 Purchase Plan will terminate in June 2005.

(9) INCOME TAXES

  Income taxes consisted of the following (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1993     1994      1995
                                                     ------- --------  --------
Current:
  Federal........................................... $  194  $  1,580  $  6,333
  State.............................................     65       370     1,259
  Foreign...........................................    --         67         7
                                                     ------  --------  --------
                                                        259     2,017     7,599
Deferred:
  Federal...........................................   (136)     (587)   (1,923)
  State.............................................    (40)      (95)     (313)
                                                     ------  --------  --------
                                                       (176)     (682)   (2,236)
                                                     ------  --------  --------
                                                     $   83  $  1,335  $  5,363
                                                     ======  ========  ========

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                         (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)


The components of the net deferred tax assets were as follows (in thousands):

                                                                   DECEMBER 31,
                                                                   ------------
                                                                   1994   1995
                                                                   ----- ------
Allowances and accrued expenses................................... $ 867 $2,290
Research credits..................................................   207    --
State income taxes................................................    13    118
Property, equipment, and intangibles..............................   105    891
Deferred revenue..................................................   112    543
Accounts receivable...............................................   --    (649)
Prepaid assets....................................................   --     (58)
                                                                   ----- ------
  Net deferred tax assets before valuation allowance.............. 1,304  3,135
Less valuation allowance..........................................   405    --
                                                                   ----- ------
  Net deferred assets............................................. $ 899 $3,135
                                                                   ===== ======

  The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1993     1994      1995
                                                    --------  -------  --------
Income tax at statutory rate.......................     34.0%    34.0%     34.0%
State income taxes, net of federal benefit.........      1.0      3.0      33.7
Performix earnings during S corporation status.....    (13.9)    (3.9)    (32.9)
Nondeductible acquisition-related charges..........      --       --      260.2
Performix acquired deferred tax liability..........      --       --       35.3
Net operating loss carryforward....................    (16.2)    (5.9)      --
Research and development credits...................     (0.3)    (9.1)    (25.5)
Other permanent differences........................      0.2      1.6     (11.4)
Reduction in valuation allowance...................      --       --       (2.1)
                                                    --------  -------  --------
Effective tax rate.................................      4.8%    19.7%    291.3%
                                                    ========  =======  ========

  Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax asset.

                    PURE ATRIA CORPORATION AND SUBSIDIARIES
                        (FORMERLY PURE SOFTWARE, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 IS UNAUDITED)


(10) FOREIGN OPERATIONS

  Foreign operations consisted of the following (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                       1993    1994     1995
                                                      ------- ------- --------
Revenues:
  North America...................................... $21,187 $41,689 $ 70,183
  Europe.............................................     --    1,069   10,512
  Asia Pacific.......................................     --      --     3,490
                                                      ------- ------- --------
  Consolidated....................................... $21,187 $42,758 $ 84,185
                                                      ======= ======= ========
Income (loss) from operations:
  North America...................................... $ 1,590 $ 5,865 $    971
  Europe.............................................     --       62   (1,205)
  Asia Pacific.......................................     --      --      (329)
                                                      ------- ------- --------
  Consolidated....................................... $ 1,590 $ 5,927 $   (563)
                                                      ======= ======= ========
Identifiable assets:
  North America...................................... $15,234 $54,235 $100,516
  Europe.............................................     --      481    7,817
  Asia Pacific.......................................     --      --     1,741
                                                      ------- ------- --------
  Consolidated....................................... $15,234 $54,716 $110,074
                                                      ======= ======= ========

  North America revenue includes export sales of approximately $3,804,000, $7,157,000, and $7,673,000 in the years ended December 31, 1993, 1994 and
1995, respectively. Export sales have been made primarily to customers in Europe, Australia and Latin America.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Integrity QA Software, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of common stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Integrity QA Software, Inc. (a company in the development stage) at September 30, 1996, and the results of its operations and its cash flows for the period from inception (November 1, 1995) through September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
San Jose, California
November 27, 1996

                          INTEGRITY QA SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET

                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
                             ASSETS
Current assets:
  Cash...........................................................  $   917,200
  Prepaid deposits...............................................       27,600
                                                                   -----------
    Total current assets.........................................      944,800
Property and equipment, net......................................      159,700
Other assets.....................................................        9,400
                                                                   -----------
    Total assets.................................................  $ 1,113,900
                                                                   ===========
   LIABILITIES, REDEEMABLE SECURITIES AND COMMON STOCKHOLDERS'
                        EQUITY (DEFICIT)
Current liabilities:
  Accrued liabilities............................................  $    41,800
  Current portion of capitalized lease obligations...............       40,300
  Current portion of notes payable...............................       33,000
                                                                   -----------
    Total current liabilities....................................      115,100
Capitalized lease obligations, net of current portion............       98,200
Notes payable, net of current portion............................       49,500
Commitments (Note 9)
Redeemable Series A Preferred Stock; $0.001 par value; 5,000,000
 shares authorized, 2,025,000 shares issued and outstanding......    2,404,900
Redeemable warrants on Series A Preferred Stock..................       19,400
Common Stock, $0.001 par value; 10,000,000 shares authorized,
 2,250,000 shares issued and outstanding.........................        2,200
Deficit accumulated during development stage.....................   (1,575,400)
                                                                   -----------
    Total liabilities, redeemable securities and common
     stockholders' equity (deficit)..............................  $ 1,113,900
                                                                   ===========


   The accompanying notes are an integral part of these financial statements.

                          INTEGRITY QA SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS

                                                                PERIOD FROM
                                                                 INCEPTION
                                                               (NOVEMBER 1,
                                                               1995) THROUGH
                                                               SEPTEMBER 30,
                                                                   1996
                                                               -------------
Operating expenses:
  Research and development                                      $   641,800
  General and administrative                                        548,700
                                                                -----------
Loss from development stage operations                           (1,190,500)
Interest expense                                                     (9,200)
Interest income                                                      35,500
                                                                -----------
Net loss                                                         (1,164,200)
Accretion on redeemable Series A Preferred Stock and warrants      (411,200)
                                                                -----------
Net loss attributable to common stock                           $(1,575,400)
                                                                ===========
Per share data (Note 2):
Net loss                                                        $     (0.52)
Accretion on redeemable Series A Preferred Stock and warrants         (0.18)
                                                                -----------
Net loss attributable to common stock                           $     (0.70)
                                                                ===========
Weighted average shares outstanding - primary and fully
 diluted                                                          2,250,000
                                                                ===========


   The accompanying notes are an integral part of these financial statements.

                          INTEGRITY QA SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

               STATEMENT OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)

      PERIOD FROM INCEPTION (NOVEMBER 1, 1995) THROUGH SEPTEMBER 30, 1996

                                                                     DEFICIT
                                                                   ACCUMULATED
                                                    COMMON STOCK     DURING
                                                  ---------------- DEVELOPMENT
                                                   SHARES   AMOUNT    STAGE
                                                  --------- ------ -----------
      Issuance of common stock for cash           2,250,000 $2,200 $       --
      Accretion on redeemable Series A Preferred
       Stock and warrants                               --     --     (411,200)
      Net loss                                          --     --   (1,164,200)
                                                  --------- ------ -----------
      Balance at September 30, 1996               2,250,000 $2,200 $(1,575,400)
                                                  ========= ====== ===========



   The accompanying notes are an integral part of these financial statements.

                          INTEGRITY QA SOFTWARE, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS

                                                                   PERIOD FROM
                                                                    INCEPTION
                                                                   (NOVEMBER 1,
                                                                      1995)
                                                                     THROUGH
                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
Cash Flows from Operating Activities:
 Net loss........................................................  $(1,164,200)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................       30,700
  Changes in assets and liabilities:.............................
   Prepaid deposits..............................................      (27,600)
   Other assets..................................................       (9,400)
   Accrued liabilities...........................................       41,800
                                                                   -----------
    Net cash used in operating activities........................   (1,128,700)
                                                                   -----------
Cash Flows from Investing Activities:
 Purchases of property and equipment.............................      (23,400)
                                                                   -----------
    Net cash used in investing activities........................      (23,400)
                                                                   -----------
Cash Flows from Financing Activities:
 Net proceeds from issuance of Series A Preferred Stock..........    1,998,100
 Net proceeds from issuance of common stock......................        2,200
 Proceeds from notes payable.....................................      105,200
 Principal payments on capital lease obligations.................      (13,500)
 Principal payments on notes payable.............................      (22,700)
                                                                   -----------
    Net cash provided by financing activities....................    2,069,300
                                                                   -----------
Net increase in cash.............................................      917,200
Cash at beginning of period......................................          --
                                                                   -----------
Cash at end of period............................................  $   917,200
                                                                   ===========
Supplemental Disclosure of Noncash Investing and Financing
 activities:
 Acquisition of property and equipment through capital leases and
  warrants.......................................................  $   167,000
                                                                   ===========
 Accretion on redeemable securities..............................  $   411,200
                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                          INTEGRITY QA SOFTWARE, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

  Integrity QA Software, Inc. (the "Company") was incorporated in Delaware on November 1, 1995. The Company is developing quality assurance software testing systems that will automatically detect software defects for Windows based developers.

  Since inception, the Company has devoted most of its efforts to financial planning, raising capital, acquiring equipment, recruiting personnel and developing its initial products. Because the Company is in the development stage, the accompanying financial statements should not be viewed as representative of a normal period of commercial operations.

  As of September 30, 1996, there had been no shipments of software products or any other form of revenue from operations.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years.

 Software Development Costs

  Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Technological feasibility has not yet been attained for any of the Company's products. Accordingly, the Company has not capitalized any software development costs.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company deposits substantially all of its cash with a high credit quality financial institution.

 Income Taxes

  The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

 Impairment of Long-Lived Assets

  The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the effect of which was immaterial. The Company reviews long-lived assets and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

 Stock-Based Compensation

  The Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123). FAS 123 requires that the Company determine the fair value of stock-based compensation and either deduct the fair value of stock-based compensation from the results of operations or disclose pro forma results of operations as if they had done so.

                          INTEGRITY QA SOFTWARE, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  For statement of operations purposes, the Company has applied the intrinsic value provisions of APB No. 25 for employee stock-based compensation.

 Per Share Data

  Per share data for the period from inception through September 30, 1996 does not include the effect of stock options or convertible preferred stock in the calculation of weighted average shares outstanding due to their anti-dilutive impact.

 Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                      SEPTEMBER 30,
                                                          1996
                                                      -------------
      Computer equipment                                $152,600
      Furniture and fixtures                              37,800
                                                        --------
                                                         190,400
      Less accumulated depreciation and amortization     (30,700)
                                                        --------
                                                        $159,700
                                                        ========

At September 30, 1996, net property and equipment under capital leases aggregated $138,500.

(4) INCOME TAXES

  No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses from inception through September 30, 1996. As of September 30, 1996, the Company has net operating loss carryforwards of approximately $1,100,000 for federal and state income tax purposes. These losses are available to reduce future taxable income and expire in 2010 and 2003 for federal and state tax purposes, respectively. Deferred tax assets, consisting primarily of the tax effects of net operating loss carryforwards of approximately $478,000 at September 30, 1996 are fully reserved due to the uncertainty of their realization based upon the weight of currently available information.

  Under provisions of the Tax Reform Act of 1986, certain substantial changes in the Company's ownership may result in an annual limitation on the amount of net operating loss carryforwards which can be utilized. Due to this potential annual limitation, the net operating loss carryforwards may expire prior to their utilization.

                          INTEGRITY QA SOFTWARE, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(5) COMMON STOCK

  In November 1995, the Company sold 2,250,000 shares of common stock to its founders in exchange for $2,200 of cash. Under the terms of the stock purchase agreements, the Company has the right to repurchase any portion of the unvested shares of such stock at their original issuance price if for any reason the founders cease to remain employed by the Company. The repurchase rights expire for 25% of the shares on December 1, 1996 and for the balance of the shares ratably over the 36 month period thereafter with acceleration provisions upon change in control of a majority of the outstanding common stock.

(6) REDEEMABLE PREFERRED STOCK AND WARRANTS

  The Series A Preferred Stock was issued in January 1996 for aggregate gross proceeds of $2,025,000, less $26,900 of issuance costs. Each share of Series A Preferred Stock has voting rights equal to one share of Common Stock on an as-if converted basis, and is convertible into one share of Common Stock at any time, subject to adjustment for antidilution. The Company has reserved sufficient shares of Common Stock for issuance upon conversion of the Preferred Stock.

  In the event of any liquidation, merger, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution to holders of Common Stock, an amount equal to $1.00 per share plus any declared but unpaid dividends. After such distribution, the remaining assets of the Company shall be divided pro-rata among the holders of Preferred Stock and Common Stock on an as-converted basis, with a catch-up provision for Common Stock after the Preferred Stock has received $4.00 in total per share plus any declared but unpaid dividends.

  Holders of the Series A Preferred Stock are entitled to receive annual dividends of $0.08 per share, when and if declared by the Company's Board of Directors. Such dividends are not cumulative. No dividends have been declared from inception through September 30, 1996. Each share of Preferred Stock will be automatically converted into Common Stock at (a) the closing of an initial public offering at a price per share of not less than $5.00 and for aggregate offering proceeds of not less than $10,000,000 or (b) upon the affirmative vote of the holders of at least 51% of the outstanding Series A Preferred Stock.

  The Series A Preferred Stock Agreement includes a put provision requiring the Company to repurchase any or all of the shares outstanding, at the option of the holders of over two thirds of the Series A Preferred Stock, at the greater of $1.00 plus any declared but unpaid dividends or its then fair market value. This redemption feature is effective for outstanding shares as follows: 50% on or after January 1, 2003 and 100% on or after January 1, 2004. At September 30, 1996, using the fair value of the underlying stock as determined by management, the Series A Preferred Stock would accrete to approximately $6,075,000 payable at their mandatory redemption dates of January 1, 2003 and 2004 assuming that no dividends are declared prior to that date.

  In April 1996 the Company issued warrants to purchase 30,000 shares of Series A Preferred Stock to a leasing company for providing equipment lease financing. The warrants, which were ascribed a fair value of $15,000, enable the holder to purchase 30,000 shares of Series A Preferred Stock at $1.00 per share, subject to adjustment for antidilution. A total of 30,000 shares of Series A Preferred Stock have been reserved for issuance upon exercise of the warrants. The warrants are exercisable at any time before April 25, 2006.

                          INTEGRITY QA SOFTWARE, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(7) STOCK OPTION PLAN

  In January 1996, the Company adopted the 1995 Stock Option Plan ("the Plan"). The Plan allows for the issuance of incentive and nonqualified stock options to employees and consultants. Pursuant to the terms of the Plan, 725,000 shares of Common Stock have been reserved for issuance. Under the plan, incentive stock options may be granted at a price not less than 100% of the estimated fair value of the stock, as determined by the Board of Directors, at the date of grant. Nonqualified stock options may be granted at a price not less than 85% of the estimated fair value of the stock, as determined by the Board of Directors, at the date of grant. Options generally vest over a four year period, with 25% of the shares vesting after the completion of twelve months of service and the balance of the shares vesting in equal installments over the next thirty-six months of service. The options generally expire no later than ten years after the date of grant. As of September 30, 1996 the Board of Directors has granted employees and consultants options to purchase 431,350 shares and 4,000 shares, respectively, of common stock at $0.10 per share.

  Transactions under the 1995 Stock Option Plan for the period from inception (November 1, 1995) through September 30, 1996 are summarized as follows:

                                                               WEIGHTED AVERAGE
                                                                EXERCISE PRICE
                                                       SHARES     PER SHARE
                                                       ------- ----------------
      Outstanding at beginning of period..............     --       $ --
      Granted......................................... 435,350       0.10
      Exercised.......................................     --         --
      Canceled........................................     --         --
                                                       -------
      Outstanding at period end....................... 435,350
                                                       =======
      Options exercisable at period end...............     --         --
                                                       =======      =====
      Weighted average fair value of options granted
       during the period..............................              $0.14
                                                                    =====

 Fair Value Disclosures

  Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's net loss and net loss per share for the period from inception (November 1, 1995) through September 30, 1996 would have been as follows:

      Net loss:
        As reported................................................ $(1,164,200)
        Pro forma.................................................. $(1,178,900)
      Net loss per share:
        As reported................................................ $     (0.52)
        Pro forma.................................................. $     (0.52)

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the period: dividend yield of 0.0%; risk-free interest rates of 5.70% to 6.69% for options granted during the period from inception (November 1, 1995) through September 30, 1996 and a weighted average expected option term of 4 years.

                          INTEGRITY QA SOFTWARE, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(8) PROFIT SHARING PLAN

  The Company has a Profit Sharing Plan pursuant to Section 401(k) of the Internal Revenue Code which covers substantially all of the Company's employees. The Company is not required to and did not make any contributions for the period from inception (November 1, 1995) through September 30, 1996.

(9) COMMITMENTS

 Notes Payable

  At September 30, 1996, the Company has $82,500 outstanding under Notes Payable (the "Notes") with a leasing company. Under the terms of the Notes, the Company may borrow up to $175,000 for the purchase of software, at an interest rate of 9% per annum. Monthly payments of principal and interest on the outstanding amount are due through March 1999 with an additional balloon payment due at the end of the term. The notes payable require compliance with certain covenants. At September 30, 1996 the Company was in compliance with these covenants.

Future minimum payments under the notes payable as of September 30, 1996 are as follows:

           YEAR ENDING SEPTEMBER 30,
           -------------------------
           1997                       $33,000
           1998                        41,700
           1999                         7,800
                                      -------
                                      $82,500
                                      =======

 Royalty Commitments

  On May 31, 1996, the Company entered into a software license agreement, which shall continue from year to year until terminated by the Company, with a software developer under which the Company agreed to pay royalties in return for the right to incorporate the software developer's technology into the Company's products. The royalties are payable at the end of each calendar quarter and are based upon future net revenues, when and if earned, as follows:

                                        ROYALTY
             NET REVENUES                RATE
             ------------               -------
             $1--  $5,000,000            2.00%
             $5,000,001--  $12,000,000   1.00%
             $12,000,001-$50,000,000     0.75%
             more than $50,000,000       0.00%

 Leases

  The Company occupies its present facility under a noncancelable operating lease which expires in October 1998. The lease terms include a provision for the landlord to provide additional space at certain dates, at which time the rent will be increased.

  Rent expense for the period from inception (November 1, 1995) through September 30, 1996 was $46,600.

                          INTEGRITY QA SOFTWARE, INC.
                     (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  On April 25, 1996, the Company entered into a master lease agreement with a leasing company for the acquisition of property and equipment. The agreement provides for the purchase of equipment up to an aggregate purchase price of $250,000. During the period from inception (November 1, 1995) through September 30, 1996, the Company leased approximately $167,000 of property and equipment under this agreement, consisting primarily of computer equipment.

Future minimum lease payments under all noncancelable operating and capital leases are as follows:

                                                             OPERATING CAPITAL
                                                               LEASE    LEASES
                                                             --------- --------
      Year Ending September 30,
      1997.................................................. $ 89,000  $ 54,500
      1998..................................................  142,600    54,500
      1999..................................................    5,900    54,500
      Thereafter............................................      --     18,000
                                                             --------  --------
      Total                                                  $237,500   181,500
                                                             ========
      Less amount representing imputed interest.............            (28,000)
      Less amount ascribed to warrants......................            (15,000)
                                                                       --------
      Present value of capitalized lease obligation.........            138,500
      Less current portion..................................            (40,300)
                                                                       --------
      Non current portion...................................           $ 98,200
                                                                       ========

(10) SUBSEQUENT EVENT

  On November 17, 1996 the Company executed an Agreement and Plan of Reorganization with Pure Atria Corporation ("Pure Atria") and a wholly owned subsidiary of Pure Atria ("Merger Sub") pursuant to which the Company will merge with and into Merger Sub and all of the issued and outstanding stock of the Company will be exchanged for common stock of Pure Atria Corporation (valued at approximately $30 million) and $13 million in cash.

ANNEX A--Agreement and Plan of Reorganization, dated as of November 17,
         1996, by and among Pure Atria Corporation, Delaware PAI Corp. and
         Integrity QA Software, Inc.......................................  A-1
ANNEX B--Section 262 of the Delaware General Corporation Law..............  B-1
ANNEX C--Chapter 13 of the California General Corporation Law.............  C-1

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             PURE ATRIA CORPORATION

                               DELAWARE PAI CORP.

                                      AND

                          INTEGRITY QA SOFTWARE, INC.

                         DATED AS OF NOVEMBER 17, 1996

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I--THE MERGER........................................................  A-1
  1.1   The Merger...........................................................  A-1
  1.2   Effective Time.......................................................  A-1
  1.3   Effect of the Merger.................................................  A-1
  1.4   Certificate of Incorporation; Bylaws.................................  A-2
  1.5   Directors and Officers...............................................  A-2
  1.6   Effect on Capital Stock..............................................  A-2
  1.7   Dissenting Shares....................................................  A-4
  1.8   Surrender of Certificates............................................  A-4
  1.9   No Further Ownership Rights in Company Capital Stock.................  A-5
  1.10  Lost, Stolen or Destroyed Certificates...............................  A-5
  1.11  Tax Consequences.....................................................  A-5
  1.12  Taking of Necessary Action; Further Action...........................  A-6

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................  A-6
  2.1   Organization of the Company..........................................  A-6
  2.2   Company Capital Structure............................................  A-6
  2.3   Subsidiaries.........................................................  A-7
  2.4   Authority............................................................  A-7
  2.5   Company Financial Statements.........................................  A-7
  2.6   No Undisclosed Liabilities...........................................  A-8
  2.7   No Changes...........................................................  A-8
  2.8   Tax and Other Returns and Reports....................................  A-9
  2.9   Restrictions on Business Activities.................................. A-10
  2.10  Title to Properties; Absence of Liens and Encumbrances............... A-10
  2.11  Intellectual Property................................................ A-10
  2.12  Agreements, Contracts and Commitments................................ A-11
  2.13  Interested Party Transactions........................................ A-12
  2.14  Compliance with Laws................................................. A-12
  2.15  Litigation........................................................... A-12
  2.16  Insurance............................................................ A-13
  2.17  Minute Books......................................................... A-13
  2.18  Environmental Matters................................................ A-13
  2.19  Brokers' and Finders' Fees; Third Party Expenses..................... A-14
  2.20  Employee Matters and Benefit Plans................................... A-14
  2.21  Employees............................................................ A-16
  2.22  Governmental Authorization........................................... A-16
  2.23  Third Party Consents................................................. A-16
  2.24  Representations Complete............................................. A-16

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......... A-17
  3.1   Organization, Standing and Power..................................... A-17
  3.2   Authority............................................................ A-17
  3.3   Capital Structure.................................................... A-17
  3.4   SEC Documents; Parent Financial Statements........................... A-18
  3.5   Litigation........................................................... A-18
  3.6   Restrictions on Business Activities.................................. A-18
  3.7   Conduct in the Ordinary Course....................................... A-18
  3.8   Representations Complete............................................. A-18

                                                                              PAGE
                                                                              ----
ARTICLE IV--CONDUCT PRIOR TO THE EFFECTIVE TIME.............................. A-19
  4.1   Conduct of Business of the Company................................... A-19
  4.2   No Solicitation...................................................... A-20

ARTICLE V--ADDITIONAL AGREEMENTS............................................. A-21
  5.1   Form S-4 Registration Statement; Other Filings....................... A-21
  5.2   Stockholder Approval................................................. A-22
  5.3   Access to Information................................................ A-22
  5.4   Confidentiality...................................................... A-22
  5.5   Expenses............................................................. A-22
  5.6   Public Disclosure.................................................... A-22
  5.7   Consents............................................................. A-23
  5.8   FIRPTA Compliance.................................................... A-23
  5.9   Reasonable Efforts................................................... A-23
  5.10  Notification of Certain Matters...................................... A-23
  5.11  Certain Benefit Plans................................................ A-23
  5.12  Affiliate Agreements................................................. A-23
  5.13  Additional Documents and Further Assurances.......................... A-23
  5.14  Form S-8............................................................. A-24
  5.15  Company's Auditors................................................... A-24
  5.16  Nasdaq Listing....................................................... A-24
  5.17  Voting Agreements.................................................... A-24
  5.18  Blue Sky Laws........................................................ A-24
  5.19  Indemnification...................................................... A-24

ARTICLE VI--CONDITIONS TO THE MERGER......................................... A-24
  6.1   Conditions to Obligations of Each Party to Effect the Merger......... A-24
  6.2   Additional Conditions to Obligations of the Company.................. A-25
  6.3   Additional Conditions to the Obligations of Parent and Merger Sub.... A-25

ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER............................... A-26
  7.1   Termination.......................................................... A-26
  7.2   Effect of Termination................................................ A-27
  7.3   Termination Fee...................................................... A-27
  7.4   Amendment............................................................ A-27
  7.5   Extension; Waiver.................................................... A-27

ARTICLE VIII--GENERAL PROVISIONS............................................. A-28
  8.1   Notices.............................................................. A-28
  8.2   Interpretation....................................................... A-28
  8.3   Counterparts......................................................... A-28
  8.4   Entire Agreement; Assignment......................................... A-28
  8.5   Severability......................................................... A-29
  8.6   Other Remedies....................................................... A-29
  8.7   Governing Law........................................................ A-29
  8.8   Rules of Construction................................................ A-29
  8.9   Specific Performance................................................. A-29

                               INDEX OF EXHIBITS

   EXHIBIT   DESCRIPTION
   -------   -----------
   Exhibit A Form of Company Affiliate Agreement
   Exhibit B Form of Legal Opinion of Counsel to Parent
   Exhibit C Form of Legal Opinion of Counsel to the Company
   Exhibit D Form of Noncompetition Agreement
   Exhibit E Form of Voting Agreement
   Exhibit F Form of Employment Offer
   Exhibit G Form of Waiver and Amendment Agreement

                               INDEX OF SCHEDULES

    SCHEDULE   DESCRIPTION
    --------   -----------
   2.2(a)      Stockholder List
   2.2(b)      Option List
   2.4         Governmental and Third Party Consents
   2.5         Company Financials
   2.6         Undisclosed Liabilities
   2.7         No Changes
   2.8         Tax Returns and Audits
   2.10(a)     Leased Real Property
   2.10(b)     Liens on Property
   2.11(a)     Intellectual Property
   2.11(b)     Intellectual Property Licenses
   2.12(a)     Agreements, Contracts and Commitments
   2.12(b)     Breaches
   2.13        Interested Party Transactions
   2.15        Litigation
   2.16        Insurance
   2.19        Brokers/Finders Fees; Expenses of Transaction
   2.20(b)     Employee Benefit Plans and Employee Agreements
   2.20(d)     Employee Plan Compliance
   2.20(g)     Post Employment Obligations
   2.20(h)(i)  Effect of Transaction
   2.20(h)(ii) Excess Parachute Payments
   2.20(j)     Labor
   2.23        Third Party Consents
   4.1(a)(xii) Severance Agreements
   5.12        Company Affiliate List
   6.3(c)      Third Party Consents Required of the Company
   6.3(g)      Employees Signing Non-Competition Agreements
   6.3(j)      Employees Accepting Offers of Employment

                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of November 17, 1996 among Pure Atria Corporation, a Delaware corporation ("Parent"), Delaware PAI Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Integrity QA Software, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into the Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

  B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") shall be converted into the right to receive cash and/or shares of voting Common Stock of Parent ("Parent Common Stock") as set forth herein, and all outstanding options and warrants to acquire or receive shares of Company Capital Stock shall be converted into the right to receive cash and/or options, as the case may be, to acquire or receive shares of the Parent Common Stock.

  C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  Now, Therefore, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 7.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Integrity QA Software, Inc."

  (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

  1.6 Effect on Capital Stock. No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options or warrants to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holder of any shares of the Company Capital Stock or the holder of any options or other rights to acquire or receive shares of Company Capital Stock, the following shall occur:

  (a) CONVERSION OF COMPANY PREFERRED STOCK. Each share of the Series A Preferred Stock of the Company (the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive (i) cash in the amount of $6.50 and (ii) that fraction of a share of Parent Common Stock obtained by dividing $6.50 by the average of the closing prices of Parent's Common Stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the Closing Date (the "Preferred Exchange Ratio"), upon surrender of the certificate representing such share of Company Preferred Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

  (b) CONVERSION OF COMPANY COMMON STOCK. Each share of the Common Stock, $0.001 par value, of the Company (collectively, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that fraction of a share of Parent Common Stock obtained by dividing $6.3254 by the average of the closing prices of Parent's Common Stock as quoted on the Nasdaq National Market for the five trading days immediately preceding the Closing Date (the "Common Exchange Ratio"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

  (c) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or the

Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

  (d) STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1995 Stock Option Plan (the "Option Plan") or otherwise shall be assumed by Parent in accordance with provisions described below.

    (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down (in the case of Company Options granted under the Option Plan) to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent.

    (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

    (iii) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

    (iv) With respect to each of the Restricted Stock Purchase Agreements dated November 20, 1995 between the Company and Stephen J. Kahn and Robert
  W. Warfield, respectively (collectively, the "Founders' Agreements"), as of the Effective Time, the Company hereby assigns its Repurchase Right (as defined in each of the Founders' Agreements) to Parent in accordance with the terms of each of the Founders' Agreements. In addition, as of the Effective Time, the Company hereby assigns to the Parent, in accordance with the terms of the Option Plan and each Company Option and the related agreements thereunder, all of the Company's rights to purchase or repurchase shares issuable upon the exercise of options granted under the Option Plan.

  (e) WARRANTS. Each warrant to purchase shares of Company Preferred Stock outstanding at the Effective Time shall be, in connection with the Merger, assumed by Parent. Each warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant shall, following the Effective Time, be exercisable only for cash and shares of Parent Common Stock, in such number, and at such exercise price as is determined by applying the Preferred Exchange Ratio in accordance with the terms of the warrant agreement.

  (f) CAPITAL STOCK OF MERGER SUB. None of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger, but all of such shares shall remain issued and outstanding shares of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

  (g) ADJUSTMENTS TO EXCHANGE RATIOS. The Preferred Exchange Ratio and the Common Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), recapitalization or other like change without receipt of consideration with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

  (h) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

  1.7 Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the cash consideration and/or Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

  (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the cash consideration and/or Parent Common Stock and fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

  (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Capital Stock or offer to settle or settle any such demands.

  1.8 Surrender of Certificates.

  (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate a bank or trust company with assets of not less than $500 million to act as exchange agent (the "Exchange Agent") in the Merger.

  (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the cash and the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock.

  (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive cash and/or shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and/or certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by

Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the cash payment and/or a certificate representing the number of whole shares of Parent Common Stock, plus cash in lieu of fractional shares in accordance with Section 1.6(h), to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the cash payment and/or the ownership of the number of full shares of Parent Common Stock for and into which such shares of Company Capital Stock shall have been so exchanged and/or converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares, in accordance with Section 1.6.

  (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

  (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9 No Further Ownership Rights in Company Capital Stock. The cash consideration and all shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid for fractional shares in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash consideration and/or such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to
Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section number) supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

  2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in the State of California and in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. As used in this Agreement, the term "Material Adverse Effect" shall mean any effect on, or change in, the business, assets (including intangible assets), financial condition, results of operations, properties or liabilities (taken as a whole, herein referred to as the "Business Condition"), of the party affected thereby that is, or that would reasonably be expected to be, materially adverse to the Business Condition of the affected party. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

  2.2 Company Capital Structure.

  (a) The authorized capital stock of the Company consists of 10,000,000 shares of authorized Common Stock, of which 2,250,000 shares are issued and outstanding, and 5,000,000 shares of authorized Preferred Stock, 2,055,000 of which are designated Series A Preferred Stock, of which 2,025,000 shares are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

  (b) The Company has reserved 750,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 435,350 shares are subject to outstanding, unexercised options and 314,650 shares remain available for future grant. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the domicile address of such holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. All Company options have been granted pursuant to the forms included in the Option Plan as exhibits thereto. In addition, there are two outstanding warrants to purchase an aggregate of 30,000 shares of Company Preferred Stock (the "Warrants"). Except for the Company Options described in Schedule 2.2(b) and the Warrants, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be terminated at or prior to the Effective Time.

  2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

  2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is a majority of the Company Common Stock and sixty percent (60%) of the Company Preferred Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than any Conflict that would not have a Material Adverse Effect on the Company or (iii) any agreement relating to the Company Intellectual Property Rights, other than End-User Licenses (as each such term is defined in Section 2.11(a) herein). No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4, and (iv) such other consents, waivers, authorizations, filings, approvals and registrations, the absence of which would not have a Material Adverse Effect on the Company.

  2.5 Company Financial Statements.

  (a) Schedule 2.5 sets forth the Company's unaudited balance sheets as of October 31, 1996 (the "October Balance Sheet") and the related unaudited statements of profit and loss for the period from the Company's incorporation through October 31, 1996 (collectively, the "Company Financials"). The Company Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which such adjustments are not anticipated to be material in amount or significance.

  2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate is in excess of $50,000 and has not been reflected in the October Balance Sheet.

  2.7 No Changes. Except as set forth in Schedule 2.7, since October 31, 1996, there has not been, occurred or arisen any:

    (a) transaction by the Company except in the ordinary course of business as conducted on the date of the October Balance Sheet and consistent with past practices;

    (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

    (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $25,000;

    (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

    (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

    (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

    (g) revaluation by the Company of any of its assets;

    (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

    (i) increase in the salary or other compensation payable or to become payable to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

    (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

    (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

    (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

    (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

    (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

    (o) notice of any claim of ownership by a third party of the Company's Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

    (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

    (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company; or

    (r) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

  2.8 Tax and Other Returns and Reports.

  (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) TAX RETURNS AND AUDITS. Except as set forth in Schedule 2.8:

    (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are (except to the extent that an adequate reserve has been established on the October Balance Sheet) true and correct and have been completed in accordance with applicable law.

    (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

    (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (iv) No audit or other examination of any Return of the Company is to the knowledge of the Company currently in progress, nor has the Company been notified of any request for such an audit or other examination.

    (v) The Company does not have any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the October Balance Sheet, and the Company has no knowledge of any basis for the assertion of any such unreserved liability attributable to the Company, its assets or operations.

    (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Company's incorporation.

    (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable.

    (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

    (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

    (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162(b) through (l) of the Code.

    (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

    (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

  2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the knowledge of the Company, otherwise binding upon the Company, which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

  2.10 Title to Properties; Absence of Liens and Encumbrances.

  (a) The Company owns no real property, nor has it ever owned any real property. Attached as Schedule 2.10(a) are copies of all real property leases to which the Company is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

  2.11 Intellectual Property.

  (a) To the knowledge of the Company, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, copyrights, and any applications therefor, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are required for the conduct of business of the Company as currently conducted or as currently proposed to be conducted by the Company as described in the Company's Business Plan dated October 17, 1996 (the "Company Intellectual Property Rights"). The Company has no registered trademarks or service marks.

  (b) Schedule 2.11(a) sets forth a complete list of all patents, registered copyrights and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.11(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or trade secret of the Company. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Schedules 2.11(a) or 2.11(b), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the products in respect of which the Company Intellectual Property Rights are being used.

  (c) No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge after reasonable inquiry under the circumstances, threatened by any person, nor to the Company's knowledge after reasonable inquiry under the circumstances, are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent issued at least 60 days prior to the date hereof, trade mark, service mark, trade secret or other proprietary right,
(ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as currently proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. To the Company's knowledge after reasonable inquiry under the circumstances, all registered copyrights held by the Company are valid and subsisting. To the Company's knowledge after reasonable inquiry under the circumstances, the Company has not infringed, and the business of the Company as currently conducted or as currently proposed to be conducted as described in the Company's business plan dated October 17, 1996 does not infringe, any copyright, patent issued at least 60 days prior to the date hereof, trade secret or other proprietary right of any third party. To the Company's knowledge after reasonable inquiry under the circumstances, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. To the knowledge of the Company after reasonable inquiry under the circumstances, no Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms. All software included in the Company Intellectual Property Rights (excluding agreements listed on Schedule 2.12(b) and End-User Licenses) is original with the Company and has been either created by employees of the Company on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned or are under an obligation to assign all rights they may have had in such software to the Company.

  2.12 Agreements, Contracts and Commitments. Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

    (i) any collective bargaining agreements,

    (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

    (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

    (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company,

    (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

    (vi) any fidelity or surety bond or completion bond,

    (vii) any lease of personal property having a value individually in excess of $25,000,

    (viii) any agreement of indemnification or guaranty,

    (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

    (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000,

    (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

    (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
  (viii) hereof,

    (xiii) any purchase order or contract for the purchase of raw materials involving $25,000 or more,

    (xiv) any construction contracts,

    (xv) any distribution, joint marketing or development agreement,

    (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

    (xvii) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

  Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any
(i) agreement, contract or commitment required to be set forth on Schedule 2.12(a) that would result in a Material Adverse Effect on the Company and (ii) agreement, contract or commitment relating to the Company's Intellectual Property Rights, other than End-User Licenses (any such agreement, contract or commitment listed on Schedule 2.11(b) or 2.12(a) shall herein be referred to as a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

  2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

  2.14 Compliance with Laws. To the knowledge of the Company after reasonable inquiry under the circumstances, the Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

  2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened (nor is the Company aware of any reasonable basis therefor) against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

  2.16 Insurance. Schedule 2.16 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and such insurance policies and fidelity bonds contain provisions which are, to the knowledge of the Company, reasonable and customary in the Company's industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

  2.18 Environmental Matters.

  (a) HAZARDOUS MATERIAL. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released in violation of any law in effect on or before the Effective Time and applicable to the Company any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), which would, in either event, result in a Material Adverse Effect on the Company. No Hazardous Materials are present as a result of the actions of the Company in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased, which would, in either event, result in a Material Adverse Effect on the Company.

  (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law applicable to the Company and in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity applicable to the Company and in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in a manner, which would, in either event, result in a Material Adverse Effect on the Company

  (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

  (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

  2.19 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

  2.20 Employee Matters and Benefit Plans.

  (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
  (o) of the Code and the regulations thereunder;

    (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

    (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

    (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

    (vi) "IRS" shall mean the Internal Revenue Service;

    (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

    (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

  (b) SCHEDULE. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all material liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

  (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

  (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 406(i) of ERISA or Section 4975 through 4980 of the Code.

  (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

  (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

  (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

  (h) EFFECT OF TRANSACTION.

    (i) Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

  (i) EMPLOYMENT MATTERS. The Company (i) to the knowledge of the Company, is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

  (j) LABOR. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in
Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

  2.21 Employees. To the Company's knowledge after reasonable inquiry under the circumstances, no employee of the Company (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company as described in the Company's business plan dated October 17, 1996 or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

  2.22 Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

  2.23 Third Party Consents. Except as set forth on Schedule 2.23, no consent or approval is needed from any person or entity in order to consummate any of the transactions contemplated by this Agreement.

  2.24 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger (to the extent that such documents were prepared by or include information provided by the Company), contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective

Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub represent and warrant to the Company as follows:

  3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and its subsidiaries taken as a whole. Parent will, prior to the Closing, deliver to the Company a true and correct copy of its and Merger Sub's Certificate of Incorporation and Bylaws, respectively, each as amended to date.

  3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Parent and Merger Sub do not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under
(i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any agreement required to be filed as an exhibit to any registration statement or report filed with the SEC (as defined below) or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub, which would have a Material Adverse Effect on Parent and its subsidiaries taken as a whole. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any conflict), is required by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and federal, state or foreign anti-trust laws, (iii) such consents, waivers, authorizations, filings, approvals and registrations which are required to be obtained by the Company and (iv) such other consents, waivers, authorizations, filings, approvals and registrations, the absence of which could not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

  3.3 Capital Structure.

  (a) The authorized stock of Parent consists of 80,000,000 shares of Common Stock, of which 40,438,696 shares were issued and outstanding as of November 4, 1996, and 2,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

  (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable, and when issued in accordance with the terms of this Agreement, will be free and clear of any liens, claims, encumbrances or restrictions other than (i) liens or encumbrances created by or imposed upon the holders thereof or (ii) other than as required by Rule 145 promulgated under the Securities Act.

  3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") for all periods since January 1, 1996, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements; provided, however, the Parent may have restated or may restate one or more of the Parent Financial Statements to reflect acquisitions entered into subsequent to the respective dates thereof.

  3.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. Except as set forth in the SEC Documents or in Schedule 3.5, Parent is not aware of any other pending or threatened action, suit, proceeding, investigation or claim, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

  3.6 Restrictions on Business Activities. To the knowledge of Parent, there is no agreement, judgment, injunction, order or decree binding upon Parent that has or could reasonably have the effect of prohibiting or significantly impairing any business practice of Parent, any acquisition of property by Parent, or the continuation of the business of Parent and its subsidiaries, that would have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

  3.7 Conduct in the Ordinary Course. Since September 30, 1996, there has not occurred any amendments or changes in the Certificate of Incorporation or Bylaws of Parent or any agreement or arrangement made by Parent to do the same, except that the Bylaws were amended in October 1996 to increase the size of the Parent's Board of Directors by one member.

  3.8 Representations Complete. None of the representations or warranties made by Parent or Merger Sub, nor any statement made in any schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement, or furnished in connection with the Company's Registration Statement on Form S-4 as contemplated in Section 5.1 herein (to the extent that such documents were prepared by or include information provided by the Parent or Merger Sub, but excluding any information provided by the Company), contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstance under which made, not misleading.

                                  ARTICLE IV

                      Conduct Prior to the Effective Time

  4.1 Conduct of Business of the Company.

  (a) COMPANY CONDUCT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

    (i) Enter into any commitment, activity or transaction not in the ordinary course of business;

    (ii) Transfer to any person or entity any rights to any Company Intellectual Property Rights;

    (iii) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

    (iv) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

    (v) Commence any litigation;

    (vi) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

    (vii) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or upon exercise of the Warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

    (viii) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

    (ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

    (x) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

    (xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

    (xii) Grant any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 4.1(a)(xii));

    (xiii) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

    (xiv) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

    (xv) Take any action to accelerate the vesting of any restricted stock or any options, warrants or other rights to acquire shares of the capital stock of the Company;

    (xvi) Except as contemplated by this Agreement, pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $50,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or liabilities reflected or reserved against in the Company Financial Statements;

    (xvii) Make or change any material election in respect of Taxes other than in the ordinary course of business, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (xviii) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

    (xix) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

    (xx) Waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $25,000, in the aggregate;

    (xxi) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

    (xxii) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

    (xxiii) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(i) through (xxii) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  (b) PARENT CONDUCT. Parent shall promptly notify the Company of any event or occurrence which is not in the ordinary course of business of Parent and which is material and adverse to the business of Parent and its subsidiaries taken as a whole. Parent agrees to disclose to the Company prior to the Effective Time any material change in its capitalization as set forth in Section 3.3 hereto.

  4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions (each, an "Acquisition Proposal") with any party other than Parent and its designees:
(a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2, unless such disclosure has otherwise been made public in accordance with the terms of this Agreement.

                                   ARTICLE V

                             Additional Agreements

  5.1 Form S-4 Registration Statement; Other Filings.

  (a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC a Registration Statement on Form S-4. Parent will respond to any comments of the SEC, will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the date of this Agreement, Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, or any Other Filing or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or an other government officials, on the other hand, with respect to the Registration Statement, the Merger or any Other Filing. The Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or any Other Filing, Parent will promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, such amendment or supplement.

  (b) In the event that the Parent determines, with the consent of the Company (which consent shall not be unreasonably withheld), that in lieu of filing a Registration Statement on Form S-4 as provided above, the exemption from registration under Section 3(a)(10) of the Securities Act would be available, Parent and the Company shall prepare the necessary documentation to seek to obtain a permit (a "3(a)(10) Permit") from the Commissioner of the Department of Corporations of the State of California (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "California Securities Laws") so that the issuance of Parent Common Stock in the transactions contemplated by this Agreement shall be exempt from registration under Section 3(a)(10) of the Securities Act. The Company shall provide to Parent and its counsel for inclusion in the 3(a)(10) Permit application, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request. In the event that a 3(a)(10) Permit is not issued by the California Department of Corporations, or in the event the SEC has issued a no-action letter or made another determination in writing to the effect that in the opinion of the SEC the shares of Parent Common Stock issuable pursuant to the Merger in reliance on the 3(a)(10) Permit (the

"Merger Shares") are not tradeable pursuant to Rule 145(d) promulgated under the Securities Act (without the requirement of any holding period under Rule 144 promulgated under the Securities Act), Parent shall promptly file a registration statement on Form S-3 to register the Parent Common Stock issued pursuant to the Merger. Parent will, at its expense (excluding any broker fees and commissions), use its best efforts to have such registration statement become effective and to keep such registration statement effective for the lesser of two (2) years or until all such shares of Parent Common Stock have been sold, provided that upon notice from Parent to the stockholders of the Company receiving Parent Common Stock, such stockholders will forthwith discontinue the sale of their shares of Parent Common Stock for two 90-day periods during each 12-month period of the effectiveness of such registration statement.

  5.2 Stockholder Approval. Promptly following the effectiveness of the Form S-4 Registration Statement, or as promptly as practicable after the 3(a)(10) Permit has been obtained, as the case may be, the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by Delaware Law and its Certificate of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's stockholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

  5.3 Access to Information. Each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of its properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other nonpublic information. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, in accordance with the provisions of the Mutual Nondisclosure Agreement entered into between Parent and the Company dated as of November 15, 1996.

  5.5 Expenses. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") shall be borne by the party that incurred such Third Party Expenses. If the Merger is consummated, all reasonable Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all Third Party Expenses incurred by Parent or Merger Sub in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by Parent. All parties to this Agreement acknowledge and agree that the legal fees and expenses of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP in connection with the transactions contemplated hereby are being performed as counsel to the Company and shall be paid by the Company prior to the closing in the amount of $150,000 plus reasonable out-of-pocket expenses.

  5.6 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the NASD, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

  5.7 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

  5.8 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

  5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

  5.11 Certain Benefit Plans. Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefits programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time. For purposes of satisfying the terms and conditions of such programs, Parent shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company, provided that, with respect to benefit programs and plans provided by third parties, the terms of such plans and programs permit Parent to so credit the participants.

  5.12 Affiliate Agreements. Schedule 5.12 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit A. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

  5.13 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.14 Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly after the Closing Date.

  5.15 Company's Auditors. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, and (ii) the review of the Company's audit work papers since incorporation, including the examination of selected interim financial statements and data.

  5.16 Nasdaq Listing. On or before the Closing, Parent shall apply for the additional listing on the Nasdaq National Market of the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  5.17 Voting Agreements. Concurrently with the execution of this Agreement, the Company will cause all Affiliates to execute voting agreements in the form attached hereto as Exhibit E (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

  5.18 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

  5.19 Indemnification.

  (a) From and after the Effective Time, Parent and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's Certificate of Incorporation and Bylaws and Indemnification Agreements in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

  (b) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in each such case, proper provision shall be made so that such successors or assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.19.

                                  ARTICLE VI

                           Conditions to the Merger

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation.

    (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

    (c) TAX OPINIONS. Parent and the Company shall each have received substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

    (d) GOVERNMENTAL APPROVALS. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder, including the Parent's Registration Statement on Form S-4 being declared effective by the SEC, shall have been received.

    (e) NASDAQ NATIONAL MARKET LISTING. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

    (f) NO STOP ORDER. The SEC shall not have issued any stop order preventing the sale or issuance of any Common Stock of Parent.

  6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which do not have a Material Adverse Effect on Parent and Merger Sub as a whole; and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of each.

    (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

    (c) LEGAL OPINION. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, in substantially the form attached hereto as Exhibit B.

    (d) THIRD PARTY CONSENTS. Parent shall have obtained all consents required to consummate the transactions contemplated by this Agreement and all other consents in connection with the transactions contemplated hereby.

  6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which do not have a Material Adverse Effect on the Company; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company;

    (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

    (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

    (d) LEGAL OPINION. Parent shall have received a legal opinion from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit C.

    (e) AFFILIATE AGREEMENTS. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Parent an executed Affiliate Agreement in substantially the form of Exhibit A which shall be in full force and effect.

    (f) NO DISSENTERS. No holders of the outstanding shares of Company Capital Stock as of the date hereof (or any of their successors, assigns or transferees) shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

    (g) NON-COMPETITION AGREEMENTS. Each of the persons listed on Schedule 6.3(g) shall have executed and delivered to Parent a Non-Competition Agreement in substantially the form attached hereto as Exhibit D, and all of the Non-Competition Agreements shall be in full force and effect.

    (h) NO CASH DISTRIBUTIONS OR COMPENSATION ADJUSTMENTS. The Company shall have made no cash distributions or compensation adjustments since the date hereof other than such as are approved by the Parent in writing, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

    (i) VOTING AGREEMENTS. Each of the Company Affiliates shall, not later than contemporaneously with the execution and delivery of this Agreement, have executed and delivered to Parent a Voting Agreement in the form attached hereto as Exhibit E (the "Voting Agreement") covering all of the Company Capital Stock held by them.

    (j) EMPLOYMENT ACCEPTANCES. Each of the employees of the Company listed on Part A of Schedule 6.3(j) shall have accepted offers of employment from the Parent having substantially the form attached hereto as Exhibit F (the "Offers"), and the Company shall use its best efforts to have the employees of the Company listed on Part B of Schedule 6.3(j) accept such Offers.

    (k) WAIVER AND AMENDMENT AGREEMENT. Each of Stephen J. Kahn and Robert W. Warfield shall have executed and delivered a Waiver and Amendment Agreement in substantially the form attached hereto as Exhibit G.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  7.1 Termination. Except as provided in Section 7.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

    (a) by mutual consent of the Company and Parent;

    (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on February 28, 1997 (provided that the right to terminate this Agreement under this clause 7.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

  (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

    (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

    (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or contained in the Voting Agreements on the part of the Company's stockholders and (i) such breach has not been cured within twenty (20) business days after written notice to the Company (provided that, a five-business-day cure period shall be required for a breach of any Voting Agreement and no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

    (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) such breach has not been cured within twenty
  (20) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied.

  Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub and the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 5.4 and Article VII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  7.3 Termination Fee.

  (a) Parent shall immediately make payment to the Company of $5,000,000 in cash in the event Parent shall terminate this Agreement for any reason other than as permitted by paragraphs (a), (b), (c) and (d) of Section 7.1.

  (b) The payment of the fee described in 7.3(a) above shall be as liquidated damages and shall be in lieu of any damages incurred by the Company in the event of any breach of this Agreement by Parent.

  7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VIII

                              General Provisions

  8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)if to Parent or Merger Sub, to:

      Pure Atria Corporation
      1309 South Mary Avenue
      Sunnyvale, California 94087
      Attention: Chuck Bay
      Telephone No.: (408) 720-1600
      Facsimile No.: (408) 481-4734

      with a copy to:

      Wilson Sonsini Goodrich & Rosati, P.C.
      650 Page Mill Road
      Palo Alto, California 94304
      Attention: Mark A. Bertelsen, Esq.
      Telephone No.: (415) 493-9300
      Facsimile No.: (415) 493-6811

    (b)if to the Company, to:

      Integrity QA Software, Inc.
      1550 So. Bascom Avenue, Suite 380
      Campbell, California 95008
      Attention: Stephen J. Kahn
      Telephone No.: (408) 369-2251
      Facsimile No.: (408) 369-2255

      with a copy to:

      Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 600 Hansen Way, Second Floor
      Palo Alto, California 94304
      Attention: Steven M. Spurlock
      Telephone No.: (415) 843-0500
      Facsimile No.: (415) 843-0314

  8.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.4 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

  8.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  In Witness Whereof, Parent, Merger Sub and have executed this Agreement as of the date first above written.

Integrity QA Software, Inc.             Pure Atria Corporation



By: /s/ Stephen J. Kahn                 By: /s/ Reed Hastings
   ---------------------------------       ---------------------------------
   Name:  Stephen J. Kahn                  Name:  Reed Hastings
   Title: President and Chief              Title: President and Chief
          Executive Officer                       Executive Officer

                                        Delaware PAI Corp.


                                        By:  /s/ Charles J. Bay III
                                            ---------------------------------
                                            Name:  Charles J. Bay III
                                            Title: President

                                                                        ANNEX B

                                  SECTION 262

                       DELAWARE GENERAL CORPORATION LAW

                               APPRAISAL RIGHTS

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection 9 of (S)251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
  (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did no require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock an a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. 95, eff. 7-1-95.)

                                                                        ANNEX C

                                  CHAPTER 13
                      CALIFORNIA GENERAL CORPORATION LAW
                              DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
              SHAREHOLDER" DEFINED.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each Shareholder of such corporation entitled to vote on the transaction and each Shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the Shareholder holds shares to purchase for cash at their fair market value the shares owned by the Shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, or reverse stock split or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to five percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting Shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1302.

    (4) Which the dissenting Shareholder has submitted for endorsement, in accordance with Section 1301.

  (c) As used in this chapter, "dissenting Shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such Shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within ten (10) days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the Shareholder desires to exercise the Shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any Shareholder who has a right to require the corporation to purchase the Shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the Shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within thirty (30) days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the Shareholder.

  (c) The demand shall state the number and class of the shares held of record by the Shareholder which the Shareholder demands that the corporation purchase and shall contain a statement of what such Shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the Shareholder to sell the shares at such price.

SECTION 1302.  ENDORSEMENT OF SHARES.

  Within thirty (30) days alter the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the Shareholder, the Shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the Shareholder's certificates representing any shares which the Shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the Shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE--TIME FOR PAYMENT.

  (a) If the corporation and the Shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting Shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within thirty (30) days after the amount thereof has been agreed or within thirty (30) days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the Shareholder fail to agree upon the fair market value of the shares, then the Shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six (6) months after the date on which notice of the approval by the outstanding shares (Section
152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the Shareholder, but not thereafter, may file a complaint in the superior court of the proper county paying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION  1305.  APPRAISER'S REPORT--PAYMENT--COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within ten (10) days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting Shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

SECTION 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting Shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting Shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting Shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six (6) months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the Shareholder.

    (d) The dissenting Shareholder, with the consent of the corporation, withdraws the Shareholder's demand for purchase of the dissenting shares.

SECTION 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES.

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

  (a) No Shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the Shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any Shareholder of such party who has not demanded payment of cash for such Shareholder's shares pursuant to this chapter; but if the Shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the Shareholder shall not thereafter have any right to demand payment of cash for the Shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon ten (10) days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining Shareholder or the class of shareholders of which such Shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article X of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and
Article VII of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors.

  Commencing with the effectiveness of the Merger, the Registrant will either cause Integrity to, or will itself directly indemnify the current officers and directors of Integrity in accordance with Integrity's Bylaws in effect immediately before the Merger to any action or inaction by such person prior to the Merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (A) EXHIBITS

 EXHIBIT
 NUMBER
 -------
   2.1   Agreement and Plan of Reorganization between Registrant and Integrity
         QA Software, Inc. ("Integrity") dated as of November 17, 1996
         (included as Annex A to the Consent Solicitation Statement/Prospectus
         included as a part of this Registration Statement).
   2.2   Agreement and Plan of Reorganization among Registrant and QualTrak
         Corporation, dated February 17, 1995 (which is incorporated herein by reference to Registrant's Registration Statement on Form S-1,
         Registration No. 33-93254 ("Registrant's 1995 S-1")).
   2.3   Agreement and Plan of Reorganization, dated as of October 19, 1995, by and among Pure Software Inc., a Delaware corporation, Performix, Inc., a Maryland corporation, and Empower Acquisition Corp., a California corporation (which is incorporated herein by reference to Registrant's
         Current Report on Form 8-K filed December 5, 1995).
   2.4   Agreement of Merger filed on November 21, 1995 between Empower
         Acquisition Corp and Performix, Inc. (which is incorporated herein by reference to Registrant's Current Report on Form 8-K filed December 5,
         1995).
   2.5   Agreement and Plan of Reorganization dated as of June 6, 1996 among
         Registrant, CST Acquisition Corporation and Atria Software, Inc.
         (which is incorporated herein by reference to Registrant's Current
         Report on Form 8-K filed June 14, 1996).
   3.1   Restated Certificate of Incorporation of Registrant, as filed November
         21, 1995 (which is incorporated herein by reference to Registrant's
         Annual Report on Form 10-K filed March 29, 1996 ("Registrant's 1996
         10-K")).
   3.2   Bylaws of the Registrant (which is incorporated herein by reference to
         Registrant's 1995 S-1).
   4.1   Reference is made to Exhibits 3.1 and 3.2.
   4.2   Second Amended and Restated Investors' Rights Agreement among
         Registrant and the investors and the founders named therein, dated
         March 17, 1995 (which is incorporated herein by reference to
         Registrant's 1995 S-1).
   4.3   Amendment to the Series A Stock Purchase Agreement among Registrant and the investors named therein, dated March 17, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
   4.4   Warrant to Purchase Shares of Common Stock issued to De Anza
         Properties, L.P. ("De Anza") (which is incorporated herein by reference to Registrant's 1995 S-1).
   4.5   Specimen Common Stock Certificate (which is incorporated herein by reference to Registrant's 1995 S-1).
   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
   8.1   Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation
   8.2   Form of Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
         Hachigian, LLP

 EXHIBIT
 NUMBER
 -------
  10.2   The Registrant's 1992 Stock Option/Stock Issuance Plan (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.3   The Registrant's 1995 Stock Option Plan, as amended (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.4   The Registrant's Employee Stock Purchase Plan (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.5   The Registrant's Management by Objective Incentive Program (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.6   Office Lease, dated July 28, 1992, between Registrant and De Anza and
         Amendments to the Office Lease between Registrant and De Anza, dated
         January 15, 1993 and March 31, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.7*  Letter of agreement between Registrant and Empower K.K., dated
         November 17, 1994 (which is incorporated herein by reference to
         Registrant's 1995 S-1).
  10.8*  Internal Use Source License Agreement between Registrant and ParcPlace
         Systems, Inc., dated January 12, 1994 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.9*  Developer Program Terms and Conditions between Registrant and Silicon
         Graphics, Inc. and First Addendum thereto, dated June 20, 1994 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.10* Wind/U Software License Agreement between Bristol Technology Inc. and
         Registrant, dated January 9, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.11* Loan Agreement between Registrant and David E. Anderson, dated April
         17, 1995 (which is incorporated herein by reference to Registrant's
         1995 S-1).
  10.12  Form of Shrinkwrap License Agreements (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.13  License Agreement between Registrant and CenterLine Software Inc., dated August 8, 1994 (which is incorporated herein by reference to
         Registrant's 1995 S-1).
  10.14  Credit Terms and Conditions with Addendum, between Registrant and
         Imperial Bank and Promissory Note issued by Registrant thereunder, as amended, dated March 3, 1994 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.15* Security and Loan Agreement and ancillary documents thereto, between
         Registrant and Imperial Bank (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.16* Settlement and License Agreement between Registrant and Sun
         Microsystems, Inc., dated July 27, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.17  Stock Option Agreements dated as of June 6, 1996 between Registrant and Atria Software, Inc. (which is incorporated herein by reference to
         Registrant's Current Report on Form 8-K filed June 14, 1996).
  10.18  Pure Atria Corporation Employee Retention Policy (which is incorporated herein by reference to Registrant's Registration
         Statement on Form S-4, Registration No. 333-08695).
  10.19  Office Lease dated October 2, 1996 between Registrant and Tandem
         Computers Incorporated (which is incorporated herein by reference to
         Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 ("Registrant's 1996 Q3 10-Q")).
  10.20  Office Lease dated September 23, 1996 between Atria Software, Inc. and
         Advent Realty Limited Partnership (which is incorporated herein by reference to Registrant's 1996 Q3 10-Q).
  10.21  Letter Agreement dated August 26, 1996 between the Registrant and Aki
         Fukamura (which is incorporated herein by reference to Registrant's
         1996 Q3 10-Q).
  10.22  Amendment to Office Lease dated September 23, 1996, between Atria
         Software, Inc. and Advent Realty Limited Partnership (which is incorporated herein by reference to Registrant's 1996 Q3 10-Q).

 EXHIBIT
 NUMBER
 -------
    11.1 Computation of Pro Forma Net Income (Loss) Per Share.
    21.1 Subsidiaries of the Registrant.
    23.1 Report of KPMG Peat Marwick LLP on Schedule and Consent.
    23.2 Consent of Ernst & Young LLP.
    23.3 Consent of Price Waterhouse LLP.
    23.4 Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibits 5.1 and 8.1).
    23.5 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hatchigian,
         LLP (included in Exhibit 8.2).
    24.1 Power of Attorney (included in page II-4).
    99.1 Form of Written Consent of Stockholders of Integrity.

--------
* Confidential treatment has been previously granted for certain portions of these exhibits.

  (B) FINANCIAL STATEMENT SCHEDULES

Schedule II  Valuation and Qualifying Accounts

  All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

  (a)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 6TH DAY OF JANUARY 1997.

                                          PURE ATRIA CORPORATION

                                                       /s/ Chuck Bay
                                          By:__________________________________
                                                         CHUCK BAY
                                             VICE PRESIDENT, FINANCE AND CHIEF
                                              FINANCIAL OFFICER AND SECRETARY

                               POWER OF ATTORNEY

  KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reed Hastings, Chuck Bay and W. Geoffrey Stein and each of them, jointly and severally, as his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE 6TH DAY OF JANUARY 1997 IN THE CAPACITIES INDICATED:

              SIGNATURE                                   TITLE

          /s/ Reed Hastings               President and Chief Executive
_____________________________________      Officer and Director (principal
            REED HASTINGS                  executive officer)

            /s/ Chuck Bay                 Vice President, Finance, Chief
_____________________________________      Financial Officer and Secretary
              CHUCK BAY                    (principal accounting and financial
                                           officer)

         /s/ Paul H. Levine               Chairman of the Board of Directors
_____________________________________
           PAUL H. LEVINE

         /s/ Louis J. Volpe               Director
_____________________________________
           LOUIS J. VOLPE

        /s/ David A. Litwack              Director
_____________________________________
          DAVID A. LITWACK

       /s/ Thomas A. Jermoluk             Director
_____________________________________
         THOMAS A. JERMOLUK

        /s/ Larry W. Sonsini              Director
_____________________________________
          LARRY W. SONSINI

          /s/ Aki Fujimura                Director
_____________________________________
            AKI FUJIMURA

                                  SCHEDULE II

     PURE ATRIA CORPORATION AND SUBSIDIARIES (FORMERLY PURE SOFTWARE, INC.)
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                         BALANCE AT CHARGED TO CHARGED TO            BALANCE AT
                         BEGINNING  COSTS AND    OTHER                 END OF
                         OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS   PERIOD
                         ---------- ---------- ---------- ---------- ----------
Year Ended December 31,
 1993:
 Allowance for doubtful
 accounts
 and returns...........     $ --        315        --          (3)     $  312
Year Ended December 31,
 1994:
 Allowance for doubtful
 accounts
 and returns...........     $312        442        --        (162)     $  592
Year Ended December 31,
 1995:
 Allowance for doubtful
 accounts
 and returns...........     $592        829        --        (583)     $  838

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER
 -------
   2.1   Agreement and Plan of Reorganization between Registrant and Integrity
         QA Software, Inc. ("Integrity") dated as of November 17, 1996
         (included as Annex A to the Consent Solicitation Statement/Prospectus
         included as a part of this Registration Statement).
   2.2   Agreement and Plan of Reorganization among Registrant and QualTrak
         Corporation, dated February 17, 1995 (which is incorporated herein by reference to Registrant's Registration Statement on Form S-1,
         Registration No. 33-93254 ("Registrant's 1995 S-1")).
   2.3   Agreement and Plan of Reorganization, dated as of October 19, 1995, by and among Pure Software Inc., a Delaware corporation, Performix, Inc., a Maryland corporation, and Empower Acquisition Corp., a California corporation (which is incorporated herein by reference to Registrant's
         Current Report on Form 8-K filed December 5, 1995).
   2.4   Agreement of Merger filed on November 21, 1995 between Empower
         Acquisition Corp and Performix, Inc. (which is incorporated herein by reference to Registrant's Current Report on Form 8-K filed December 5,
         1995).
   2.5   Agreement and Plan of Reorganization dated as of June 6, 1996 among
         Registrant, CST Acquisition Corporation and Atria Software, Inc.
         (which is incorporated herein by reference to Registrant's Current
         Report on Form 8-K filed June 14, 1996).
   3.1   Restated Certificate of Incorporation of Registrant, as filed November
         21, 1995 (which is incorporated herein by reference to Registrant's
         Annual Report on Form 10-K filed March 29, 1996 ("Registrant's 1996
         10-K")).
   3.2   Bylaws of the Registrant (which is incorporated herein by reference to
         Registrant's 1995 S-1).
   4.1   Reference is made to Exhibits 3.1 and 3.2.
   4.2   Second Amended and Restated Investors' Rights Agreement among
         Registrant and the investors and the founders named therein, dated
         March 17, 1995 (which is incorporated herein by reference to
         Registrant's 1995 S-1).
   4.3   Amendment to the Series A Stock Purchase Agreement among Registrant and the investors named therein, dated March 17, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
   4.4   Warrant to Purchase Shares of Common Stock issued to De Anza
         Properties, L.P. ("De Anza") (which is incorporated herein by reference to Registrant's 1995 S-1).
   4.5   Specimen Common Stock Certificate (which is incorporated herein by reference to Registrant's 1995 S-1).
   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
   8.1   Form of Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation
   8.2   Form of Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
         Hachigian, LLP
  10.2   The Registrant's 1992 Stock Option/Stock Issuance Plan (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.3   The Registrant's 1995 Stock Option Plan, as amended (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.4   The Registrant's Employee Stock Purchase Plan (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.5   The Registrant's Management by Objective Incentive Program (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.6   Office Lease, dated July 28, 1992, between Registrant and De Anza and
         Amendments to the Office Lease between Registrant and De Anza, dated
         January 15, 1993 and March 31, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.7*  Letter of agreement between Registrant and Empower K.K., dated
         November 17, 1994 (which is incorporated herein by reference to
         Registrant's 1995 S-1).
  10.8*  Internal Use Source License Agreement between Registrant and ParcPlace
         Systems, Inc., dated January 12, 1994 (which is incorporated herein by reference to Registrant's 1995 S-1).

 EXHIBIT
 NUMBER
 -------
  10.9*  Developer Program Terms and Conditions between Registrant and Silicon
         Graphics, Inc. and First Addendum thereto, dated June 20, 1994 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.10* Wind/U Software License Agreement between Bristol Technology Inc. and
         Registrant, dated January 9, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.11* Loan Agreement between Registrant and David E. Anderson, dated April
         17, 1995 (which is incorporated herein by reference to Registrant's
         1995 S-1).
  10.12  Form of Shrinkwrap License Agreements (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.13  License Agreement between Registrant and CenterLine Software Inc., dated August 8, 1994 (which is incorporated herein by reference to
         Registrant's 1995 S-1).
  10.14  Credit Terms and Conditions with Addendum, between Registrant and
         Imperial Bank and Promissory Note issued by Registrant thereunder, as amended, dated March 3, 1994 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.15* Security and Loan Agreement and ancillary documents thereto, between
         Registrant and Imperial Bank (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.16* Settlement and License Agreement between Registrant and Sun
         Microsystems, Inc., dated July 27, 1995 (which is incorporated herein by reference to Registrant's 1995 S-1).
  10.17  Stock Option Agreements dated as of June 6, 1996 between Registrant and Atria Software, Inc. (which is incorporated herein by reference to
         Registrant's Current Report on Form 8-K filed June 14, 1996).
  10.18  Pure Atria Corporation Employee Retention Policy (which is incorporated herein by reference to Registrant's Registration
         Statement on Form S-4, Registration No. 333-08695).
  10.19  Office Lease dated October 2, 1996 between Registrant and Tandem
         Computers Incorporated (which is incorporated herein by reference to
         Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 ("Registrant's 1996 Q3 10-Q")).
  10.20  Office Lease dated September 23, 1996 between Atria Software, Inc. and
         Advent Realty Limited Partnership (which is incorporated herein by reference to Registrant's 1996 Q3 10-Q).
  10.21  Letter Agreement dated August 26, 1996 between the Registrant and Aki
         Fukamura (which is incorporated herein by reference to Registrant's
         1996 Q3 10-Q).
  10.22  Amendment to Office Lease dated September 23, 1996, between Atria
         Software, Inc. and Advent Realty Limited Partnership (which is incorporated herein by reference to Registrant's 1996 Q3 10-Q).
  11.1   Computation of Pro Forma Net Income (Loss) Per Share.
  21.1   Subsidiaries of the Registrant.
  23.1   Report of KPMG Peat Marwick LLP on Schedule and Consent.
  23.2   Consent of Ernst & Young LLP.
  23.3   Consent of Price Waterhouse LLP.
  23.4   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibits 5.1 and 8.1).
  23.5   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hatchigian,
         LLP (included in Exhibit 8.2).
  24.1   Power of Attorney (included in page II-4).
  99.1   Form of Written Consent of Stockholders of Integrity.

--------
* Confidential treatment has been previously granted for certain portions of these exhibits.